UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AVEO PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION—NOVEMBER 15, 2022

AVEO PHARMACEUTICALS, INC.

30 WINTER STREET

BOSTON, MASSACHUSETTS 02108

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

                , 2022

Dear Stockholders of AVEO Pharmaceuticals, Inc.:

You are cordially invited to attend a special meeting of the stockholders of AVEO Pharmaceuticals, Inc., a Delaware corporation (referred to as “AVEO,” the “Company,” “we,” “us” or “our”), to be held on                 ,                 , at                 , local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, 26th Floor, Boston, MA 02109 (the special meeting and any adjournments or postponements thereof, referred to as the “Special Meeting”).

We have entered into an Agreement and Plan of Merger (as it may be amended from time to time, referred to as the “Merger Agreement”), dated as of October 18, 2022, with LG Chem, Ltd., a corporation organized and existing under the laws of the Republic of Korea (referred to as “LG Chem”), and Acacia Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of LG Chem (referred to as “Merger Sub”). Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into AVEO, with AVEO surviving the merger as an indirect wholly owned subsidiary of LG Chem (referred to as the “Merger”).

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement (referred to as the “Merger Proposal”). The affirmative vote of the holders of a majority of the shares of AVEO common stock issued and outstanding and entitled to vote thereon as of the close of business on                 , 2022 (referred to as the “Record Date”) is required to approve the Merger Proposal. At the Special Meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to AVEO’s named executive officers that is based on or otherwise relates to the Merger (referred to as the “Merger Compensation Proposal”). At the Special Meeting, you will also be asked to consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (referred to as the “Adjournment Proposal”).

If the Merger is consummated, you will be entitled to receive $15.00 in cash, without interest, for each share of AVEO common stock that you own (unless you have properly exercised appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (referred to as “Section 262” and the “DGCL,” respectively), including, among other requirements, by not voting in favor of the Merger Proposal and do not thereafter fail to perfect, effectively withdraw or otherwise lose your appraisal rights). Such Merger Consideration (as defined below) represents a premium of approximately 43% over the AVEO common stock closing price of $10.48 on October 17, 2022, the last trading day before the public announcement that AVEO entered into the Merger Agreement.

The Board of Directors of AVEO (the “Board”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, AVEO and AVEO’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that AVEO’s stockholders adopt the Merger Agreement. The Board unanimously recommends that AVEO stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that AVEO stockholders vote “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement and is incorporated herein by reference. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the proxy statement, and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about AVEO from documents we file with the Securities and Exchange Commission (referred to as the “SEC”) from time to time.

Whether or not you plan to attend the Special Meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage prepaid envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of AVEO’s common stock entitled to vote thereon as of the Record Date.

If you have questions or need assistance voting your shares of AVEO common stock, please contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower,

Stamford, CT 06902,

AVEO.info@investor.morrowsodali.com

Call Collect: (203) 658-9400

or

Toll-Free (800) 662-5200

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,

Michael Bailey

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. This proxy statement is dated                 , 2022 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about                 , 2022.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION—NOVEMBER 15, 2022

AVEO PHARMACEUTICALS, INC.

30 Winter Street

Boston, Massachusetts 02108

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 ,

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of AVEO Pharmaceuticals, Inc., a Delaware corporation (referred to as “AVEO,” the “Company,” “we,” “us” or “our”), will be held on                 ,                 , at                 , local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, 26th Floor, Boston, MA 02109, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, referred to as the “Merger Agreement”), dated as of October 18, 2022, among LG Chem, Ltd., a corporation organized and existing under the laws of the Republic of Korea (referred to as “LG Chem”), Acacia Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of LG Chem (referred to as “Merger Sub”), and AVEO, pursuant to which Merger Sub will be merged with and into AVEO, with AVEO surviving the merger as an indirect wholly owned subsidiary of LG Chem (referred to as the “Merger”);

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to AVEO’s named executive officers that is based on or otherwise relates to the Merger; and

3.

To consider and vote on a proposal to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement at the time of the special meeting (the special meeting and any adjournments or postponements thereof, referred to as the “Special Meeting”).

Only stockholders of record as of the close of business on                 , 2022 (referred to as the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting (including at any adjournment or postponement thereof).

The Board unanimously recommends that you vote:

1.	“FOR” the proposal to adopt the Merger Agreement (referred to as the “Merger Proposal”);

2.

“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to AVEO’s named executive officers that is based on or otherwise relates to the Merger (referred to as the “Merger Compensation Proposal”); and

3.

“FOR” the proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (referred to as the “Adjournment Proposal”).

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot at the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal.

Under Delaware law, stockholders who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of AVEO common stock as determined by the Delaware Court of Chancery if the Merger (referred to as the “Delaware Court”) is consummated, but only if they submit a written demand for such an appraisal before the vote on the Merger Proposal and otherwise comply with the other Delaware law procedures summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Michael Bailey

President and Chief Executive Officer

Boston, Massachusetts
, 2022

YOUR VOTE IS VERY IMPORTANT!

If your shares are registered directly in your name: If you are a stockholder of record, you may grant a proxy to vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by granting a proxy through the Internet or by telephone. Each such method is generally available twenty four (24) hours a day and will ensure that your proxy to vote your shares is confirmed and posted immediately. To grant a proxy to vote your shares:

1.	BY INTERNET

a.	Go to the website at www.proxypush.com/AVEO, twenty (24) hours a day, seven (7) days a week, until 11:59 p.m. Eastern Time on , , the day preceding the Special Meeting.

b.	Please have your proxy card available to verify your identity and create an electronic proxy.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-866-230-6355, twenty four (24) hours a day, seven (7) days a week, until 11:59 p.m. Eastern Time on , , the day preceding the Special Meeting.

b.	Please have your proxy card available to verify your identity.

c.	Follow the simple instructions provided.

3.	BY MAIL

a.	Mark, sign and date your proxy card.

b.	Return it prior to 11:59 p.m. Eastern Time on , , the day preceding the Special Meeting, in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee: You will receive instructions on how to vote from the bank, broker or other nominee. You must follow the instructions of such bank, broker or other nominee in order for your shares to be voted. Telephone and Internet voting instructions also may be offered to stockholders owning shares through certain banks and brokers. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares in your account. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting, including the Merger Proposal, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you hold your shares through a bank, broker or other nominee, you must obtain from such nominee a valid “legal proxy” issued in your name in order to vote in person at the Special Meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or require assistance in submitting your proxy or voting your shares of AVEO common stock, please contact our proxy solicitor or us by using the contact information provided below:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower,

Stamford, CT 06902,

AVEO.info@investor.morrowsodali.com

Call Collect: (203) 658-9400

or

Toll-Free (800) 662-5200

or

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

Attn: Corporate Secretary

Call: (857) 400-0101

i

ii

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the special meeting (together with any adjournments or postponements thereof, referred to as the “Special Meeting”), the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, pursuant to which Merger Sub (as defined below) will be merged with and into AVEO (as defined below), with AVEO surviving the merger as an indirect wholly owned subsidiary of LG Chem (as defined below) (referred to as the “Merger”). Please refer to the “Summary” beginning on page 13 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “AVEO,” “we,” “our,” “us,” the “Company” and similar words in this proxy statement refer to AVEO Pharmaceuticals, Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to LG Chem, Ltd. as “LG Chem” and Acacia Acquisition Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of October 18, 2022, as it may be amended from time to time, among LG Chem, Merger Sub and AVEO, as the “Merger Agreement.”

Q:	Why am I receiving these materials?

A:

On October 18, 2022, AVEO entered into the Merger Agreement providing for the merger of Merger Sub, an indirect wholly owned subsidiary of LG Chem, with and into AVEO, with AVEO surviving the merger as an indirect wholly owned subsidiary of LG Chem. The Board of Directors of AVEO (referred to as the “Board”) is furnishing this proxy statement and form of proxy card to the holders of AVEO common stock as of the Record Date (as defined below) in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of AVEO by LG Chem pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the holders of a majority of the shares of AVEO common stock issued and outstanding and entitled to vote thereon as of the Record Date (as defined below) and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will be merged with and into AVEO, with AVEO surviving the Merger as an indirect wholly owned subsidiary of LG Chem. As a result of the Merger, AVEO common stock will no longer be publicly traded and will be delisted from the Nasdaq Capital Market (referred to as “Nasdaq”). In addition, AVEO common stock will be deregistered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and AVEO will no longer file periodic reports with the U.S. Securities and Exchange Commission (referred to as the “SEC”).

Q:	What will I receive if the Merger is consummated?

A:

Upon consummation of the Merger, you will be entitled to receive $15.00 in cash, without interest (referred to as the “Merger Consideration”), for each share of AVEO common stock that you own as of the Effective Time (as defined below), unless you have properly exercised and not failed to perfect, effectively withdrawn or otherwise lost your right to appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”). For example, if you own 100 shares of AVEO common stock as of the Effective Time, you will receive $1,500.00 in cash in exchange for your shares of AVEO common stock (less any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation or in LG Chem as a result of the Merger.

Q:

How does the Merger Consideration compare to the unaffected market price of AVEO common stock prior to the public announcement that AVEO entered into the Merger Agreement? How does the Merger Consideration compare to the market price of AVEO common stock as of a recent trading date?

The Merger Consideration represents a premium of approximately 43% over the closing price of AVEO common stock on Nasdaq of $10.48 on October 17, 2022, the last trading day before the public announcement that AVEO entered into the Merger Agreement. On                 , 2022, the last practicable day before the printing of this proxy statement, the closing price of AVEO common stock on Nasdaq was $                 per share. You are encouraged to obtain current market quotations for AVEO common stock.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on , at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, 26th Floor, Boston, MA 02109, at , local time.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on the following proposals:

•	To adopt the Merger Agreement (referred to as the “Merger Proposal”);

•

To approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to AVEO’s named executive officers that is based on or otherwise relates to the Merger (referred to as the “Merger Compensation Proposal”); and

•

To approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement at the time of the Special Meeting (referred to as the “Adjournment Proposal”).

Q:	Who is entitled to vote at the Special Meeting?

A:

Only holders of record of AVEO common stock as of the close of business on                 , 2022 (referred to as the “Record Date”) will be entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, there were                  shares of AVEO common stock issued and outstanding. Each outstanding share of AVEO common stock on that date will entitle its holder to one vote, in person or by proxy, on all matters to be voted on at the Special Meeting.

Q:	What vote is required to approve the Merger Proposal?

A:

The affirmative vote of the holders of a majority of the shares of AVEO common stock issued and outstanding and entitled to vote thereon as of the Record Date is required to approve the Merger Proposal.

The failure to grant a proxy to vote your shares of common stock by submitting a signed proxy card, granting a proxy electronically over the Internet or by telephone or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of AVEO common stock on the Merger Proposal may result in a broker non-vote resulting in the same effect as a vote “AGAINST” the Merger Proposal. Abstentions by you or your bank, broker or other nominee will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:

What factors did the Transaction Committee and the Board consider in deciding to enter into the Merger Agreement and recommending the approval of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal?

A:

The committee of the Board established on April 29, 2022 (the “Transaction Committee”), in reaching its decision to unanimously recommend that the Board approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that our stockholders approve the Merger Proposal consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, as well as other alternatives. The Board, in reaching its decision to unanimously approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that our stockholders approve the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal took into account the unanimous recommendation of the Transaction Committee with respect to the Merger Proposal and also consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, as well as other alternatives. For a more detailed description of these factors, see “The Merger—Recommendations of the Transaction Committee and the Board and Reasons for the Merger” beginning on page 47 of this proxy statement.

Q:	What is a quorum and how many shares are needed to constitute a quorum?

A:

A quorum of stockholders is the presence of stockholders holding the minimum number of shares necessary to transact business at the Special Meeting. The holders of a majority of the voting power of the issued and outstanding shares entitled to vote at the Special Meeting, either present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present, then under our second amended and restated bylaws, either (i) the stockholders present at the Special Meeting in person or represented by proxy and entitled to vote, or (ii) the chairperson of the Special Meeting, may each adjourn the meeting, and it will not be necessary to notify any stockholder of any adjournment of less than thirty (30) days if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

If you submit a signed proxy card, grant a proxy electronically over the Internet or by telephone, or if you attend the Special Meeting (regardless of whether you indicate how you wish to vote), your shares of AVEO common stock will be counted for purposes of determining the presence of a quorum. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of AVEO common stock on all proposals to be brought before the Special Meeting will result in such shares not being counted for purposes of determining the presence of a quorum. If you hold your shares in “street name,” and provide instructions to your bank, broker or other nominee on how to vote your shares of AVEO common stock on one or more proposals to be brought before the Special Meeting, your shares will be counted for purposes of determining the presence of a quorum. Abstentions by you or your bank, broker or other nominee will be counted for purposes of determining the presence of a quorum.

Q:	What vote is required to approve the Merger Compensation Proposal?

A:

If a quorum is present at the Special Meeting, the affirmative vote of the holders of shares of AVEO common stock having a majority in voting power of the votes cast by the holders of all shares of AVEO common stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively on such matter is required to approve the Merger Compensation Proposal.

Assuming a quorum is present at the Special Meeting, the failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the Special Meeting will not have any effect on the Merger Compensation Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares on the Merger Compensation Proposal may result in a broker non-vote. Broker non-votes, if any, will not have any effect on the Merger Compensation Proposal and abstentions by you or your bank, broker or other nominee will not have any effect on the Merger Compensation Proposal, in each case assuming a quorum is present at the Special Meeting.

Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on either AVEO or LG Chem. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of AVEO’s stockholders on the Merger Compensation Proposal.

Q:	What vote is required to approve the Adjournment Proposal?

A:

If a quorum is present at the Special Meeting, the affirmative vote of the holders of AVEO common stock having a majority in voting power of the votes cast by the holders of all shares of AVEO common stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively on such matter is required to approve the Adjournment Proposal.

Assuming that a quorum is present at the Special Meeting, the failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the Special Meeting will not have any effect on the Adjournment Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares on the Adjournment Proposal may result in a broker non-vote on such proposal. Broker non-votes, if any, will not have any effect on the Adjournment Proposal and abstentions by you or your bank, broker or other nominee will not have any effect on the Adjournment Proposal, in each case assuming that a quorum is present at the Special Meeting.

Q:	How does the Board recommend that I vote?

A:

The Board, after considering the various factors described under “The Merger—Recommendations of the Transaction Committee and the Board and Reasons for the Merger” beginning on page 47 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, AVEO and AVEO’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that AVEO’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference and refer to in this proxy statement carefully and consider how the Merger affects you, and then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically on the Internet or by telephone, so that your shares can be present and voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	How do I vote?

A:

If you are a stockholder of record (that is, if your shares of AVEO common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A. (referred to as “Computershare”)), there are four ways to cause your shares to be voted at the Special Meeting:

•	by attending the Special Meeting and voting in person by ballot;

•	by visiting the Internet at the address on your proxy card and granting your proxy;

•	by calling toll-free (within the United States or Canada) the phone number on your proxy card and granting your proxy; or

•	by completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal.

A control number, located on your proxy card, is designed to verify your identity and allow you to grant a proxy to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when granting a proxy electronically over the Internet or by telephone. Please be aware that, although there is no charge for granting a proxy to vote your shares, if you grant a proxy electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible. Even if you plan to attend the Special Meeting in person, you are strongly encouraged to grant a proxy to vote your shares of common stock.

If your shares are held in “street name” through a bank, broker or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by or on behalf of AVEO.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of such shares of AVEO common stock and are considered to hold them in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.

Q:	Will my shares of AVEO common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold as the stockholder of record?

A:

No. Because any shares of AVEO common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of AVEO common stock you hold as the stockholder of record, any shares of AVEO common stock held in “street name” will not be combined for voting purposes with the shares of AVEO common stock you hold as the stockholder of record. Similarly, if you own shares of AVEO common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of AVEO common stock because they are held in a different form of record ownership. Shares of AVEO common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of AVEO common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	If I hold my shares of AVEO common stock in “street name,” will my bank, broker or other nominee vote my shares for me on the proposals to be considered at the Special Meeting?

A:

Not without your direction. Your bank, broker or other nominee will only be permitted to vote your shares of AVEO common stock on any “non-routine” proposal if you instruct your bank, broker or other nominee on how to vote. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your bank, broker or other nominee on how to vote your shares of AVEO common stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your bank, broker or other nominee on how you wish to vote your shares.

You should follow the procedures provided by your bank, broker or other nominee to instruct them, as applicable, to vote your shares of AVEO common stock. Without such instructions, a broker non-vote may result, and your shares will not be voted at the Special Meeting on any matter as to which you have not given instructions. The failure to instruct your broker on to how vote your shares on the Merger Proposal will have the same effect as if you voted “AGAINST” the Merger Proposal.

Q:	What happens if I do not vote?

A:

The required vote to approve the Merger Proposal is based on the total number of shares of AVEO common stock issued and outstanding as of the close of business on the Record Date, not just the shares that are voted at the Special Meeting. If you do not vote in person or by proxy, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time by:

•

delivering a written notice of revocation of your proxy to our Corporate Secretary at AVEO Pharmaceuticals, Inc., Attention: Corporate Secretary, 30 Winter Street, Boston, Massachusetts 02108 prior to 11:59 pm Eastern Time on                 ,                 , the day preceding the Special Meeting;

•

signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same shares of AVEO common stock and returning it to us by mail prior to 11:59 pm Eastern Time on                 ,                 , the day preceding the Special Meeting;

•	submitting a new proxy by telephone or Internet prior to 11:59 pm Eastern Time on , , the day preceding the Special Meeting; or

•	attending the Special Meeting and voting in person (simply attending the Special Meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of common stock in “street name,” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you should contact your bank, broker or other nominee for instructions regarding how to change or revoke your vote. You may also vote in person at the Special Meeting if you obtain a valid “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person (referred to as a “proxy”) to vote your shares of AVEO common stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of AVEO common stock is called a “proxy card.” The Board has designated each of Michael Bailey and Erick Lucera, with full power of substitution, as proxies for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to grant a proxy to vote your shares, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All stockholders of AVEO as of the Record Date may attend the Special Meeting and vote in person. Stockholders will need to present proof of ownership of AVEO common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting. Even if you plan to attend the Special Meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or grant a proxy electronically over the Internet or via telephone to ensure that your shares will be represented at the Special Meeting. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.

Q:	What happens if I sell or otherwise transfer my shares of AVEO common stock before consummation of the Merger?

A:

If you sell or transfer your shares of AVEO common stock before consummation of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of AVEO common stock through consummation of the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of AVEO common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies AVEO in writing of such special arrangements, you will transfer the right to receive the Merger

Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of AVEO common stock, but you will have retained your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of AVEO common stock after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or grant a proxy via the Internet or telephone.

Q:	How will I receive the Merger Consideration to which I am entitled, if the Merger is consummated?

A:

If you hold your shares of common stock in certificated form, you will receive a letter of transmittal shortly after the Merger is consummated instructing you how to surrender your stock certificates, to an exchange agent to be designated by LG Chem in order to receive the Merger Consideration to which you are entitled. Please do not send in your stock certificates now. If you hold your shares of common stock in book-entry form but not through the Depository Trust Company (referred to as “DTC”), you will receive instructions regarding delivery of an “agent’s message” with respect to such book-entry shares. If your shares of AVEO common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Q:	I do not know where my stock certificate is. How will I get the Merger Consideration for my shares?

A:

If the Merger is consummated, the transmittal materials you will receive after the consummation of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to post a bond as indemnity against any potential loss.

Q:	When do you expect the Merger to be consummated?

A:

Consummation of the Merger is subject to various closing conditions, including, among others, adoption of the Merger Agreement by the holders of a majority of the shares of AVEO common stock issued and outstanding and entitled to vote thereon as of the Record Date, the expiration or termination of the required waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), receipt of CFIUS Approval (as defined below), and certain other conditions. For a more detailed description of the parties obligations to consummate the Merger, including the parties obligations to obtain the necessary regulatory approval, see “The Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Merger” beginning on page 91 of this proxy statement.

We currently anticipate that the Merger will be consummated in early 2023, assuming satisfaction or waiver of all of the conditions to the Merger. However, it is possible, including as a result of factors outside the control of AVEO and LG Chem, that the Merger will be consummated at a later time or not at all.

Q:	What effects will the Merger have on AVEO?

A:

Our common stock is currently registered under the Exchange Act and is listed on Nasdaq under the symbol “AVEO.” As a result of the Merger, AVEO will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of LG Chem. As soon as reasonably practicable following the consummation of the Merger, our common stock will cease trading on and be delisted from Nasdaq and will be deregistered under the Exchange Act, and AVEO will no longer be required to file periodic reports with the SEC.

Q:	Why am I being asked to vote on the Merger Compensation Proposal?

A:

In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q:	What will happen if the stockholders do not approve the Merger Compensation Proposal at the Special Meeting?

A:

Approval of the Merger Compensation Proposal is not a condition to the completion of the Merger. In addition, the vote with respect to the Merger Compensation Proposal is on an advisory basis and will not be binding on AVEO or LG Chem. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of AVEO’s stockholders on the Merger Compensation Proposal.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding shares of AVEO common stock entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, AVEO stockholders will not receive any payment for their shares of AVEO common stock pursuant to the Merger Agreement. Instead, AVEO will remain a public company, AVEO common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and AVEO will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay LG Chem a termination fee of $20.4 million upon the termination of the Merger Agreement as described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 103 of this proxy statement.

Q:	Do any directors or executive officers have interests in the Merger that may differ from those of AVEO stockholders generally?

A:

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these potential interests and considered them, among other matters, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by our stockholders. For a description of the potential interests of our directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of AVEO in the Merger” beginning on page 66 of this proxy statement.

Q:	Who will count the votes obtained at the Special Meeting?

A:	The votes will be counted by the inspector of election appointed for the Special Meeting.

Q:	Where can I find the voting results of the Special Meeting?

A:

We intend to publish final voting results in a Current Report on Form 8-K that we will file with the SEC within four (4) business days following the Special Meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 115 of this proxy statement.

Q:	Is the Merger expected to be taxable to me?

A:

Yes. The exchange of shares of AVEO common stock for cash pursuant to the Merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the Merger) who exchanges shares of AVEO common stock for cash in the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the material U.S. federal income tax consequences of the Merger. Because individual circumstances may differ, you should also consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or foreign taxes.

Q:	What will the holders of AVEO equity awards receive if the Merger is consummated?

A:

Effective as of immediately prior to the Effective Time, each option to purchase shares of AVEO common stock that is outstanding and unexercised immediately prior thereto will be cancelled and converted into the right to receive an amount in cash, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such stock option and (ii) the number of shares of AVEO common stock underlying such option, less any applicable withholding taxes.

For additional information regarding the treatment of AVEO equity awards, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 81 of this proxy statement.

Q:	What will happen to the AVEO Amended and Restated 2010 Employee Stock Purchase Plan if the Merger is consummated?

A:

The Merger Agreement provides that, except for the offering period under AVEO’s Amended and Restated 2010 Employee Stock Purchase Plan (referred to as the “ESPP”) that was in effect on October 18, 2022 and expires on December 14, 2022 (referred to as the “Final Offering Period”), no new offering periods under the ESPP have commenced or will commence following October 18, 2022, there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of October 18, 2022, and no individuals will be permitted to commence participation in the ESPP following October 18, 2022. If the Effective Time occurs during the Final Offering Period, such offering period shall automatically terminate and accumulated payroll deductions shall, in AVEO’s sole discretion, be (i) returned to participants or (ii) used to purchase shares of AVEO common stock, in each case, pursuant to the terms and conditions of the ESPP immediately prior to the Effective Time. The Final Offering Period is expected to expire prior to the Effective Time, but, in the event that it does not, AVEO currently expects that it would elect to have such accumulated payroll deductions used to purchase shares of AVEO common stock, pursuant to the terms and conditions of the ESPP immediately prior to the Effective Time. For additional information regarding the ESPP, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 81 of this proxy statement.

Q:	Am I entitled to appraisal rights instead of receiving the Merger Consideration for my shares of common stock under the DGCL?

A:

Yes. Holders of AVEO common stock immediately prior to the Effective Time are entitled to appraisal rights under Section 262 of the DGCL (referred to as “Section 262”) in connection with the Merger if they take certain actions and satisfy the conditions set forth in Section 262 of the DGCL. Under the DGCL, stockholders and beneficial owners who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares of AVEO common stock as determined by the Delaware Court of Chancery (referred to as the “Delaware Court”) if the Merger is consummated, but only if they comply fully with all applicable requirements of Section 262 of the DGCL. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Merger Consideration. Any stockholder or beneficial owner intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to AVEO before the vote on the adoption of the Merger Agreement is taken and must not vote or otherwise submit a proxy to vote in favor of adoption of the Merger Agreement. Because any proxy that is submitted without an indication as to how you wish to vote will be voted “FOR” the Merger Proposal, if you wish to exercise appraisal rights or preserve your right to do so, any proxy submitted by you must provide instructions to vote “AGAINST” or “ABSTAIN” on the Merger Proposal. Failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “The Merger—Appraisal Rights” beginning on page 70 of this proxy statement.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if your shares of common stock are held in more than one brokerage account or are registered differently, you will receive more than one proxy card or voting instruction card. Please complete, date, sign and return (or grant a proxy to vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to ensure that all of your shares of AVEO common stock are voted.

Q:	What is householding and how does it affect me?

A:

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of shares of AVEO common stock held through brokerage firms. If your family has multiple accounts holding shares of AVEO common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:

If you have any more questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or enclosed proxy card, or require assistance in submitting your proxy or voting your shares of AVEO common stock, please contact our proxy solicitor or us at the contact information provided below:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower,

Stamford, CT 06902,

AVEO.info@investor.morrowsodali.com

Call Collect: (203) 658-9400

or

Toll-Free (800) 662-5200

or

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

Attn: Corporate Secretary

Call: (857) 400-0101

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 115 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement and incorporated herein by reference.

The Companies (page 24)

AVEO Pharmaceuticals, Inc.

AVEO is a Delaware corporation with principal executive offices located at 30 Winter Street, Boston, Massachusetts 02108, telephone number (857) 400-0101. AVEO is a commercial stage, oncology-focused biopharmaceutical company committed to delivering medicines that provide a better life for patients with cancer. The common stock of AVEO is listed on Nasdaq under the symbol “AVEO.” See “The Companies—AVEO Pharmaceuticals, Inc.” beginning on page 24 of this proxy statement.

Additional information about AVEO is contained in certain of its public filings that are incorporated herein by reference. See “Where You Can Find More Information” beginning on page 115 of this proxy statement.

LG Chem, Ltd.

LG Chem is a corporation organized and existing under the laws of the Republic of Korea with principal executive offices located at 128, Yeoui-daero, Yeongdeungpo-g, Seoul, Republic of Korea, telephone number +82-2-6987-4030. LG Chem is a South Korean chemicals company publicly-traded on the Korea Exchange. See “The Companies—LG Chem, Ltd.” beginning on page 24 of this proxy statement.

Acacia Acquisition Sub, Inc.

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of LG Chem, with a registered office located at 1209 Orange Street, Wilmington, Delaware 19801, telephone number +82-2-6987-4030. Merger Sub was formed solely for the purpose of effecting the Merger and the transactions contemplated by the Merger Agreement. See “The Companies— Acacia Acquisition Sub, Inc.” beginning on page 24 of this proxy statement.

The Special Meeting (page 25)

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be voted at a Special Meeting of AVEO stockholders to be held on                 ,                 , at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, 26th Floor, Boston, MA 02109, at                 , local time.

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Merger Compensation Proposal and (iii) the Adjournment Proposal.

The Merger Proposal (page 106)

You will be asked to consider and vote upon the proposal to adopt the Merger Agreement. The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into AVEO, with AVEO surviving the Merger as an indirect wholly owned subsidiary of LG Chem and that, at the Effective Time and as a result of the Merger, each share of AVEO common stock issued and outstanding immediately prior to the Effective Time (other than shares held by AVEO, LG Chem, any subsidiary of LG Chem, or any stockholder who has properly exercised his, her or its appraisal rights) will be automatically cancelled and converted into the right to receive the Merger Consideration.

Following the Merger, AVEO common stock will no longer be publicly listed and traded on Nasdaq, and existing AVEO stockholders will cease to have any ownership interest in AVEO.

Record Date; Shares Entitled to Vote; Quorum (page 25)

You are entitled to receive notice and to vote at the Special Meeting if you owned shares of AVEO common stock as of the close of business on the Record Date for the Special Meeting.

A quorum of stockholders is necessary to transact business at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares entitled to vote at the Special Meeting, will constitute a quorum at the Special Meeting, permitting AVEO to transact business at the Special Meeting.

Vote Required to Approve the Merger (page 26)

Each share of AVEO common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

Approval of the Merger Proposal requires the holders of a majority of the shares of AVEO common stock issued and outstanding and entitled to vote thereon as of the Record Date to vote “FOR” the Merger Proposal. A failure to vote your shares of common stock or an abstention from voting for the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

As of the Record Date, there were                  shares of AVEO common stock outstanding and entitled to vote at the Special Meeting.

Recommendations of the Transaction Committee and the Board and Reasons for the Merger (page 47)

The Board, after considering various factors more fully described under “The Merger—Recommendations of the Transaction Committee and the Board and Reasons for the Merger” beginning on page 47 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, AVEO and AVEO’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that AVEO’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that AVEO stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that AVEO stockholders vote “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

Opinion of Moelis & Company LLC (page 54)

AVEO retained Moelis & Company LLC (“Moelis”) to act as its exclusive financial advisor in connection with the Merger. At the meeting of the Board on October 17, 2022 to evaluate and consider approval of the Merger Agreement and the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated October 17, 2022, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in the opinion, the Merger Consideration of $15.00 per share to be received by holders of AVEO Common Stock (other than LG Chem and its affiliates, together, the “Excluded Holders”) in the Merger was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion dated October 17, 2022, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion was limited solely to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of AVEO common stock (other than the Excluded Holders) in the Merger, and does not address AVEO’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to AVEO. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

For a further discussion of Moelis’ opinion, see “The Merger — Opinion of Moelis & Company LLC” beginning on page 54.

Certain Effects of the Merger on AVEO (page 34)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into AVEO, with AVEO surviving as an indirect wholly owned subsidiary of LG Chem. Throughout this proxy statement, we use the term “surviving corporation” to refer to AVEO as the surviving corporation following the Merger. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

The effective time of the Merger (referred to as the “Effective Time”) will occur, if it occurs, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as we and LG Chem may agree in writing and specify in such certificate of merger). Throughout this proxy statement, we use the term “Closing Date” to refer to the date on which the closing of the Merger occurs.

Effect on AVEO if the Merger is Not Consummated (page 34)

If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding shares of AVEO common stock entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, AVEO stockholders will not receive any payment for their shares of AVEO common stock pursuant to the Merger Agreement. Instead, AVEO will remain a public company, AVEO common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and AVEO will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, AVEO may be required to pay LG Chem a termination fee, as described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 103 of this proxy statement.

Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Merger Consideration (page 35)

In the Merger, each outstanding share of AVEO common stock (other than Cancelled Shares and Dissenting Shares, each as defined below) will be converted into the right to receive the Merger Consideration. As of the Effective Time, all shares of AVEO common stock converted into the right to receive the Merger Consideration will automatically be cancelled, and will cease to exist, and each holder of a share represented by a certificate (referred to as “Certificates”) or uncertificated shares of AVEO common stock (referred to as “Uncertificated Shares”), which immediately prior to the Effective Time represented shares of AVEO common stock, will cease to have any rights with respect to such shares of AVEO common stock other than the right to receive the Merger Consideration.

As described further under “The Merger Agreement—Payment for AVEO Common Stock” beginning on page 82 of this proxy statement, on the Closing Date, LG Chem will deposit or cause to be deposited cash in an amount necessary to pay the aggregate Merger Consideration with an agent appointed by LG Chem and reasonably acceptable to AVEO (referred to as the “exchange agent”) (which amount will not include any amounts payable to the holders of AVEO equity awards, which amounts will be paid through the payroll system of the surviving corporation). Promptly after consummation of the Merger, holders of Certificates will receive a letter of transmittal instructing them to send their Certificates to the exchange agent in order to receive the Merger Consideration for each share of AVEO common stock represented by such Certificates.

At the Effective Time, any shares of AVEO common stock held, in each case immediately prior to the Effective Time, by AVEO as treasury stock, by LG Chem, by Merger Sub or by any direct or indirect wholly-owned subsidiary of AVEO, LG Chem or Merger Sub (referred to as “Cancelled Shares”) will automatically be cancelled and will cease to exist, and no consideration or payment will be delivered in exchange for such shares.

Further, any shares of AVEO common stock owned by stockholders who did not vote in favor of approving the Merger Proposal and who are entitled to demand and have properly exercised appraisal rights in respect of such shares in accordance with all applicable provisions of Section 262 of the DGCL and do not thereafter fail to perfect, validly withdraw, or otherwise lose their appraisal rights under Delaware law (referred to as “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and the holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL. See “The Merger—Appraisal Rights” beginning on page 70 of this proxy statement.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an AVEO stockholder as a result of the Merger (except that any holder of Dissenting Shares will have those rights granted under Section 262), nor will you be entitled to receive any shares in LG Chem or the surviving corporation.

Treatment of AVEO Equity Awards (page 81)

Under the Merger Agreement, each Company stock option outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such stock option and (ii) the number of shares of common stock underlying such option, less any applicable withholding taxes.

Treatment of the ESPP (page 81)

The Merger Agreement provides that AVEO will take all actions as may be necessary to ensure that, except for the Final Offering Period, no new offering periods under the ESPP have commenced or will commence following October 18, 2022, there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of October 18, 2022, and no individuals will be permitted to commence participation in the ESPP following October 18, 2022. If the Effective Time occurs during the Final Offering Period, such offering period shall automatically terminate and accumulated payroll deductions shall, in AVEO’s sole discretion, be (i) returned to participants or (ii) used to purchase shares of AVEO common stock, in each case, pursuant to the terms and conditions of the ESPP immediately prior to the Effective Time. The Final Offering Period is expected to expire prior to the Effective Time, but, in the event that it does not, AVEO currently expects that it would elect to have such accumulated payroll deductions used to purchase shares of AVEO common stock, pursuant to the terms and conditions of the ESPP immediately prior to the Effective Time. For additional information regarding the ESPP, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 81 of this proxy statement.

Interests of the Directors and Executive Officers of AVEO in the Merger (page 66)

In considering the recommendation of the Board with respect to the Merger Proposal, our stockholders should be aware that members of the Board and AVEO’s executive officers may have various interests in the Merger that may be in addition to, or different from, the interests of AVEO stockholders generally. The members of the Board were aware of these potential interests and considered them at the time they approved the Merger Agreement and in making their recommendation that the AVEO stockholders adopt the Merger Agreement. These potential interests include, but may not be limited to:

•

each member of the Board and each of AVEO’s executive officers holds outstanding AVEO equity awards. All such equity awards outstanding as of the date of this proxy statement will be cancelled and converted into the right to receive an amount in cash (if any) at the Effective Time, as described under the section entitled “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 81;

•

each of AVEO’s executive officers is a participant in AVEO’s executive severance and change in control benefits plan which provides for severance payments and benefits upon a qualifying termination in connection with a change in control (including the Merger), as described under the section entitled “The Merger—Interests of the Directors and Executive Officers of AVEO in the Merger—Change in Control Severance Benefits” beginning on page 66; and

•

continued indemnification and advancement in favor of the current and former directors and officers of AVEO, as well as certain obligations related to maintenance of directors’ and officers’ liability insurance.

For additional information on the potential interests of members of the Board and AVEO’s executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of AVEO in the Merger” beginning on page 66.

Financing of the Merger (page 69)

The consummation of the Merger is not conditioned upon receipt of financing by LG Chem. However, AVEO has agreed that it will use its reasonable best efforts to provide to LG Chem (at LG Chem’s sole expense) such historical financial information prepared by AVEO in the ordinary course of AVEO’s financial reporting practice as may be reasonably requested by LG Chem to assist with respect to any potential financing arrangements to the extent customary for financing arrangements entered into in connection with transactions of similar size and nature as those contemplated in the Merger Agreement; upon the terms and subject to the conditions and exceptions set forth in the Merger Agreement and as further described in the section of this proxy statement captioned “The Merger—Financing of the Merger” beginning on page 69.

AVEO has also agreed that it will use its best efforts to deliver all notices, cooperate with LG Chem and take all other actions to facilitate the termination at closing of all commitments in respect of AVEO’s existing credit agreement, the repayment in full on the Closing Date of all obligations in respect of the indebtedness under AVEO’s existing credit agreement (as described in the section of this proxy statement captioned “The Merger—Financing of the Merger” beginning on page 69), and the release on the Closing Date of any liens securing all such indebtedness and guarantees in connection therewith, subject to LG Chem providing all funds required to effect all such repayments at the closing.

Appraisal Rights (page 70)

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of AVEO common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of AVEO common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of AVEO common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of AVEO common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of AVEO common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of shares of AVEO common stock who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by AVEO and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of AVEO common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The summary contained in the section of this proxy statement entitled “The Merger—Appraisal Rights” is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights”.

Material U.S. Federal Income Tax Consequences of the Merger (page 75)

The exchange of shares of AVEO common stock for cash pursuant to the Merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the Merger) who exchanges shares of AVEO common stock for cash in the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the material U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and/or foreign taxes.

Regulatory Approvals Required for the Merger (page 78)

Under the Merger Agreement, the Merger cannot be consummated until (i) the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated and (ii) receipt of CFIUS Approval (as defined below). AVEO and LG Chem filed their respective HSR Act notifications on November 1, 2022 and delivered the draft joint voluntary notice to CFIUS on November 8, 2022. We currently do not expect that any other clearance, approval or consent would be required under any other applicable antitrust law in connection with the Merger.

No Solicitation; Acquisition Proposals (page 91)

From October 18, 2022, until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, neither AVEO nor any of its subsidiaries can, and each of them must cause their respective representatives not to, directly or indirectly:

•

solicit, initiate or knowingly take any action to facilitate or encourage the submission of, or that would reasonably be expected to result in the submission of, any Acquisition Proposal (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement);

•

enter into or participate in any discussions (except solely to notify a person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the non-solicitation provisions contained in the Merger Agreement) or negotiations with, furnish any information relating to AVEO or any of its subsidiaries or afford access to the business, properties, assets, books or records of AVEO or any of its subsidiaries to, or otherwise cooperate in any way with, any third party in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal;

•

effect an Adverse Recommendation Change (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement); or

•

authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal.

Notwithstanding the foregoing, if before obtaining the affirmative vote of the holders of a majority of the outstanding shares of AVEO common stock entitled to vote thereon as of the Record Date in favor of the Merger Proposal (which is referred to as the “AVEO Stockholder Approval”), AVEO receives a bona fide written Acquisition Proposal that did not result from a breach of AVEO’s covenants and agreements related to non-solicitation as set forth in the Merger Agreement and the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement), AVEO may, subject to certain requirements:

•	engage in negotiations or discussions with such third party regarding such Acquisition Proposal; and

•

furnish non-public information to such third party so long as such information was or is concurrently made available to LG Chem and such person enters into a confidentiality agreement with AVEO on terms specified in the Merger Agreement. Except as described below, AVEO is not permitted to, and is required to cause its representatives not to, directly or indirectly, effect an Adverse Recommendation Change or authorize or enter into an agreement relating to an Acquisition Proposal, in each case, as described in more detail under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement.

Before obtaining the AVEO Stockholder Approval, the Board, in response to (i) AVEO’s receipt of a bona fide Acquisition Proposal that (A) did not result from a breach of AVEO’s covenants and agreements related to non-solicitation as set forth in the Merger Agreement and (B) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal or (ii) an Intervening Event (as defined and described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement), may effect an Adverse Recommendation Change or, in the case of clause (i) above and subject to compliance with certain procedures specified in the Merger Agreement, authorize and cause AVEO to terminate the Merger Agreement and, concurrently with such termination, enter into a definitive agreement with respect to such Superior Proposal.

However, the Board is not permitted to take the actions described in the paragraph immediately above unless, among other things, (i) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, (ii) we provide LG Chem with at least five (5) business days’ prior written notice of the intention to take such action, (iii) during such five (5) business day period, we negotiate in good faith with LG Chem (if requested by LG Chem) amendments or modifications to the terms of the Merger Agreement and (iv) following such five (5) business day period, the Board concludes, after considering the terms of any amendments or modifications to the Merger Agreement offered by LG Chem, and after consultation with its financial advisor and outside legal counsel, that, in the case of an Acquisition Proposal, the applicable Acquisition Proposal continues to constitute a Superior Proposal, and that the failure to effect an Adverse Recommendation Change or, if applicable, terminate the Merger Agreement and enter into a definitive agreement for a Superior Proposal, would still reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law (all as described in more detail under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement).

For a further discussion of the limitations on solicitation of Acquisition Proposals from third parties, the limitations on making an Adverse Recommendation Change, approving or recommending a Superior Proposal, or terminating the Merger Agreement to enter into a definitive agreement for a Superior Proposal, see “The Merger

Agreement—Other Covenants and Agreements—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement.

Conditions to the Merger (page 99)

The obligations of AVEO, LG Chem and Merger Sub to consummate the Merger are subject to the satisfaction or (where permitted by applicable law) written waiver by AVEO and LG Chem of the following conditions:

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that remains in effect and prevents the consummation of the Merger, and the absence of any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any governmental authority which directly or indirectly prohibits, or makes illegal the consummation of the Merger;

•	receipt of AVEO Stockholder Approval; and

•	(i) the expiration or early termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and (ii) receipt of CFIUS Approval.

The obligations of LG Chem and Merger Sub to consummate the Merger are subject to the satisfaction or (where permitted by applicable law) written waiver by LG Chem of the following conditions:

•	the accuracy of the representations and warranties made by AVEO in the Merger Agreement, subject to certain materiality qualifications and other exceptions;

•	AVEO’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by AVEO at or prior to the Effective Time;

•

the non-occurrence of any Material Adverse Effect (as defined under “The Merger Agreement—Representations and Warranties” beginning on page 83 of this proxy statement) since October 18, 2022, that is continuing as of immediately prior to the Effective Time; and

•	delivery of an officer’s certificate by AVEO certifying that the conditions described in the three preceding bullet points have been satisfied.

The obligations of AVEO to consummate the Merger are subject to the satisfaction or (where permitted by applicable law) written waiver by AVEO of the following conditions:

•	the accuracy of the representations and warranties made by LG Chem in the Merger Agreement, subject to certain materiality qualifications and other exceptions;

•

LG Chem and Merger Sub’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by LG Chem or Merger Sub at or prior to the Effective Time; and

•	the delivery of an officer’s certificate by LG Chem certifying that the conditions described in the two preceding bullet points have been satisfied.

Termination (page 101)

The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after the AVEO Stockholder Approval has been obtained (except as otherwise stated below), as follows:

•	by mutual written agreement of AVEO and LG Chem;

•	by either AVEO or LG Chem if:

•

the Merger has not been consummated on or before April 19, 2023 (which date will be automatically extended, under certain circumstances, to October 18, 2023, and is referred to, including as so extended, as the “End Date,” as described in more detail under “The Merger Agreement—Termination” beginning on page 101 of this proxy statement) provided that this right to terminate the Merger Agreement is not available to any party whose material breach of any provision of the Merger Agreement is the primary cause, or resulted in, the failure of the Merger to be consummated by such time; or

•

there shall be any applicable law or other legal restraint or prohibition that, in each case, is in effect, has become final and nonappealable and permanently restrains, enjoins, prevents, makes illegal, or otherwise prohibits the consummation of any of the transactions contemplated by the Merger Agreement provided that this right to terminate the Merger Agreement will not be available to any party whose (or whose affiliate’s) material breach of any provision of the Merger Agreement has been the primary cause of, or resulted in, any of the foregoing events; or

•	the AVEO Stockholder Approval is not obtained at the Special Meeting at which a vote on the Merger Proposal is taken; or

•	by LG Chem, if:

•	prior to obtaining the AVEO Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

•	prior to obtaining the AVEO Stockholder Approval, AVEO has intentionally and materially breached its covenants and agreements related to non-solicitation as set forth in the Merger Agreement; or

•

a breach or failure to be true of any representation or warranty of AVEO set forth in the Merger Agreement or a breach or failure to perform any covenant or agreement set forth in the Merger Agreement on the part of AVEO shall have occurred which breach or failure would cause the conditions to LG Chem’s and Merger Sub’s obligations to consummate the Merger relating to the accuracy of AVEO’s representations and warranties or the performance of AVEO’s agreements and covenants to not be satisfied and such breach or failure cannot be cured by AVEO prior to the End Date or, if capable of being cured, is not cured, following receipt by AVEO from LG Chem of written notice of such breach or failure, by the earlier to occur of (x) thirty (30) days after receipt of such notice from LG Chem and (y) the date that is two (2) days prior to the End Date; provided that LG Chem will not have this right to terminate the Merger Agreement if either LG Chem or Merger Sub is then in material breach of any representation, warranty, covenant or obligation of LG Chem or Merger Sub under the Merger Agreement; or

•	by AVEO, if:

•

prior to obtaining the AVEO Stockholder Approval, (A) the Board has determined that an Acquisition Proposal constitutes a Superior Proposal, (B) AVEO has complied with certain of its covenants and agreements set forth in the Merger Agreement with respect to, among other matters, non-solicitation of Acquisition Proposals and providing notice to LG Chem of such Acquisition Proposal and AVEO’s intent to terminate the Merger Agreement and, if requested by LG Chem, discussing and negotiating with LG Chem any proposed amendments or modifications to the terms of the Merger Agreement, and as more fully described under “The Merger Agreement—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement, (C) AVEO, substantially concurrently with and as a condition to such termination, pays the Termination Fee payable to LG Chem pursuant to the

Merger Agreement as more fully described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 103 of this proxy statement and (D) substantially concurrently with such termination, AVEO enters into a definitive agreement in respect of a Superior Proposal in accordance with the Merger Agreement; or

•

a breach or failure to be true of any representation or warranty of LG Chem or Merger Sub set forth in the Merger Agreement or a breach or failure to perform any covenant or agreement set forth in the Merger Agreement on the part of LG Chem or Merger Sub shall have occurred which breach or failure would cause the conditions to AVEO’s obligations to consummate the Merger relating to the accuracy of LG Chem’s or Merger Sub’s representations and warranties or the performance of LG Chem’s or Merger Sub’s agreements and covenants to not be satisfied and such breach or failure cannot be cured by LG Chem prior to the End Date or, if capable of being cured, is not cured, following receipt by LG Chem from AVEO of written notice of such breach or failure, by the earlier to occur of (x) thirty (30) days after receipt of such notice from AVEO and (y) the date that is two (2) days prior to the End Date; provided that AVEO will not have this right to terminate the Merger Agreement if AVEO is then in material breach of any representation, warranty, covenant or obligation of AVEO under the Merger Agreement.

Termination Fee and Remedies (page 103)

Under the Merger Agreement, AVEO may be required to pay to LG Chem a termination fee of $20.4 million if the Merger Agreement is terminated under specified circumstances, including, but not limited to, if AVEO terminates the Merger Agreement due to an Adverse Recommendation Change, if AVEO terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, or if the Merger Agreement is terminated in certain circumstances and within twelve (12) months of such termination an Acquisition Proposal meeting certain conditions set forth in the Merger Agreement is consummated or a definitive agreement is entered into with respect to such an Acquisition Proposal and such an Acquisition Proposal is ultimately consummated, as more fully described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 103 of this proxy statement.

Generally, if LG Chem actually receives the termination fee in circumstances in which it is payable by AVEO, AVEO will have no further liability to LG Chem or Merger Sub under the Merger Agreement except in certain limited circumstances.

AVEO, LG Chem and Merger Sub are each entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Expenses Generally (page 104)

Except in specified circumstances, as described in this proxy statement, including under “The Merger Agreement—Expenses Generally” beginning on page 104 of this proxy statement, whether or not the Merger is consummated, AVEO and LG Chem are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement.

Market Prices and Dividend Data (page 111)

The common stock of AVEO is listed on Nasdaq under the symbol “AVEO.” On October 17, 2022, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of AVEO common stock on Nasdaq was $10.48 per share. On                 , 2022, the latest practicable trading day before the printing of this proxy statement, the closing price of AVEO common stock on Nasdaq was $                 per share. You are encouraged to obtain current market quotations for AVEO common stock.

THE COMPANIES

AVEO Pharmaceuticals, Inc.

AVEO is a Delaware corporation with principal executive offices located at 30 Winter Street, Boston, Massachusetts 02108, telephone number (857) 400-0101. AVEO is commercial stage, oncology-focused biopharmaceutical company committed to delivering medicines that provide a better life for patients with cancer. AVEO currently markets FOTIVDA® (tivozanib) in the United States. FOTIVDA (tivozanib) is AVEO’s first commercial product and was approved by the U.S. Food and Drug Administration (referred to as the “FDA”) for marketing and sale in the United States on March 10, 2021 for the treatment of adult patients with relapsed or refractory advanced renal cell carcinoma following two or more prior systemic therapies. AVEO continues to develop tivozanib in immuno-oncology and other novel targeted combinations in RCC and other indications, and has other investigational programs in clinical development. The common stock of AVEO is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AVEO.” Additional information about AVEO is contained in certain of its public filings that are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 115 of this proxy statement.

LG Chem, Ltd.

LG Chem is a corporation organized and existing under the laws of the Republic of Korea with principal executive offices located at 128, Yeoui-daero, Yeongdeungpo-g, Seoul, Republic of Korea, telephone number +82-2-6987-4030. LG Chem is a South Korean chemicals company publicly-traded on the Korea Exchange.

Acacia Acquisition Sub, Inc.

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of LG Chem, with a registered office located at 1209 Orange Street, Wilmington, Delaware 19801, telephone number +82-2-6987-4030. Merger Sub was formed solely for the purpose of effecting the Merger and the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to AVEO stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting (including any adjournment or postponement thereof).

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on                     ,                      at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, 26th Floor, Boston, MA 02109, at                     , local time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Merger Compensation Proposal and (iii) the Adjournment Proposal. If holders of AVEO common stock fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A and incorporated herein by reference, and the material provisions of the Merger Agreement are described under the section captioned “The Merger Agreement” beginning on page 80 of this proxy statement.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about                 , 2022.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on                     , 2022, the Record Date for the Special Meeting, are entitled to notice and to vote at the Special Meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our offices located at 30 Winter Street, Boston, Massachusetts 02108, during regular business hours for a period of at least ten (10) days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were                      shares of AVEO common stock issued and outstanding and entitled to be voted at the Special Meeting.

A quorum of stockholders is necessary to transact business at the Special Meeting. Our second amended and restated bylaws provide that the presence at the Special Meeting, in person or by proxy, of the holders of a majority of the voting power of our issued and outstanding shares entitled to vote at the meeting will constitute a quorum for AVEO to transact business at a Special Meeting. Shares of AVEO common stock that were outstanding as of the Record Date and are represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares represented by proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the Special Meeting for purposes of determining a quorum. Broker non-votes rendered on each of the three proposals will not be included in the calculation of the number of shares considered to be present at the Special Meeting for purposes of determining a quorum. Shares that are voted with respect to at least one proposal will, however, be included in the calculation of the number of shares considered to be present at the Special Meeting.

In the event that a quorum is not present at the Special Meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.

Vote Required; Abstentions and Broker Non-Votes

Each share of AVEO common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of AVEO common stock that are issued and outstanding as of the Record Date and entitled to vote thereon. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger.

Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of AVEO common stock having a majority in voting power of the votes cast by the holders of all shares of AVEO common stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively on such matter.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of AVEO common stock having a majority in voting power of the votes cast by the holders of all shares of AVEO common stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively on such matter.

If an AVEO stockholder fails to vote, it will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal, but it will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

If an AVEO stockholder abstains from voting, it will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal. Assuming a quorum is present at the Special Meeting, AVEO stockholder abstentions from voting, will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

If you hold your shares in “street name” the failure to instruct your bank, broker or other nominee on how to vote your shares may result in a broker non-vote. Assuming a quorum is present, each broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

Shares Held by Directors and Executive Officers

As of the close of business on the Record Date, directors and executive officers of AVEO and their affiliated entities beneficially owned and were entitled to vote, in the aggregate,                  shares of AVEO common stock, which represented approximately    % of the shares of AVEO common stock issued and outstanding on that date. Our directors and executive officers have informed us that they currently intend to vote all of their shares for which they hold the voting power of AVEO common stock (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal, although none of them is obligated to do so.

Voting; Proxies

Attendance

All holders of shares of AVEO common stock as of the close of business on the Record Date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license, and proof of ownership of AVEO common stock, such as a bank or brokerage account statement. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification and you may not vote your shares in person at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.

Voting in Person

Stockholders of record will be able to vote in person at the Special Meeting. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the meeting. If you are not a stockholder of record, but instead hold your shares of AVEO common stock in “street name” through a bank, broker or other nominee, you must provide a “legal proxy” executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the Special Meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of AVEO common stock are voted at the Special Meeting, we recommend that you submit your proxy or provide voting instructions for your shares of AVEO common stock held in “street name” to your bank, broker or other nominee promptly, even if you plan to attend the Special Meeting in person.

Shares of AVEO Common Stock Held by Record Holders

If you are a stockholder of record and your shares of AVEO common stock are registered in your name with our transfer agent, Computershare, you may submit your proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting a proxy. You can grant a proxy by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of common stock will be voted as you direct, and in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received prior to 11:59 p.m. Eastern Time on                 ,                     , the day preceding the Special Meeting, your shares of AVEO common stock will be voted in the manner directed by you on your proxy card.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, such shares of AVEO common stock represented by your properly signed proxy will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the Record Date, unless you attend the Special Meeting and vote in person, your shares of common stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present, and your failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the vote regarding the Merger Compensation Proposal or the Adjournment Proposal.

Shares of AVEO Common Stock Held in “Street Name”

If your shares of AVEO common stock are held in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. You may cause your shares to be voted through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or by the Internet or telephone through your bank, broker or other nominee by following the instructions provided to you by them if such a service is available.

Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares on “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your shares with respect to such matters. The Merger Proposal (as defined below), the Merger Compensation Proposal and the Adjournment Proposal described in this proxy statement are “non-routine” matters, and your bank, broker and other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your bank’s, broker’s or other nominee’s voting form, do not provide voting instructions via the Internet or telephone through your bank, broker or other nominee, if applicable, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, such actions will result in a “broker non-vote.” Broker non-votes, if any, will have the same effect as if you voted “AGAINST” the Merger Proposal and will have no effect on the Merger Compensation Proposal or the Adjournment Proposal. For shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the Merger Proposal, Merger Compensation Proposal or the Adjournment Proposal will be counted as a vote in favor of such proposal.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

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delivering a written notice of revocation of your proxy to our Corporate Secretary at AVEO Pharmaceuticals, Inc., Attention: Corporate Secretary, 30 Winter Street, Boston, Massachusetts 02108 prior to 11:59 p.m. Eastern Time on                     ,                     , the day preceding the Special Meeting;

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signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same shares of AVEO common stock and returning it to us by mail prior to 11:59 pm Eastern Time on                     ,                     , the day preceding the Special Meeting;

•	submitting a new proxy by telephone or Internet prior to 11:59 pm Eastern Time on , , the day preceding the Special Meeting; or

•	attending the Special Meeting and voting in person (simply attending the Special Meeting will not cause your proxy to be revoked).

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to AVEO or by sending a written notice of revocation to AVEO, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by AVEO before the Special Meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Corporate Secretary prior to 11:59 p.m. Eastern Time on                     ,                     , the day preceding the Special Meeting.                     ,                     .

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote or submit new voting instructions. You may also vote in person at the Special Meeting if you obtain a valid “legal proxy” from your bank, broker or other nominee. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow AVEO stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of AVEO common stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal and the Adjournment Proposal.

Adjournments and Postponements

Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the Special Meeting may be adjourned or postponed, among other reasons, for the purpose of soliciting additional proxies. If a quorum is not present, then under our second amended and restated bylaws, (i) the chairperson of the Special Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, shall have power to adjourn the Special Meeting until a quorum is present or represented, and notice need not be given of the adjourned meeting if the time, place and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, our second amended and restated bylaws provide that if any such adjournment is for more than thirty (30) days, or if after such adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

In addition, the Board could postpone the Special Meeting before it commences. If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

In the event that there is present at the Special Meeting, in person or by proxy, sufficient favorable voting power to secure the vote of our stockholders necessary to adopt the Merger Agreement by approving the Merger Proposal, we do not currently anticipate that we will adjourn or postpone the Special Meeting.

Recommendations of the Transaction Committee and the Board

The Board, after considering the various factors more fully described under “The Merger—Recommendations of the Transaction Committee and the Board and Reasons for the Merger” beginning on page 47 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, AVEO and AVEO’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that AVEO’s stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of the solicitation of proxies.

We have retained Morrow Sodali LLC, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify the proxy solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Consummation of the Merger

We currently anticipate that the Merger will be consummated in early 2023, assuming satisfaction or waiver of all of the conditions to the Merger. However, the Merger is subject to various conditions, and it is possible, including as a result of factors outside the control of AVEO and LG Chem, that the Merger will be consummated at a later time or not at all.

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of AVEO common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of AVEO common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of AVEO common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of AVEO common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of AVEO common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record of shares of AVEO common stock and a beneficial owner who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by AVEO and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of AVEO common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights”.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our impact on the environment and our expenses.

We will promptly deliver a separate copy of our proxy statement to any stockholder without charge upon a written request or verbal request to AVEO Pharmaceuticals, Inc. 30 Winter Street, Boston, Massachusetts 02108, Attention: Corporate Secretary, telephone number (857) 400-0101. Stockholders sharing an address that are receiving multiple copies of this proxy statement can request delivery of a single copy of the proxy materials by contacting their broker, bank or other intermediary or sending a written request to AVEO Pharmaceuticals, Inc. at the address above.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor or us:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower,

Stamford, CT 06902,

AVEO.info@investor.morrowsodali.com

Call Collect: (203) 658-9400

or

Toll-Free (800) 662-5200

or

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

Attn: Corporate Secretary

Call: (857) 400-0101

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “project,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expressions. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

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the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the AVEO Stockholder Approval or the failure to satisfy the other conditions to the consummation of the Merger, including the termination or expiration of the waiting period applicable to the Merger under the HSR Act and receipt of CFIUS Approval;

•	the risk that the Merger Agreement may be terminated in circumstances requiring us to pay LG Chem a termination fee of $20.4 million;

•	risks that the proposed Merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

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the effect of the announcement, pendency or consummation of the Merger on our business relationships (including, without limitation, customers, suppliers and other business partners), operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to diverting the attention of our management and employees from ongoing business operations;

•	the inability to obtain the AVEO Stockholder Approval with respect to the Merger;

•	the risk that our stock price may decline significantly if the Merger is not consummated;

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the effect of the restrictions placed on our business activities and the limitations on our ability to pursue alternatives to the Merger during the pendency of the Merger, pursuant to the Merger Agreement;

•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others;

•	the fact that under the terms of the Merger Agreement, we are unable to solicit other Acquisition Proposals during the pendency of the Merger;

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the fact that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. holders (as defined below) or as certain non-U.S. holders (as defined below) for United States federal income tax purposes; and

•	the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company.

Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AVEO or its businesses or operations.

No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. The foregoing review of risks and uncertainties that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in AVEO’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement and AVEO’s other reports filed with the SEC.

Any forward-looking statement made in this communication speaks only as of the date on which it is made. AVEO can give no assurance that the conditions to the Merger will be satisfied. You should not put undue reliance on any forward-looking statements. AVEO undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law. If AVEO does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

THE MERGER

This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Certain Effects of the Merger on AVEO

If the Merger Agreement is adopted by AVEO stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into AVEO, with AVEO continuing as the surviving corporation and an indirect wholly owned subsidiary of LG Chem.

At the Effective Time, each share of AVEO common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration.

The common stock of AVEO is listed and trades on Nasdaq under the symbol “AVEO.” As a result of the Merger, AVEO will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of LG Chem. Prior to the Effective Time, we will cooperate with LG Chem and use reasonable best efforts to delist our common stock from Nasdaq and deregister our common stock under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”) as promptly as practicable after the Effective Time. Upon such delisting and deregistration, we will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation or LG Chem.

Effect on AVEO if the Merger is Not Consummated

If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding shares of AVEO common stock entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, AVEO stockholders will not receive any payment for their shares of AVEO common stock pursuant to the Merger Agreement. Instead, AVEO will remain a public company, its common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and AVEO will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, and depending on the circumstances that caused the Merger not to be consummated, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades prior to the public announcement of the Merger Agreement or as of the date of this proxy statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of AVEO common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, assets, operating results, financial condition, prospects and business strategy, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding shares of AVEO common stock entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to AVEO will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, under specified circumstances, upon termination of the Merger Agreement, AVEO may be required to pay LG Chem a termination fee, as described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 103 of this proxy statement.

Merger Consideration

In the Merger, each share of AVEO common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration, and without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each Certificate or Uncertificated Share will thereafter represent only the right to receive the Merger Consideration.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an AVEO stockholder as a result of the Merger (except that any holder of Dissenting Shares will have those rights granted under, and subject to compliance with, Section 262), nor will you be entitled to receive any shares in LG Chem or the surviving corporation.

Each of the exchange agent (as defined below), the surviving corporation, Merger Sub and LG Chem and its affiliates will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the exchange agent, the surviving corporation, Merger Sub or LG Chem or any of its affiliates, as the case may be, so deducts and withholds amounts and timely and properly remits such amounts to the applicable governmental authority, such amounts shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Background of the Merger

The Board, together with members of senior management of AVEO, regularly reviews and assesses the performance, future growth prospects, business plans and overall strategic direction of AVEO, and considers a variety of strategic alternatives that may be available to AVEO, including continuing as a standalone company or pursuing potential strategic or financing transactions with third parties, in each case with the goal of maximizing stockholder value, particularly in light of the expiration of certain patent rights related to FOTIVDA, AVEO’s only commercial product, in 2028.

To assist the Board in its evaluation of strategic alternatives for AVEO, in December 2020, the Board authorized AVEO to enter into an engagement letter with Moelis & Company LLC (referred to as “Moelis”), pursuant to which Moelis would be engaged by AVEO to serve as the exclusive financial advisor to AVEO in connection with a potential strategic transaction involving AVEO. The Board based its decision to engage Moelis as its exclusive financial advisor on, among other things, Moelis’ qualifications, professional reputation and industry expertise. AVEO entered into an engagement letter with Moelis dated December 10, 2020.

From January 2021 through early November 2021, members of senior management of AVEO and representatives of Moelis, under the supervision and at the direction of the Board, engaged in a series of exploratory discussions, including as part of Moelis’ regular-way industry coverage, with a broad range of large and medium-sized commercial stage pharmaceutical companies, including to gauge third party interest in an acquisition of or strategic combination with AVEO with a view to maximizing stockholder value. Taking into account the advice provided by Moelis and the recommendations of members of senior management of AVEO, the Board deemed these parties to be the most likely to be interested in pursuing such a transaction with AVEO at that time and to have the financial and other resources to complete such transaction on terms acceptable to the Board. However, at the direction of the Board, neither management nor representatives of Moelis indicated that AVEO was for sale and this outreach did not result in the receipt of any proposals for a potential acquisition of or strategic combination with AVEO.

On November 11, 2021, the Board held a regular meeting by videoconference at which members of senior management of AVEO, including Michael P. Bailey, AVEO’s chief executive officer, and Erick J. Lucera,

AVEO’s chief financial officer, and representatives of Moelis were present for portions of the meeting. During the meeting, the representatives of Moelis reviewed a small and mid-cap oncology landscape update and potential candidates to consider for strategic combinations that could be pursued by AVEO. Following discussion, the Board directed AVEO’s management team and Moelis to contact or follow up with seven potential counterparties (four of which had not been part of the discussions from January 2021 through early November 2021 described above) identified by the representatives of Moelis to gauge interest in a potential strategic combination involving AVEO. The seven potential counterparties included a company referred to herein as “Party A”, a company referred to herein as “Party B” and a Company referred to herein as “Party C.” Taking into account the advice of the representatives of Moelis and members of senior management of AVEO and the results of the process conducted to such date by Moelis, the Board deemed these parties, which were small- and mid-cap oncology-focused pharmaceutical companies, to be the most likely to be interested in pursuing a strategic combination with AVEO at that time and to have the financial and other resources to complete such a combination on terms acceptable to the Board.

On February 15, 2022, the Board held a regular meeting by videoconference at which members of senior management of AVEO and representatives of Moelis were present for a portion of the meeting. During the meeting, AVEO’s management team reviewed reductions to AVEO’s 2022 internal sales estimates for FOTIVDA due to continued pressure from the COVID-19 pandemic and representatives of Moelis shared analyst and investor perspectives on AVEO, biopharma market trends, historic AVEO stock price performance, preliminary financial information relating to AVEO taking into account a preliminary financial forecast provided by AVEO’s management team, potential strategic opportunities and the discussions between AVEO and the seven potential counterparties identified at the November 11, 2021 meeting of the Board, which discussions had not resulted in AVEO’s receipt of any proposals for a strategic combination at that time. Following discussion, it was the consensus of the Board that AVEO’s management team should continue to work with Moelis to identify and explore potential strategic transactions, including by continuing discussions with Party A and Party B.

On February 17, 2022, AVEO and Party B entered into a nondisclosure agreement, which did not contain a standstill provision. From mid-February 2022 until June 10, 2022, representatives of AVEO and representatives of Party B engaged in preliminary discussions regarding a potential strategic transaction involving the parties and each received access to a virtual data room containing confidential information of the other party. These preliminary discussions and due diligence activities continued until June 10, 2022, when the parties suspended discussions without either party having submitted a proposal to the other.

On March 28, 2022, at the request of the chief executive officer of a company referred to herein as “Party D”, Mr. Bailey spoke with the chief executive officer of Party D. During the discussion, the chief executive officer of Party D expressed Party D’s interest in exploring a potential strategic transaction involving AVEO.

On April 4, 2022, AVEO entered into a nondisclosure agreement with Party C, which did not contain a standstill provision.

On April 5, 2022, AVEO entered into a nondisclosure agreement with Party D, which did not contain a standstill provision.

On April 15, 2022, the chief executive officer of Party D and Mr. Bailey met in person. During the meeting, the chief executive officer of Party D conveyed orally to Mr. Bailey Party D’s interest in pursuing an acquisition of AVEO at an equity valuation that Mr. Bailey understood to be $500 million (or an implied $13.51 per share of AVEO common stock outstanding as of March 31, 2022), of which $200 million would be payable in cash and the remainder of which would be payable in shares of Party D common stock. Mr. Bailey indicated that while AVEO was not for sale he would convey the oral proposal to the Board and encouraged the chief executive officer of Party D to submit a written proposal that could be presented to the Board for consideration.

On April 16, 2022, Mr. Bailey updated the Board and representatives of Moelis by e-mail regarding Mr. Bailey’s April 15 conversation with the chief executive officer of Party D.

On April 18, 2022, the Board held a special meeting by videoconference at which members of senior management of AVEO and representatives of Moelis were present. During the meeting, Mr. Bailey summarized his April 15 conversation with the chief executive officer of Party D and a representative of Moelis reviewed an update on a potential strategic transaction with Party D, recent stock price performance of each of Party D and AVEO and certain preliminary and illustrative financial information relating to the combined company that would result from a combination of AVEO and Party D. Following discussion, it was the consensus of the Board that AVEO’s management team should advise Party D that AVEO was not for sale but that AVEO would consider a written proposal if provided to explore a potential strategic transaction involving the two companies and propose that the parties engage in initial mutual due diligence. The Board directed AVEO’s management team to encourage Party D to submit a written proposal that could be evaluated by the Board and to enter into a revised nondisclosure agreement with AVEO that would contain a customary standstill provision. Mr. Bailey subsequently conveyed the foregoing message to the chief executive officer of Party D.

On April 25, 2022, Mr. Bailey received an unsolicited e-mail from a member of LG Chem’s business development team, independent of the process described above, providing background on LG Chem, noting AVEO’s strong development and commercialization capabilities and asking to schedule a conference call and arrange an in-person meeting in May 2022 to discuss potential business opportunities between the two companies.

On April 28, 2022, at the request of the chief executive officer of a company referred to herein as “Party E,” Mr. Bailey and the chief executive officer of Party E met for an introductory lunch in Boston, Massachusetts. The parties did not discuss a potential strategic transaction at that time.

Also on April 28, 2022, members of senior management of AVEO met by videoconference with members of senior management of Party D during which meeting the parties discussed entering into a revised nondisclosure agreement that included a customary standstill provision, exchanging due diligence request lists and coordinating an in-person meeting between the two management teams.

On April 29, 2022, the Board, acting by unanimous written consent, established a committee (the “Transaction Committee”) consisting of Kenneth M. Bate, Anthony B. Evnin and Gregory T. Mayes, each of whom is an independent director of AVEO, to act on behalf of AVEO to review and evaluate potential transactions for purposes of providing prompt guidance and direction to AVEO’s management team. The Board delegated to the Transaction Committee the power and authority to, among other things, (1) establish, approve, monitor and direct the process and procedures related to the review and evaluation of any possible sale, business combination or other strategic transaction involving AVEO; (2) respond to any communications, inquiries or proposals regarding any such possible transaction; (3) review, evaluate, investigate, pursue and negotiate the terms and conditions of any such possible transaction; (4) solicit expressions of interest or proposals for any such possible transaction and (5) recommend to the Board any proposed rejection or approval of any such possible transaction. The Board retained authority to approve or reject any such transaction, including the Merger.

On May 2, 2022, a member of senior management of AVEO sent to a member of senior management of Party D a proposed mutual nondisclosure agreement, which contained a mutual one (1)-year standstill provision that would cease to restrict a party if, among other things, the other party entered into a definitive agreement to be acquired by a third party.

On May 3, 2022, members of AVEO’s senior management team and business development team and LG Chem’s business development team held a meeting by videoconference to discuss potential commercial arrangements between the parties, and it was determined that the parties would enter into a nondisclosure agreement.

On May 5, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO were present. During the meeting, the Transaction Committee discussed the procedures that the Transaction Committee and management of AVEO would follow in connection with the Transaction

Committee’s evaluation of and responses to proposals that may be received by AVEO, and Mr. Bailey updated the Transaction Committee on preliminary discussions with various parties, including LG Chem, Party D and Party E.

On May 9 and May 10, 2022, members of senior management of AVEO and members of senior management of Party D met in person to discuss the possibility of a strategic transaction involving Party D and AVEO.

On May 10, 2022, AVEO and LG Chem entered into a nondisclosure agreement, which did not contain a standstill provision.

On May 11, 2022, members of AVEO’s senior management team and business development team and members of LG Chem’s senior management team and business development team met in person and discussed the companies’ respective pipelines and AVEO’s commercial organization.

On May 13, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO were present. During the meeting, Mr. Bailey identified various potential counterparties with which AVEO could explore a potential strategic transaction, including LG Chem, Party D and Party E, and reviewed potential advantages and disadvantages of pursuing a strategic transaction with each such party.

On May 19, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and a representative of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) were present. During the meeting, the representatives of Moelis reviewed the bidding progression in select recent transactions and potential methods for bridging valuation gaps, including contingent value rights, and the representative of WilmerHale reviewed the fiduciary duties of the Transaction Committee in connection with its evaluation of any acquisition proposal that may be received by AVEO, including from Party D. Following discussion, it was the consensus of the Transaction Committee that AVEO’s management team should continue to encourage Party D to submit a written proposal that could be evaluated by the Transaction Committee.

On May 24, 2022, a member of senior management of Party D sent to a member of senior management of AVEO a revised draft of a nondisclosure agreement which, among other proposed changes, reduced the duration of the mutual standstill provision to ninety (90) days and included a ninety (90)-day exclusivity period during which AVEO would be prohibited from, among other activities, engaging in discussions or negotiations with third parties regarding alternative transactions.

Also on May 24, 2022, Mr. Bailey met in person with the chief executive officer of Party D. At the meeting, Mr. Bailey and the chief executive officer of Party D discussed the benefits of a potential strategic transaction involving Party D and AVEO and Mr. Bailey encouraged the chief executive officer of Party D to execute the nondisclosure agreement in the form provided by AVEO on May 2, 2022.

On May 25, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO were present. During the meeting, a member of senior management of AVEO reviewed the changes to the revised nondisclosure agreement proposed by Party D. Following discussion, the Transaction Committee directed Mr. Bailey to advise the chief executive officer of Party D that AVEO would not enter into a nondisclosure agreement on the terms proposed by Party D or provide further financial information until Party D submitted a written proposal reflecting economic terms acceptable to the Transaction Committee, which message Mr. Bailey subsequently conveyed to the chief executive officer of Party D.

On May 26, 2022, a member of senior management of LG Chem contacted Mr. Bailey and expressed LG Chem’s interest in making a minority or other strategic investment in AVEO.

On May 27, 2022, AVEO and Party E entered into a nondisclosure agreement, which did not contain a standstill provision.

On June 2, 2022, representatives of Party E were given access to a virtual data room containing confidential information of AVEO.

Also on June 2, 2022, representatives of senior management of AVEO and representatives of senior management of LG Chem met in person at AVEO’s offices in Boston, Massachusetts and discussed various potential commercial arrangements that could be entered into between the parties, as well as a potential strategic investment in AVEO by LG Chem. At the conclusion of the meeting, members of senior management of LG Chem indicated that LG Chem would follow up with a proposal for one or more transaction structures.

On June 3, 2022, the chief executive officer of Party D sent to Mr. Bailey by e-mail a non-binding written proposal for Party D to acquire AVEO for per share consideration for total implied consideration of $5.80 per share as of June 1, 2022, consisting of $4.35 in cash and 0.0310 shares of Party D common stock, which proposal Mr. Bailey sent to the Transaction Committee by e-mail. The proposal was subject to, among other things, completion of Party D’s due diligence and negotiation of a definitive agreement. The proposal also requested an exclusivity period of thirty (30) days, during which AVEO would be prohibited from, among other activities, engaging in discussions or negotiations with third parties regarding alternative transactions. The proposal stated the implied premium was 46% to the closing price of AVEO common stock on June 1, 2022 and an implied premium of 32% to the thirty (30)-day volume weighed average price of AVEO common stock as of June 1, 2022.

On June 5, 2022, Mr. Bailey and the chief executive officer of Party E met in person to discuss the potential benefits of a strategic transaction involving AVEO and Party E.

On June 6, 2022, the chief executive officer of Party E sent to Mr. Bailey by e-mail a non-binding written proposal for Party E to acquire AVEO for $6.00 to $6.50 per share of AVEO common stock in a mix of cash and Party E common stock, which proposal Mr. Bailey sent to the Transaction Committee by e-mail. The proposal did not specify the mix of cash and Party E common stock and was subject to, among other things, completion of Party E’s due diligence and negotiation of a definitive agreement. The proposal stated the implied premium was 49% to 62% to the closing price of AVEO common stock on June 6, 2022.

On June 7, 2022, the Board held a regular meeting by videoconference at which members of senior management of AVEO and representatives of Moelis were present for portions of the meeting. During the meeting, Mr. Bailey and the representatives of Moelis updated the Board on recent communications with potential counterparties, including Party D and Party E, and the representatives of Moelis reviewed the terms of Party D’s June 3 proposal and the terms of Party E’s June 6 proposal and provided certain preliminary financial information relating to AVEO taking into account a revised preliminary financial forecast provided by AVEO management. After discussion, the Board instructed Mr. Bailey to advise each of Party D and Party E that its proposal was inadequate, which message Mr. Bailey subsequently conveyed to each of Party D and Party E. Mr. Bailey also encouraged each of Party D and Party E to continue its due diligence review of AVEO with a view to submitting a proposal at a higher valuation.

During the remainder of June 2022 through early July 2022, each of LG Chem, Party D and Party E continued its due diligence review of AVEO.

During the period from June 2022 to September 2022, at the direction of the Transaction Committee, members of senior management of AVEO, directly or through representatives of Moelis, contacted 13 parties, in addition to LG Chem, Party D and Party E, to gauge their potential interest in pursuing a strategic transaction involving AVEO. These 13 parties included Party A and nine other parties that had been contacted by AVEO or Moelis during AVEO’s prior outreach efforts. Of these 13 parties, two parties entered into mutual nondisclosure agreements with AVEO, neither of which contained a standstill provision, and were given access to a virtual data room that contained confidential information of AVEO, and, along with Party C, received management presentations from AVEO. None of these 13 parties submitted to AVEO a proposal for a strategic transaction.

On June 15, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO were present. Mr. Bailey reviewed recent communications with potential counterparties.

On June 16, 2022, representatives of AVEO and representatives of LG Chem met in person at an industry conference in San Diego, California and discussed whether AVEO would be willing to explore a strategic investment in AVEO by LG Chem.

On June 21, 2022, AVEO issued a press release announcing that the National Comprehensive Cancer Network elevated FOTIVDA to Category 1 status as a subsequent therapy for renal cell carcinoma patients who have received two or more prior therapies in the Kidney Cancer Treatment Guidelines released on June 17, 2022.

Also on June 21, 2022, the chief executive officer of Party D sent to Mr. Bailey by e-mail a non-binding written proposal for Party D to acquire AVEO for per share consideration of $5.09 in cash and 0.0334 shares of Party D common stock, with an implied value as of June 17, 2022 of $6.50 per share of AVEO common stock, which proposal Mr. Bailey sent to the Transaction Committee by e-mail. The proposal was subject to, among other things, completion of Party D’s due diligence and negotiation of a definitive agreement. The proposal also requested an exclusivity period of thirty (30) days, during which AVEO would be prohibited from, among other activities, engaging in discussions or negotiations with third parties regarding alternative transactions. The proposal stated the implied premium was 44% to the closing price of AVEO common stock on June 17, 2022 and 60% to the thirty (30)-day volume weighed average price of AVEO common stock as of June 17, 2022.

On June 22, 2022, Mr. Bailey provided an update via e-mail to the Transaction Committee on recent communications with potential counterparties, including LG Chem, Party D and Party E, and the terms of the June 21 proposal submitted by Party D. The Transaction Committee members instructed Mr. Bailey by e-mail to advise Party D that its June 21 proposal was inadequate and that it should submit its best and final proposal by July 8, 2022, which message Mr. Bailey subsequently conveyed to Party D by e-mail on June 24, 2022.

On June 30, 2022, members of senior management of AVEO and members of senior management of LG Chem met in person in Boston, Massachusetts and discussed a potential strategic investment by LG Chem in AVEO, as well as potential commercial arrangements between the parties.

On July 6, 2022, Mr. Bailey and other members of senior management of AVEO met in person in Boston, Massachusetts with members of senior management of LG Chem. At the meeting, the members of senior management of LG Chem expressed LG Chem’s interest in pursuing a potential strategic investment in or other strategic transaction involving AVEO and Mr. Bailey encouraged the members of senior management of LG Chem to submit a written proposal regarding such investment or other transaction by July 8, 2022.

On July 8, 2022, the chief executive officer of Party D sent to Mr. Bailey by e-mail a non-binding written proposal for Party D to acquire AVEO for upfront consideration of $6.61 in cash and 0.0303 shares of Party D common stock per share of AVEO common stock and potential contingent cash payments of up to $5.56 per share of AVEO common stock, which contingent cash payments would be payable upon the achievement of specified milestones. Mr. Bailey sent the proposal to the Transaction Committee by e-mail. The proposal was subject to, among other things, completion of Party D’s due diligence and negotiation of a definitive agreement. The proposal also requested an exclusivity period of two weeks, during which AVEO would be prohibited from, among other activities, engaging in discussions or negotiations with third parties regarding alternative transactions. The proposal indicated that the upfront portion of the consideration had an implied value of $8.00 per share based on the closing price of Party D’s common stock on July 7, 2022 and represented an implied premium of 101% to the closing price of AVEO common stock on June 1, 2022 and an implied premium of 54% to the thirty (30)-day volume weighed average price of AVEO common stock as of July 7, 2022. The proposal indicated that it would expire on July 12, 2022, which date the chief executive officer of Party D confirmed by e-mail would be extended to July 15, 2022.

Also on July 8, 2022, a member of senior management of LG Chem submitted to Mr. Bailey a non-binding expression of interest of LG Chem to acquire AVEO, subject to, among other things, agreement on economic terms, negotiation of a definitive agreement and satisfactory completion of due diligence. The expression of interest indicated that LG Chem would provide a more detailed proposal by the end of August 2022. Mr. Bailey sent the expression of interest to the Transaction Committee by e-mail.

On July 11, 2022, representatives of Moelis spoke to representatives of Party E’s financial advisor by telephone and requested Party E’s best and final proposal by the end of August 2022. Thereafter, Party E continued with due diligence activities until August 26, 2022, when a representative of Party E’s financial advisor advised representatives of Moelis that Party E would not provide a revised proposal, which was subsequently confirmed by the chief executive officer of Party E during a phone call with Mr. Bailey on August 29, 2022. On August 26, 2022, the access of representatives of Party E to AVEO’s virtual data room was terminated.

On July 12, 2022, a representative of Bank of America, LG Chem’s financial advisor, contacted Mr. Bailey regarding due diligence matters and Mr. Bailey directed the representative of Bank of America to contact Moelis.

On July 13, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and a representative of WilmerHale were present. During the meeting, a representative of Moelis reviewed the terms of Party D’s July 8 proposal and the status of discussions with each of the counterparties that had been contacted by management of AVEO or representatives of Moelis. After discussion, the Transaction Committee instructed Mr. Bailey to advise Party D that Party D’s July 8 proposal was inadequate and instructed Moelis to grant LG Chem access to a virtual data room containing confidential information of AVEO to facilitate LG Chem’s due diligence review of AVEO.

Also on July 13, 2022, representatives of Moelis and representatives of Bank of America discussed LG Chem’s access to diligence information and discussed the potential process timeline. Later on July 18, 2022, access to AVEO’s virtual data room was provided to representatives of LG Chem.

On July 15, 2022, Mr. Bailey spoke with the chief executive officer of Party D and advised the chief executive officer of Party D that Party D’s July 8 proposal was inadequate and asked if Party D’s July 8 proposal was, in fact, Party D’s best and final proposal. The chief executive officer of Party D confirmed that Party D’s July 8 proposal was Party D’s best and final proposal. On July 18, 2022, the access of Party D’s representatives to AVEO’s virtual data room was terminated.

From mid-July 2022 through mid-August 2022, representatives of LG Chem engaged in functional due diligence meetings with representatives of AVEO, including with respect to financial, regulatory, legal, commercial, clinical and intellectual property matters.

On August 11, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO and representatives of Moelis were present. During the meeting, the representatives of Moelis updated the Transaction Committee on recent communications with potential counterparties, including LG Chem, Party D and Party E, and the status of due diligence activities of potential counterparties.

On August 18, 2022, a member of senior management of LG Chem submitted to Mr. Bailey by e-mail a non-binding written proposal for LG Chem to acquire AVEO for $12.00 in cash per share of AVEO common stock. Mr. Bailey sent the proposal to the Transaction Committee by e-mail. The proposal was subject to, among other things, completion of LG Chem’s due diligence and negotiation of a definitive agreement. The proposal also requested an exclusivity period of six (6) weeks, during which AVEO would be prohibited from, among other activities, engaging in discussions or negotiations with third parties regarding alternative transactions, and attached a proposed exclusivity agreement. The proposal stated the premium was 55% to the closing price of AVEO common stock on August 17, 2022, 50% to the 52-week high of AVEO common stock on August 8, 2022, 62% to the thirty (30)-day volume weighted average price of AVEO common stock as of August 17, 2022 and 103% to the ninety (90)-day volume weighted average price of AVEO common stock as of August 17, 2022. The proposal also indicated that consummation of a transaction would be subject to CFIUS approval.

On August 19, 2022, the Board held a special meeting by videoconference at which members of senior management of AVEO and representatives of Moelis were present. During the meeting, the representatives of Moelis provided an overview of the key developments since the spring of 2022, reviewed the terms of LG Chem’s August 18 proposal and updated the Board on recent communications with other potential counterparties. The Board, senior management and Moelis discussed potential responses by AVEO to the LG Chem offer.

On August 22, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO and representatives of Moelis were present. During the meeting, the representatives of Moelis updated the Transaction Committee on recent communications with potential counterparties and the Transaction Committee discussed a potential response to LG Chem’s August 18 proposal and request for exclusivity. After discussion, the Transaction Committee directed Mr. Bailey to send a message by e-mail to a member of senior management of LG Chem indicating that the Board was taking seriously LG Chem’s proposal and offering to work with LG Chem over the coming weeks to help LG Chem improve its proposal by doing additional diligence on the potential patent issuance to AVEO that could provide patent protection for claimed methods of use of FOTIVDA into 2039 and better understanding the incremental value of AVEO’s TiNivo-2 and pipeline opportunities, which message was transmitted by Mr. Bailey to a member of senior management of LG Chem following the Transaction Committee meeting on August 22, 2022.

On August 26, 2022, at the request of a member of senior management of LG Chem, Mr. Bailey and the member of senior management of LG Chem spoke by telephone. During the conversation, Mr. Bailey conveyed AVEO’s willingness to work with LG Chem to help LG Chem improve its proposal and the member of senior management of LG Chem requested that AVEO enter into a six-week exclusivity period with LG Chem. Mr. Bailey indicated that he believed the Transaction Committee would authorize AVEO to enter into an exclusivity period starting on September 5, 2022 and ending on October 7, 2022 if LG Chem would commit to submitting a revised proposal by the end of the exclusivity period.

On August 30, 2022, a member of senior management of AVEO sent a revised draft of an exclusivity agreement to Latham & Watkins LLP, LG Chem’s legal advisor (“Latham”).

On September 1, 2022, the chief executive officer of Party A and Mr. Bailey spoke by telephone and discussed Mr. Bailey whether Party A or AVEO might be interested in pursuing a potential strategic transaction between Party A and AVEO. The parties determined they were not interested in pursuing such a strategic transaction at that time.

Also on September 1, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and a representative of WilmerHale were present. During the meeting, representatives of Moelis updated the Transaction Committee on recent communications with potential counterparties, indicating that all potential counterparties, except for LG Chem, had expressly declined to pursue a strategic transaction involving AVEO on terms acceptable to the Transaction Committee or had been unwilling to engage in discussions with AVEO regarding a potential strategic transaction. The representative of WilmerHale then reviewed the terms of the proposed exclusivity agreement to be entered into between AVEO and LG Chem. Following discussion, the Transaction Committee authorized AVEO to enter into the exclusivity agreement on substantially the terms described to the Transaction Committee at the meeting.

On September 7, 2022, representatives of Bank of America transmitted to representatives of Moelis a revised draft of the exclusivity agreement to be entered into between AVEO and LG Chem.

Later on September 7, 2022, representatives of the financial advisor to a company referred to herein as “Party F” contacted, on an unsolicited basis, Messrs. Bailey and Lucera to request a telephone call. During the telephone call, the representatives of Party F’s financial advisor indicated that Party F would be submitting a proposal for Party F to acquire AVEO for $15.00 in cash per share of AVEO common stock. Mr. Bailey received the proposal and sent a copy of the proposal to the Transaction Committee later on September 7, 2022. The proposal was subject to, among other things, completion of Party F’s due diligence and negotiation of a definitive agreement. The proposal also requested an exclusivity period of eight weeks, during which AVEO would be prohibited from, among other activities, engaging in discussions or negotiations with third parties regarding alternative transactions. The proposal stated the premium was approximately 107% and 129%, as compared to the average closing price of AVEO common stock over the most recent sixty (60) and ninety (90) trading days, respectively, preceding the date of the proposal. The proposal also indicated that consummation of a transaction would be subject to CFIUS approval.

On September 8, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and a representative of WilmerHale were present. During the meeting, representatives of Moelis reviewed the terms of Party F’s September 7 proposal and the representative of WilmerHale reviewed the fiduciary duties of the Transaction Committee in connection with the Transaction Committee’s evaluation of the proposals from LG Chem and Party F and their respective requests for exclusivity. Following the discussion, the Transaction Committee instructed Mr. Bailey and the representatives of Moelis to inform each party that AVEO was not in a position to enter into exclusivity at that time but that AVEO would facilitate such party’s due diligence review of AVEO (subject in the case of Party F to execution of a nondisclosure agreement) and submission of a best and final proposal by October 7, 2022, which message was subsequently conveyed by Mr. Bailey to a member of senior management of LG Chem and by representatives of Moelis to representatives of Party F’s financial advisor.

On September 12, 2022, Party F and AVEO entered in a mutual nondisclosure agreement that contained a Twelve (12)-month standstill provision for the benefit of AVEO that would cease to restrict Party F if, among other things, AVEO entered into a definitive agreement to be acquired by a third party. Later on September 12, 2022, representatives of Party F were given access to a virtual data room containing confidential information of AVEO and, during the period from September 12, 2022, through October 16, 2022, Party F engaged in activities related to its due diligence review of AVEO.

On September 14, 2022, the Board held a regular meeting at which representatives of senior management of AVEO and representatives of Moelis were present for a portion of the meeting. During the meeting, Mr. Bailey and Mr. Lucera reviewed a revised preliminary financial forecast. After discussion, the Board directed management to refine the assumptions underlying the preliminary financial forecast and prepare a further revised financial forecast.. The revised forecasts prepared in response to the Board’s direction were presented to the Board on October 17, 2022 and are described in the section of this proxy statement entitled “The Merger—Recommendations of the Transaction Committee and Board and Reasons for the Merger” beginning on page 47 of this proxy statement.

On September 16, 2022, representatives of Bank of America sent to representatives of Moelis by e-mail a draft merger agreement on behalf of LG Chem, which Moelis provided to WilmerHale and AVEO’s management team.

From September 19, 2022 through September 20, 2022, Mr. Bailey and other members of senior management of AVEO and members of senior management of LG Chem met in person in Seoul, South Korea for management presentations and functional due diligence sessions, including with respect to financial, regulatory, legal, commercial, clinical and intellectual property matters. On September 22, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO and representatives of Moelis were present. During the meeting, Mr. Bailey provided an overview of the members of senior management’s visit to Seoul, South Korea to visit with representatives from LG Chem.

On September 22, 2022, at the direction of AVEO’s management team, a representative of WilmerHale sent a revised draft of a merger agreement to representatives of Latham for review by LG Chem and its advisors.

On September 26, 2022, at the direction of the Transaction Committee, a representative of Moelis sent to representatives of Party F’s financial advisor a draft merger agreement, which had been prepared by WilmerHale and was substantially similar to the September 22 draft merger agreement provided by WilmerHale to Latham.

From September 26, 2022 through September 28, 2022, members of senior management of AVEO, representatives of Moelis and representatives of WilmerHale and members of senior management of LG Chem, representatives of Bank of America and representatives of Latham met in person at the offices of WilmerHale in Boston, Massachusetts to discuss the draft merger agreement provided by WilmerHale to Latham on September 22, 2022 and to conduct functional due diligence sessions, including with respect to financial, regulatory, legal, commercial, clinical, employment and benefits and intellectual property matters. During the intellectual property due diligence session, a member of senior management of AVEO informed members of senior management of LG Chem that AVEO was optimistic that the U.S. Patent and Trademark Office would publish in the coming weeks a notice of allowance indicating that the U.S. Patent and Trademark Office was allowing U.S. Patent Application No. 17/720,619, titled “Use of Tivozanib to Treat Subjects with Refractory Cancer” (the “Application”) and noted to such members of senior management of LG Chem that the issuance of the use patent (referred to as the “Use Patent”) could, subject to various risks and uncertainties, provide patent protection for claimed methods of use of FOTIVDA into 2039. During the meetings, Mr. Bailey advised a member of senior management of LG Chem that LG Chem should put its best foot forward for its anticipated revised offer expected on or around October 7, 2022.

On September 28, 2022, Mr. Bailey met in person with a member of the senior management of Party F, with representatives of Party F’s financial advisor and representatives of Moelis present, to discuss Party F’s interest in pursuing an acquisition of AVEO.

On September 29, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO and representatives of Moelis were present. During the meeting, Mr. Bailey provided an overview of the in-person diligence sessions that took place with members of senior management of AVEO, representatives of Moelis and representatives of WilmerHale and members of senior management of LG Chem, representatives of Bank of America and representatives of Latham. Mr. Bailey indicated that he had advised a senior member of LG’s management team that LG Chem should put its best foot forward for its anticipated revised offer expected on or around October 7, 2022.

On October 7, 2022, representatives of Moelis spoke by telephone with representatives of Party F’s financial advisor. During the conversation, the representatives of Party F’s financial advisor indicated that Party F was working on completing due diligence and that Party F expected to submit to AVEO a revised acquisition proposal by October 14, 2022.

On October 8, 2022, a member of senior management of LG Chem sent to Mr. Bailey by e-mail a non-binding written proposal, dated October 7, 2022, for LG Chem to acquire AVEO for $14.70 in cash per share of AVEO common stock. Mr. Bailey sent the proposal to the Transaction Committee by e-mail. The proposal was subject to, among other things, completion of LG Chem’s due diligence and negotiation of a definitive agreement. The proposal also requested an exclusivity period of three (3) weeks, during which AVEO would be prohibited from, among other activities, engaging in discussions or negotiations with third parties regarding alternative transactions. The proposal stated the premium was 68% to the closing price of AVEO common stock on October 6, 2022, 61% to the 52-week high of AVEO common stock on October 5, 2022, 78% to the one (1)-month volume weighted average price of AVEO common stock as of October 6, 2022 and 100% to the three (3)-month volume weighted average price of AVEO common stock as of October 6, 2022. The proposal also indicated that consummation of a transaction would be subject to CFIUS approval and that LG Chem would submit a revised draft of a merger agreement by October 11, 2022.

Later on October 8, 2022, the Transaction Committee held a meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and a representative of WilmerHale were present.

During the meeting, representatives of Moelis updated the Transaction Committee on recent communications with each of LG Chem and Party F and reviewed the terms of LG Chem’s October 8 proposal and the representative of WilmerHale reviewed the fiduciary duties of the Transaction Committee in connection with the Transaction Committee’s evaluation of the proposal. The Transaction Committee then discussed various regulatory considerations associated with the proposals received to date from LG Chem and Party F, as well as the forthcoming issuance of a notice of allowance by the U.S. Patent and Trademark Office in respect of the Application, noting that the issuance of the Use Patent could, subject to various risks and uncertainties, provide patent protection for claimed methods of use of FOTIVDA into 2039. After discussion, the Transaction Committee instructed Mr. Bailey and the representatives of Moelis to inform each of LG Chem and Party F of the anticipated notice of allowance, which message was conveyed by Mr. Bailey to LG Chem and by representatives of Moelis to representatives of Party F’s financial advisor. The Transaction Committee also instructed Moelis to inform Party C of the forthcoming notice of allowance because Party C had indicated that it declined to pursue a strategic transaction involving AVEO because of the expiration of certain patent rights related to FOTIVDA in 2028.

On October 11, 2022, a representative of Latham sent to representatives of WilmerHale a revised draft of a merger agreement on behalf of LG Chem.

On October 12, 2022, AVEO issued a press release announcing that the United States Patent and Trademark Office published that it would allow the Application.

On October 13, 2022, representatives of Party F’s financial advisor and representatives of Moelis spoke by telephone. During the conversation, the representatives of Party F indicated orally that, subject to approval by Party F’s investment committee on October 16, 2022, Party F would submit a proposal to acquire AVEO for $15.00 in cash per share of AVEO common stock.

Also on October 13, 2022, a representative of Party C advised a representative of Moelis by phone that Party C was not interested in pursuing a strategic transaction involving AVEO despite the notice of allowance that the United States Patent and Trademark Office published on October 12, 2022.

Also on October 13, 2022, representatives of WilmerHale and representatives of Latham spoke by telephone. During the call, in anticipation of a special meeting of the Board scheduled for October 14, 2022, representatives of WilmerHale asked for and were provided by Latham context and perspective regarding various positions reflected in the draft merger agreement received by WilmerHale from Latham on October 11, 2022.

On October 14, 2022, the Board held a special meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and representatives of WilmerHale were present. During the meeting, the representatives of Moelis updated the Board on recent communications with potential counterparties, including LG Chem and Party F, and reviewed the terms of the proposals received to date from LG Chem and Party F. A representative of WilmerHale then reviewed the material terms reflected in and issues raised by the draft merger agreement received from Latham on October 11, 2022. After discussion, the Board instructed Mr. Bailey to request from LG Chem its best and final proposal, which Mr. Bailey requested from a member of senior management of LG Chem following the Board meeting on October 14, 2022. The Board also instructed WilmerHale to continue negotiating a definitive agreement with Latham and instructed members of senior management of AVEO and representatives of Moelis to continue efforts to facilitate the potential submission of a revised proposal by Party F.

Later on October 14, 2022, at the direction of AVEO’s management team, a representative of WilmerHale sent to representatives of Latham a revised draft of a merger agreement. From October 14 to October 17, 2022, representatives of Latham and representatives of WilmerHale negotiated the terms of the Merger Agreement at the direction of their respective clients, including the provisions relating to (i) the allocation of the risks associated with regulatory approvals, (ii) restrictions on AVEO’s operations between signing and closing,

(iii) the ability of the Board to respond to unsolicited acquisition proposals, change its recommendation and accept a superior proposal, (iv) the amount and triggers for AVEO’s termination fee, (v) the conditions to the Merger, including whether the consummation of the Merger would be conditioned on CFIUS approval, (vi) the definition of “Material Adverse Effect” (as defined below) and (vii) the scope of AVEO’s representations and warranties.

On October 16, 2022, a member of senior management of LG Chem called Mr. Bailey and indicated orally that LG Chem was revising its proposal to $15.00 per share in cash and that such revised proposal was LG Chem’s best and final proposal.

Later on October 16, 2022, the Board held a special meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and a representative of WilmerHale were present. During the meeting, Mr. Bailey updated the Board on the recent developments and communications with potential counterparties, including LG Chem and Party F, and informed the Board of LG Chem’s best and final proposal of $15.00 per share in cash and representatives of Moelis reported on their conversations with representatives of Party F’s financial advisor. The Board also discussed anticipated regulatory risks associated with a potential transaction with Party F and the fact that Party F had not yet submitted a written proposal or markup of the merger agreement and had additional due diligence requirements, the potential benefits of the Use Patent to AVEO’s business and the risks and uncertainties associated with the Use Patent, including the risk that the enforceability of the Use Patent could be successfully challenged by competitors. Following discussion and after taking these factors into account, the Board directed the members of senior management of AVEO, the representatives of Moelis and the representative of WilmerHale to work toward the execution of a definitive merger agreement with LG Chem on the basis of its proposal to acquire AVEO for $15.00 in cash per share of AVEO common stock as expeditiously as possible.

Later on October 16, 2022, representatives of Party F’s financial advisor spoke to representatives of Moelis by telephone and indicated that Party F was withdrawing its October 13 oral proposal because Party F’s investment committee had decided to pursue other priorities.

On the morning of October 17, 2022, the Board held a special meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and representatives of WilmerHale were present. At the meeting, Mr. Lucera reviewed revised financial forecasts, which management had prepared at the direction of the Board on September 14, 2022. The forecasts consisted of an “Upside Case” and a “Base Case.” Mr. Lucera described the material assumptions underlying each of the Upside Case and the Base Case. Following discussion, the Board instructed Moelis to use the Base Case in preparing its financial analysis with respect to the Merger Consideration because the Board determined that the Base Case was better reflective of the likely future financial performance of AVEO. Neither the Upside Case nor the Base Case was provided to LG Chem or any other potential counterparty. For a summary of each of the Upside Case and the Base Case, and a description of the material assumptions underlying each of the Upside Case and the Base Case, see “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 62 of this proxy statement. A representative of Moelis then described the recent communications with each of LG Chem and Party F, noting that Party F had withdrawn its October 13 oral proposal. The representatives of WilmerHale then reviewed the fiduciary duties of the Board in connection with its evaluation of a sale of AVEO to LG Chem and reviewed the terms of the Merger Agreement.

During the remainder of the day on October 17, 2022, representatives of Latham and representatives of WilmerHale finalized the Merger Agreement and related documents.

Later on October 17, 2022, the Board held a second special meeting by videoconference at which members of senior management of AVEO, representatives of Moelis and representatives of WilmerHale were present. After brief introductory remarks by Mr. Bailey, the representatives of WilmerHale reviewed with the Board the changes to the terms of the Merger Agreement from the prior drafts that had been presented to the Board at the Board meeting earlier that day. The representatives of Moelis then reviewed with the Board Moelis’ financial analysis of the Merger Consideration and answered questions from the Board regarding its analysis. At the request of the Board, Moelis then rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 17, 2022, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken as set forth in the opinion, the Merger Consideration to be paid to the holders of shares of AVEO common stock (other than LG Chem and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a summary of Moelis’ opinion, see “The Merger—Opinion of Moelis & Company LLC” beginning on page 54 of this proxy statement. The Transaction Committee and the Board then discussed various factors weighing in favor of approving the Merger, as well as various other factors and countervailing risks and uncertainties, as summarized below in “The Merger—Recommendations of the Board and Reasons for the Merger” beginning on page 47 of this proxy statement. At the conclusion of these discussions, the Transaction Committee unanimously recommended that the Board (i) determine that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of AVEO stockholders, (ii) approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby, (iii) recommend the adoption of the Merger Agreement by AVEO stockholders and (iv) direct that the adoption of the Merger Agreement be submitted to a vote of AVEO stockholders. Thereafter, the Board unanimously resolved as so recommended by the Transaction Committee.

Early on October 18, 2022, AVEO, LG Chem and Merger Sub executed and delivered the Merger Agreement. Later on October 18, 2022 and prior to the open of trading on Nasdaq, AVEO and LG Chem issued a joint press release announcing the execution of the Merger Agreement.

Recommendations of the Transaction Committee and the Board and Reasons for the Merger

Recommendations of the Transaction Committee and the Board

The Transaction Committee has unanimously recommended that the Board (i) determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby, (iii) recommend the adoption of the Merger Agreement by the stockholders of the Company and (iv) direct that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders at the Special Meeting.

The Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) resolved to recommend the adoption of the Merger Agreement by the stockholders of the Company and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders at the Special Meeting.

The Board unanimously recommends that AVEO stockholders vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby, each of the Transaction Committee and the Board consulted with members of AVEO’s senior management, representatives of AVEO’s legal advisor, WilmerHale, and representatives of AVEO’s financial advisor, Moelis.

Transaction Committee

In the course of reaching its determination and recommendation to the Board, the Transaction Committee reviewed, evaluated and considered a significant amount of information and numerous factors and benefits, including those listed below (which are not listed in any relative order of importance), all of which it viewed as supporting its recommendation that the Board (i) determine that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, (ii) approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby, (iii) recommend the adoption of the Merger Agreement by the stockholders of the Company and (iv) direct that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders:

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Premium to Market Price. The Transaction Committee considered the relationship of the Merger Consideration to the price of AVEO common stock immediately prior to the execution of the Merger Agreement and the recent historical market price and volatility of AVEO common stock, including the fact that the Merger Consideration represents a premium of approximately 50% to the $10.02 closing price per share of AVEO common stock on Nasdaq on October 14, 2022, the last trading day prior to the date on which the Board approved the Merger Agreement, a premium of approximately 73% to the trailing volume-weighted average price per share of $8.65 for the thirty (30) trading day period ended October 14, 2022, a premium of approximately 80% to the trailing volume-weighted average price per share of $8.33 for the sixty (60) trading day period ended October 14, 2022 and a premium of 95% to the trailing volume-weighted average price per share of $7.70 for the ninety (90) trading day period ended October 14, 2022. The Transaction Committee believed that the Merger Consideration represents the highest value reasonably available for the shares of AVEO common stock for the foreseeable future, taking into account the Transaction Committee’s familiarity with the business strategy, assets and prospects of AVEO, the recent historical market price of AVEO common stock and the challenging capital market conditions.

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Certainty of Value. The Transaction Committee considered the all-cash nature of the Merger Consideration to be received by AVEO’s stockholders in the Merger, which would provide liquidity and certainty of value to AVEO stockholders while avoiding additional exposure to market volatility as well as AVEO’s clinical, regulatory, commercialization and other business risks (including risks associated with obtaining additional financing that AVEO management expected would be required to successfully execute AVEO’s long-term business plan, as well as the anticipated increased competition for FOTIVDA and AVEO’s potential loss of exclusivity with respect to FOTIVDA). Taking into account the business, operations, prospects, strategic and short and long term operating plans, assets, liabilities and financial condition of AVEO, the Transaction Committee weighed the certainty of realizing compelling value for shares of AVEO common stock by virtue of the Merger against the uncertain prospect that the trading value of shares of AVEO common stock would approach the Merger Consideration in the foreseeable future and the risks and uncertainties associated with AVEO’s business generally, including those described below and those discussed in AVEO’s public filings with the SEC. See “Where You Can Find More Information” beginning on page 115 of this proxy statement. In particular, the Transaction Committee carefully considered the anticipated issuance, as publicly announced by AVEO on October 12, 2022, of the Use Patent, the increase in stock price of AVEO common stock following the announcement of the anticipated issuance of the Use Patent, the potential benefits of the Use Patent to AVEO’s business and the risks and uncertainties associated with the Use Patent, including the risk that the validity and enforceability of the Use Patent could be successfully challenged by third parties, including competitors and was given no incremental value by sell-side equity research analysts, and concluded that the Merger was the best alternative reasonably available to AVEO stockholders, including compared to the alternative of remaining a stand-alone public company, notwithstanding the anticipated issuance of the Use Patent, because the Merger would provide liquidity and certainty of value to AVEO stockholders.

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Highest Value Reasonably Obtainable. The Transaction Committee believed that the Merger Consideration of $15.00 per share of AVEO common stock represents the highest value reasonably obtainable for AVEO shares of common stock for the foreseeable future, taking into account the process conducted by AVEO, with the assistance of representatives of Moelis, to identify whether other potential parties might be interested in pursuing an acquisition of AVEO (which did not result in any proposal to acquire AVEO at a valuation greater than the $15.00 per share of AVEO common stock payable in the Merger) and the business, operations, prospects, business strategy, assets, liabilities and general financial condition of AVEO, including in light of the anticipated issuance of the Use Patent. The Board also considered the progress and the outcome of AVEO’s negotiations with LG Chem, including the increase in the consideration offered by LG Chem from the time of its initial expression of interest to the end of the negotiations, including following the disclosure to LG Chem of the anticipated issuance of the Use Patent, and a number of changes in the terms and conditions of the Merger Agreement from the version initially proposed by LG Chem that were favorable to AVEO. Further, the Transaction Committee believed, based on these negotiations, that the Merger Consideration was the highest price per share that LG Chem was willing to pay and that the Merger Agreement contained the most favorable terms to AVEO to which LG Chem was willing to agree.

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Possible Strategic Alternatives. The Transaction Committee considered the process conducted by AVEO, with the assistance of representatives of Moelis, to identify whether other potential parties might be interested in pursuing an acquisition of AVEO, taking into account the expected interest of such parties generally, and their ability to consummate a transaction with AVEO. In particular, the Transaction Committee considered the extensive outreach by representatives of Moelis and members of AVEO’s senior management with respect to such parties believed to be most likely to have interest in pursuing such an acquisition of AVEO, and considered the responses received from such contacted parties, including the fact that each such party had either declined to engage with AVEO regarding a potential sale transaction, declined to make a proposal to acquire AVEO, withdrawn its proposal to acquire AVEO or submitted a proposal to acquire AVEO at a price per share substantially lower than the $15.00 per share of AVEO common stock payable in the Merger.

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Full and Fair Value. The Transaction Committee believed that the Merger Consideration of $15.00 per share of AVEO common stock represents full and fair value for AVEO shares of common stock, taking into account the Transaction Committee’s familiarity with the business strategy, assets and prospects of AVEO on a standalone basis and the relative certainty of the cash consideration payable in the Merger as compared to the risks and uncertainties of continuing on a standalone basis as an independent public company (including the risk that additional financing that AVEO management believed would be required to successfully execute AVEO’s long-term business plan would be dilutive).

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Likelihood of Consummation. The Transaction Committee considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, including the likelihood of consummation, based upon the scope of the conditions to the consummation of the Merger, the relative likelihood of obtaining required regulatory approvals, the remedies available to AVEO under the Merger Agreement in the event of various breaches by LG Chem, including specific performance, and LG Chem’s reputation in the petrochemicals, advance materials and life sciences industries and its financial capacity to complete an acquisition of this size, which the Transaction Committee believed supported the conclusion that a transaction with LG Chem could be completed relatively expeditiously and in an orderly manner.

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Opinion of Financial Advisor. The Transaction Committee considered the financial analysis of Moelis, as reviewed and discussed with the Board, as well as the opinion of Moelis to the effect that, as of October 17, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in Moelis’ written opinion, the Merger Consideration to be received by holders of shares of AVEO common stock (other than LG Chem and its affiliates) in the Merger was fair, from a financial point of view, to such holders, as more fully described under “The Merger—Opinion of Moelis & Company LLC” beginning on page 54 of this proxy statement.

•	Terms of the Merger Agreement. The Transaction Committee considered the terms and conditions of the Merger Agreement, which was the product of arms’-length negotiations with the assistance of

AVEO’s advisors, including the structure of the transaction, the all-cash form of the Merger Consideration, the limited scope of the conditions to the consummation of the Merger, and the customary nature of the representations, warranties, and the covenants and agreements of the parties. For the reasons noted below, the Transaction Committee believed that the provisions of the Merger Agreement were advisable and fair to, and in the best interests of, AVEO and AVEO stockholders. In particular:

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No Financing Condition. The Transaction Committee considered the representation of LG Chem that LG Chem has, and at the Effective Time will have, sufficient cash or other liquid financial resources or undrawn financing commitments to consummate the Merger, and that the consummation of the Merger is not subject to a financing condition.

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No Solicitation Covenants and Fiduciary Outs. The Transaction Committee considered the non-solicitation covenants and “fiduciary out” provisions of the Merger Agreement, which, subject to the terms and conditions thereof and limitations set forth therein, permit AVEO to furnish information to, and to engage in discussions or negotiations with, third parties that make unsolicited Acquisition Proposals (as defined below) meeting certain criteria (including compliance with AVEO’s covenants under the Merger Agreement with respect to soliciting such Acquisition Proposals), permit the Board to change its recommendation to stockholders regarding the Merger Agreement under certain circumstances and permit AVEO to terminate the Merger Agreement in order to enter into a definitive agreement relating to a Superior Proposal (as defined below), subject to, among other things, payment of a termination fee to LG Chem. The Transaction Committee also considered its ability to change its recommendation to stockholders regarding the Merger Agreement in response to an Intervening Event (as defined below) if the failure to do so would be inconsistent with the fiduciary duties of the Board under applicable law. The Transaction Committee further considered the fact that the $20.4 million termination fee payable by AVEO in the event the Merger Agreement is terminated under certain circumstances, in the opinion of the Transaction Committee, (i) is reasonable in light of the overall terms of the Merger Agreement and the expected benefits of the Merger, (ii) is consistent with the amount of such fees payable in comparable transactions on a relative basis and (iii) would not be a substantial impediment or preclude another party from making a competing proposal to acquire AVEO.

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End Date. The Transaction Committee considered the fact that the End Date under the Merger Agreement, on which either party, subject to certain exceptions, can terminate the Merger Agreement, as such End Date may be extended under the Merger Agreement to permit certain conditions to the Merger to be satisfied, allows for sufficient time to consummate the transactions contemplated by the Merger Agreement, but also prevents the Merger Agreement from being extended for an unreasonable amount of time.

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Enforcement. The Transaction Committee considered AVEO’s ability to obtain specific enforcement of the obligations of LG Chem and Merger Sub under the Merger Agreement, thereby ensuring that AVEO has an appropriate remedy in the event LG Chem and Merger Sub were to decline to comply with their obligations under the Merger Agreement.

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Stockholder Approval; Appraisal Rights. The Transaction Committee considered that the adoption of the Merger Agreement would be subject to the approval of AVEO stockholders, that stockholders would be free to vote against the adoption of the Merger Agreement, and that stockholders who do not vote to adopt the Merger Agreement and who properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the Merger.

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Conditions to Closing; Interim Operations. The Transaction Committee considered the fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to consummation of the Merger would not be satisfied and also provide reasonable flexibility to operate AVEO’s business during the pendency of the Merger.

The Transaction Committee, in consultation with members of AVEO’s senior management, also assessed AVEO’s prospects for substantially increasing stockholder value as a standalone company in excess of the Merger Consideration, given the risks and uncertainties in AVEO’s business, including, but not limited to, the following (which are not listed in any relative order of importance) and those discussed in AVEO’s public filings with the SEC (see “Where You Can Find More Information” beginning on page 115 of this proxy statement):

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the fact that AVEO has incurred significant operating losses, anticipates that it will continue to incur significant operating expenses for the foreseeable future and may never generate significant revenue or achieve or sustain profitability;

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the risks and uncertainties associated with AVEO’s heavy dependence on the success of its commercial product, FOTIVDA, and on its clinical stage assets, including tivozanib (in other combination regimens and earlier-line settings), ficlatuzumab, AV-380 and AV-203, and the risk that AVEO would suffer material harm if it is unable to complete the clinical development of, obtain marketing approval for or successfully commercialize its product candidates;

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the substantial harm to AVEO’s business that would result from the loss of exclusivity with respect to FOTIVDA, which could occur in November 2028 if the Application (which is expected to issue as U.S. Patent No. 11,504,365 on November 22, 2022) faced a third-party challenge after issuance, and the patent is rendered invalid, unenforceable or found not to be infringed;

•	the significant risks and challenges associated with substantial competition from existing approved products and the potential for competitors to commercialize new competing products;

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the challenges, potential shareholder dilution and other uncertainties associated with securing additional funding which AVEO may require to advance its pipeline of clinical stage assets, a failure to which obtain when needed would force AVEO to delay, limit, reduce or terminate AVEO’s research, product development or commercialization efforts;

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the possible failure or delays of current or future clinical trials, including as a result of delays or difficulties in the enrollment of patients in clinical trials, or which may prevent or delay successful completion of the study and/or receipt of necessary regulatory approvals (including in connection with unanticipated safety signals);

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AVEO’s reliance in part on third parties to produce preclinical and clinical product candidate supplies and to conduct clinical trials of AVEO’s internally-developed product candidates, and the risk that those third parties may not perform satisfactorily, including by failing to deliver supplies on time or to meet deadlines for the completion of such trials, research or testing;

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risks and potential delays relating to the manufacturing and supply of FOTIVDA and AVEO’s drug product candidates, including due to the failure of third party manufacturers to comply with manufacturing regulations;

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uncertainties relating to AVEO’s ability to obtain or maintain adequate patent protection for one or more of its product candidates, or a sufficiently broad scope of its patent protection, which could result in competition and a decrease in the potential market share for such product candidate;

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risks and uncertainties associated with the COVID-19 pandemic and related variants, and the potential impact of such risks and uncertainties on a standalone strategy-basis and the trading price of AVEO common stock, including the uncertainty related to the spread of the COVID-19 pandemic and the potential consequences of the pandemic on the financial markets and AVEO’s current and future business and operations, which could include: delays of AVEO’s ongoing and planned clinical trials; decreases and delays in supplier, vendor and collaboration partner interactions as a result of government and other restrictions; delays in interactions with and responses from governmental authorities; and disruptions in the operations of clinical research organizations and other third parties upon whom AVEO relies;

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the risk that countries that impose price controls or reimbursement limitations for pharmaceutical products will not allow favorable reimbursement and pricing arrangements for any products approved in those countries; and

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the current state of the U.S. and global economies, including the recent downward trend in the biopharmaceutical financial markets, increased volatility resulting from escalating political and global trade tensions, and the current and potential impact in both the near term and long term on the biopharmaceutical industry and the future commercialization efforts required with respect to AVEO’s drug products and drug product candidates that are or become approved for sale, including the numerous risks, costs and uncertainties associated with research, development and commercialization of AVEO’s pipeline programs, all of which risks are enhanced by the COVID-19 pandemic and may remain present following the resolution of the COVID-19 pandemic.

In the course of its deliberations, the Transaction Committee, in consultation with members of AVEO’s senior management and representatives of AVEO’s outside financial and legal advisors, also considered a variety of uncertainties, risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including, but not limited to, the following (which are not listed in any relative order of importance):

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No Stockholder Participation in Future Earnings or Growth. The Transaction Committee considered that the nature of the Merger as a cash transaction means that, if the Merger is consummated, AVEO stockholders will not participate in future earnings or growth of AVEO and will not benefit from any appreciation in the value of AVEO’s business or the shares of the surviving corporation.

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Risk Associated with Failure to Consummate the Merger. The Transaction Committee considered the possibility that the transactions contemplated by the Merger Agreement, including the Merger, might not be consummated, and that consummation of the Merger is subject to the satisfaction of certain conditions that may not be within AVEO’s control, including receipt of the necessary regulatory clearances and approvals and that no Material Adverse Effect with respect to AVEO has occurred. The Transaction Committee considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied and, as a result, it is possible that the Merger may not be consummated even if the Merger Agreement is adopted by AVEO stockholders. The Transaction Committee considered the fact that if the Merger is not consummated (i) AVEO will have incurred significant transaction and opportunity costs, including the possibility of disruption to AVEO’s operations, diversion of management and employee attention, employee attrition and a potentially negative effect on AVEO’s business and customer relationships, (ii) the trading price of AVEO common stock may be adversely affected and (iii) the market’s perceptions of AVEO’s prospects could be adversely affected.

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Interim Operating Covenants. The Transaction Committee considered the restrictions on the conduct of AVEO’s business during the pendency of the Merger, which may delay or prevent AVEO from undertaking potential business opportunities that may arise, may have a material adverse effect on AVEO’s ability to respond to changing market and business conditions in a timely manner (or at all) or may negatively affect AVEO’s ability to attract, retain and motivate key personnel. The Transaction Committee also considered that the focus and resources of AVEO’s management may become diverted from other important business opportunities and operational matters while working to consummate the Merger, which could adversely affect AVEO’s business.

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No Solicitation Covenants and Termination Fee. The Transaction Committee considered the fact that, subject to certain exceptions, the Merger Agreement precludes AVEO and its representatives from soliciting, or entering into or participating in discussions or negotiations relating to, alternative acquisition proposals, and requires AVEO to pay to LG Chem a termination fee of $20.4 million if the Merger Agreement is terminated under certain circumstances, including a termination of the Merger Agreement by AVEO to enter into a definitive agreement for a Superior Proposal, as described in “The

Merger Agreement—Termination Fee; Certain Expenses” beginning on page 103 of this proxy statement. The Transaction Committee also considered, but did not consider preclusive, the fact that the right afforded to LG Chem under the Merger Agreement to propose amendments or modifications to the terms and conditions of the Merger Agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, AVEO. Nevertheless, the Transaction Committee considered that the amount of the termination fee, as compared to termination fees in transactions of a similar size, in the opinion of the Transaction Committee, was reasonable, and would not likely deter competing bids. The Transaction Committee also recognized that the provisions in the Merger Agreement relating to non-solicitation and the termination fee were required by LG Chem as conditions to entering into the Merger Agreement.

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Effect of Transaction Announcement. The Transaction Committee considered the potential effect of the announcement of the Merger Agreement, including effects on AVEO’s stock price and operations, including AVEO’s relationships with suppliers, distributors, vendors, collaborators and employees, and AVEO’s ability to attract and retain key personnel during the pendency of the transactions contemplated by the Merger Agreement, as well as the possibility of a suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated thereby.

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Transaction Costs. The Transaction Committee considered the fact that AVEO has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated.

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Taxable Transaction. The Transaction Committee considered that receipt of the all-cash Merger Consideration would be taxable to AVEO stockholders that are treated as U.S. holders for United States federal income tax purposes.

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Interests of Directors and Executive Officers. The Transaction Committee considered the possibility that AVEO’s directors and executive officers may have interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of AVEO’s stockholders generally. See “The Merger—Interests of the Directors and Executive Officers of AVEO in the Merger” beginning on page 66 of this proxy statement.

After considering all of the factors discussed above, the Transaction Committee concluded that the potential benefits of the Merger substantially outweighed the risks or potential negative consequences of the Merger.

Board

The Board considered and relied upon the analyses and recommendation of the Transaction Committee in arriving at its determinations and recommendation to the Company’s stockholders. In considering the Transaction Committee’s analyses and recommendation, the Board discussed the Transaction Committee’s recommendation with the members of the Transaction Committee and the financial and legal advisors of the Company. The following are some of the significant factors that supported the Board’s determination and recommendation:

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the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, including the likelihood of consummation, based upon the scope of the conditions to the consummation of the Merger, the relative likelihood of obtaining required regulatory approvals, the remedies available to AVEO under the Merger Agreement in the event of various breaches by LG Chem, including specific performance, and LG Chem’s reputation in the petrochemicals, advance materials and life sciences industries and its financial capacity to complete an acquisition of this size, which the Board believed supported the conclusion that a transaction with LG Chem could be completed relatively expeditiously and in an orderly manner;

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the financial analysis of Moelis, as reviewed and discussed with the Board, as well as the opinion of Moelis to the effect that, as of October 17, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in Moelis’ written opinion, the Merger Consideration to be received by holders of shares of AVEO common stock (other than LG Chem and its affiliates) in the Merger was fair, from a financial point of view, to such holders, as more fully described under “The Merger—Opinion of Moelis & Company LLC” beginning on page 54 of this proxy statement;

•	the business and financial condition of the Company, and the risks associated with continuing as an independent company;

•	the consideration of the other strategic alternatives available to the Company;

•	the process for considering strategic alternatives conducted by the Transaction Committee;

•	the specific terms of the Merger Agreement and the structure of the Merger, and the related benefits to the Company and to the stockholders of the Company;

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each of the above listed as described in further detail, as well as the other factors considered by the Transaction Committee, in the section entitled “The Merger—Reasons for the Merger—Transaction Committee” above; and

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the fact that the Transaction Committee, formed to act on behalf of AVEO to review and evaluate potential transactions for purposes of providing prompt guidance and direction to AVEO management, is comprised of three independent directors of AVEO, and the fact that, other than any compensation for their service on the Board and their interests described under “The Merger—Interests of the Directors and Executive Officers of AVEO in the Merger” beginning on page 54 of this proxy statement, neither the members of the Transaction Committee nor any other members of the Board have an interest in Merger different from, or in addition to, that of the holders of the Company common stock generally.

The Board also considered a number of potentially negative factors in its deliberations concerning the Offer and the Merger, including the same potentially negative factors considered by the Transaction Committee that are listed in the Section entitled “The Merger—Reasons for the Merger—Transaction Committee” Beginning on page 47 of this proxy statement.

The foregoing discussion of the information and factors considered by the Transaction Committee and the Board, respectively, is intended to be illustrative and not exhaustive, but includes material reasons and factors considered by the Transaction Committee and the Board, respectively, in reaching its conclusions and recommendation in relation to the Merger, the Merger Agreement and the transactions proposed thereby. In light of the variety of reasons and factors considered and the complexity of these matters, neither the Transaction Committee nor the Board found it practicable to, and neither did, quantify or otherwise assign relative weights to the specific reasons or factors considered in reaching their respective determinations and recommendations. Each of the Transaction Committee and the Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, members of AVEO’s senior management and representatives of AVEO’s outside financial advisor and legal counsel. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, neither the Transaction Committee nor the Board reached any specific conclusion with respect to any of the factors or reasons considered. Instead, each of the Transaction Committee and the Board conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the stockholders of AVEO outweighed the risks or potential negative consequences. It should be noted that this explanation of the reasoning of the Transaction Committee and the Board, respectively, and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 32 of this proxy statement.

Opinion of Moelis & Company LLC

At the meeting of the Board on October 17, 2022 to evaluate and consider approval of the Merger Agreement and the Merger, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated

October 17, 2022, addressed to the Board (solely in its capacity as such) to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in the opinion, the Merger Consideration to be received by holders of AVEO common stock (other than the Excluded Holders) in the Merger was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion dated October 17, 2022, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of AVEO common stock (other than the Excluded Holders) in the Merger, and does not address AVEO’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to AVEO. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to AVEO, including publicly available research analysts’ financial forecasts;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities, financing and prospects of AVEO furnished to Moelis by AVEO, including the Base Case and the Upside Case, each of which were provided to or discussed with Moelis by the management of AVEO (described on page 62 of this proxy statement/prospectus under the caption “—Certain Unaudited Prospective Financial Information”);

•	reviewed information regarding AVEO’s federal and state net operating losses and federal tax credits provided to or discussed with Moelis by management of AVEO;

•	reviewed information regarding the capitalization of AVEO furnished to Moelis by AVEO;

•	conducted discussions with members of the senior management and representatives of AVEO, including the information described above as well as the business and prospects of AVEO generally;

•	reviewed the reported prices and trading activity for AVEO’s common stock;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft, dated October 17, 2022, of the Merger Agreement;

•	participated in certain discussions and negotiations among representatives of AVEO and LG Chem and their respective advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its analysis and opinion, Moelis, at the direction of the Board, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any of such information). With the consent of the Board, Moelis also relied on the representation of AVEO’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of AVEO and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, at the direction of the Board, Moelis utilized the Base Case for purposes of its opinion, and, Moelis assumed, at the direction of the Board, that the Base Case was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of AVEO as to the future performance of AVEO. In addition, Moelis relied, with the consent of the Board, on the assessments of the management of AVEO as to the existing products and services of AVEO and the validity of, and risks associated with, the future intellectual property, products and services of AVEO and the marketability, commercial viability, regulatory approval and market adoption of AVEO’s current and future products or services. Moelis assumed, with the consent of the Board, that there will be no developments with respect to any of the foregoing that would affect its analyses or opinion. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of AVEO, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address AVEO’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to AVEO and did not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, and did not, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Merger Consideration from a financial point of view to the holders of AVEO common stock (other than Excluded Holders). Moelis did not express any opinion as to fair value, viability or the solvency of AVEO or LG Chem following the closing of the Merger. In rendering its opinion, Moelis assumed, with the consent of the Board, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Merger Agreement were accurate and correct, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to its analysis.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, October 17, 2022 and Moelis assumed no responsibility to update its opinion for developments after that date. Moelis noted that the credit, financial and stock markets have been experiencing unusual volatility and expressed no opinion as to any potential effects of such volatility on AVEO, LG Chem or the Merger.

Moelis’ opinion did not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of AVEO, other than the fairness of the Merger Consideration from a financial point of view to the holders of AVEO common stock (other than the Excluded Holders). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Board at their meeting held on October 17, 2022, in connection with delivery of its opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For purposes of Moelis’ analysis:

•	“EBIT” was generally calculated as earnings before interest and taxes.

•

“Total Enterprise Value” (or “TEV”) was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of October 14, 2022 (the “equity value”) (i) plus preferred stock, if any, (ii) plus debt, excluding lease obligations and (iii) less cash and cash equivalents (in each of the foregoing cases (i) through (iii), as of the relevant company’s most recently reported quarter end, with pro forma adjustments for any reported capitalization events subsequent to the relevant company’s most recently reported quarter end).

Discounted Cash Flow Analysis – Base Case

Utilizing the Base Case, Moelis performed a discounted cash flow (“DCF”) analysis of AVEO to calculate the present value of the estimated future unlevered free cash flows projected by management of AVEO to be generated by AVEO for the calendar years ending December 31, 2023 through December 31, 2038 and the present value of the estimated terminal value of AVEO as of December 31, 2022.

Moelis calculated AVEO’s pro forma unlevered free cash flow as EBIT, less cash taxes, plus depreciation and amortization, less capital expenditures, less increases in net working capital and plus decreases in net working capital, each as set forth under “The Merger—Certain Unaudited Prospective Financial Information” on page 62).

Moelis utilized a range of discount rates of 13.00% to 17.00% based on an estimated range of weighted average cost of capital (“WACC”) for AVEO. The WACC range reflected a derived cost of equity using (i) a risk-free rate based on twenty (20)-year U.S. government bonds, (ii) an equity risk premium, (iii) a size premium and (iv) a selected range of unlevered betas and debt to total capitalization ratios informed by the Selected Companies (as defined below). Moelis used the foregoing range of discount rates to calculate estimated present values as of December 31, 2022 of (i) estimated after-tax unlevered free cash flows of AVEO for the calendar years ending December 31, 2023 through December 31, 2038 (in each case, discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of perpetuity growth rates of negative 75.0% to negative 25.0%, reflecting future decline in revenue and negative free cash flow post-patent expiry, as projected by AVEO management, and taking into account AVEO management’s view related to replicability of molecule, competition, size of market opportunity and availability of an authorized generic.

In calculating the implied equity value of AVEO, Moelis separately valued, as of December 31, 2022, AVEO’s (i) U.S. federal and state net operating losses (“NOLs”) and (ii) U.S. federal R&D tax credits, in each case, using estimates of tax cash savings provided by AVEO and taking into account a U.S. federal corporate tax rate of 21% and an assumed state tax rate of 5%, in each case as provided by AVEO management.

For purposes of its analysis, Moelis took into account the dilutive impact of a projected $75 million equity financing in 2023 at a 20% discount to current market prices and warrant coverage and costs of financing based on assumptions provided by AVEO management.

The DCF analysis yielded an implied range of share prices for AVEO common stock of $12.47 to $15.39, which Moelis compared to the Merger Consideration.

Selected Publicly Traded Companies Analysis

Moelis performed a selected publicly traded companies analysis of AVEO. Financial data for the selected publicly traded companies was based on public filings and other publicly available information available as of October 14, 2022. In performing its analysis, Moelis reviewed and analyzed certain financial information and stock market trading information of the selected publicly traded companies listed below (the “Selected Companies”). Moelis chose the Selected Companies because they are oncology companies with TEV of up to $1 billion that have small molecule or antibody-based pipelines. The Selected Companies also have lead programs that are either marketed (and early in launch cycle) or in late-stage clinical development, and the Selected Companies have similar total revenue opportunities across their marketed and development-stage portfolios.

•	ADC Therapeutics SA (“ADC”)

•	Deciphera Pharmaceuticals, Inc. (“Deciphera”)

•	G1 Therapeutics, Inc. (“G1”)

•	Karyopharm Therapeutics Inc. (“Karyopharm”)

•	MacroGenics, Inc. (“MacroGenics”)

•	Zymeworks Inc. (“Zymeworks”)

In performing its analysis, Moelis reviewed and analyzed, among other things, market capitalization as of October 14, 2022, closing price as of October 14, 2022 as a percentage of 52-week-high trading price, total cash, TEV as a multiple of risk-adjusted net revenue for calendar year 2026 (“2026E Adjusted Net Revenue”) and risk-adjusted net revenue for calendar year 2027 (“2027E Adjusted Net Revenue”). Financial data for the Selected Companies were based on publicly available median consensus research estimates and public filings. In the case of estimated Adjusted Net Revenue for AVEO, Moelis reviewed both the median consensus research analyst estimates and the Base Case. The Selected Companies used in this analysis and their implied trading values to estimated Adjusted Net Revenue for calendar years 2026 and 2027 are summarized in the following table:

	% of 52-Wk High	Market Cap. ($ in millions)	Total Cash ($ in millions)		TEV ($ in millions)	TEV/ 2026E Adj. Net Revenue	TEV/ 2027E Adj. Net Revenue
Selected Companies
ADC	14.7%	$376	$543		$183	0.4x	0.3x
Deciphera	44.0%	$1,207	$393	[1]	$814	2.1x	2.0x
G1	63.5%	$482	$144	[2]	$413	1.0x	0.7x
Karyopharm	32.5%	$465	$171	[3]	$717	1.8x	1.4x
MacroGenics	15.5%	$217	$134		$84	0.8x	0.5x
Zymeworks	20.4%	$372	$242	[4]	$130	0.5x	0.4x
Mean	31.8%					1.1x	0.9x
Median	26.4%					0.9x	0.6x
AVEO
Median Wall Street consensus estimates	100%	$369	$77		$334	0.9x	0.8x
Base Case	100%	$369	$77		$334	0.8x	0.7x

[1]	Includes long-term marketable securities of $9.2mm (corporate debt securities and U.S. government securities); does not include long-term assets (restricted and other) of $3.3mm.
[2]	Does not include short- and long-term restricted cash of $0.1mm and $0.3mm.
[3]	Excludes short- and long-term restricted cash of $1.1mm and $0.6mm, respectively.
[4]	Does not include long-term investments (equity securities acquired for strategic purposes or in connection with licensing and collaboration agreements) of $0.9mm.

For purposes of selecting its reference ranges for this analysis, Moelis utilized (i) the median trading multiples for the Selected Companies (given the wide range of trading multiples observed for the Selected Companies) and (ii) AVEO’s current trading multiples. Moelis noted that AVEO was trading at a 52-week high, while the rest of the Selected Companies had recently traded lower over that same period, which informed Moelis’ approach. Moelis did not utilize Deciphera’s trading multiples in its range because Deciphera’s portfolio has meaningful additional mid-stage clinical assets, as compared to the Selected Companies and AVEO, that are expected to drive diversification and long-term revenue beyond 2026, and these risk-adjusted revenues were not yet fully captured in Street consensus estimates for 2026 or 2027 revenues. Similarly, Moelis did not utilize Karyopharm’s trading multiples in its range because Karyopharm has significant mid-stage and late-stage clinical programs (including follow-on indications for its lead product), as compared to the Selected Companies and AVEO, that are expected to expand the long-term revenue base that are not yet fully captured in Street consensus estimates for 2026 or 2027 revenues.

In light of the foregoing review and based on its professional judgment and experience, Moelis selected reference ranges of (i) 0.7x to 1.1x for 2026E and (ii) 0.5x to 0.9x for 2027E. Moelis applied these ranges to the 2026E and 2027E Adjusted Net Revenue of AVEO included in the Base Case.

The Selected Publicly Traded Companies analysis yielded an implied range of share prices for AVEO common stock based on the selected multiple ranges described above of $8.59 to $12.60 based on 2026E Adjusted Net Revenue, and $7.57 to $12.42 based on 2027E Adjusted Net Revenue, which Moelis compared to the Merger Consideration.

Other Information

Moelis also noted for the AVEO Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes only, including, among other things:

Discounted Cash Flow Analysis – Upside Case

Utilizing the Upside Case (including with respect to utilization of NOLs and R&D tax credits), Moelis performed a DCF analysis of AVEO using the same methodology described above under “—Discounted Cash Flow Analysis –Base Case” to calculate the present value of the estimated future unlevered free cash flows projected by management of AVEO to be generated by AVEO and the present value of the estimated terminal value of AVEO.

This DCF analysis yielded an implied range of share prices for AVEO common stock of $14.98 to $18.16, which for reference only, Moelis compared to the Merger Consideration.

Selected Precedent Transactions Analysis

Moelis performed a selected precedent transactions analysis with respect to AVEO for informational purposes only. For its selected precedent transaction analysis, Moelis reviewed certain financial information related to recent transactions focusing on peak revenue multiples relating to companies that, among other things, met the following criteria: (i) target company with lead asset either marketed or in mid-late stage clinical development (expected to launch within the next one (1) to two (2) years) targeting oncology, (ii) identified lead program as core value driver, with some value assigned to pipeline upside/optionality, with platform acquisitions (e.g., cell therapy) excluded and (iii) focused on lead assets with similar mechanisms of action to AVEO’s portfolio and included small molecule and/or monoclonal antibody assets.

For informational purposes only, Moelis noted, to the extent information was publicly available (i) the number of years until loss of exclusivity (“LOE”) and (ii) the implied TEV (including contingent consideration) of the precedent transaction as a multiple of the relevant acquired company’s peak risk-adjusted net revenue (“TEV/Peak Sales”). The information noted by Moelis with respect to the selected precedent transactions is summarized below:

Date Announced	Target	Acquiror	Indication	#Years to LOE	TEV ($ in millions)	TEV/Peak Sales
06/27/2022	Epizyme, Inc.	Ipsen Pharma SAS	Follicular Lymphoma	10	$492	0.3x
04/13/2022	Sierra Oncology, Inc.	GSK plc	Myelofibrosis	6-8	$1,593	2.0x
06/02/2021	Constellation Pharmaceuticals, Inc.	MorphoSys AG	Myelofibrosis	10-20	$1,358	0.9x
05/04/2020	Stemline Therapeutics Inc.	Menarini Group	BPDCN	7	$561	1.0x
01/31/2018	Cascadian Therapeutcis, Inc.	Seattle Genetics, Inc.	HER2+ Breast Cancer	13	$508	0.8x
Mean					$902	1.0x
Median					$561	0.9x
	AVEO at $15.00		Renal Cell Carcinoma	6[1]	$566	1.1x

[1]	Does not account for any implications of the USPTO’s notice of allowance for FOTIVDA methods of use patent.

Moelis noted that if a range of selected multiples of 0.8x to 1.0x were to be applied to the Base Case estimated peak sales for AVEO the resulting range of implied price per share of AVEO common stock would be $10.88 to $13.97 per share. For reference only, Moelis compared this implied range of share prices to the Merger Consideration. Moelis did not rely on the precedent transaction analysis because it determined that none of the selected precedent transactions were relevant or directly comparable to the Merger due to the unique portfolio composition of AVEO and lack of close comparability based on a variety of factors including (i) a limited number of transactions of comparable stage and target indication, with targets involved in select precedent transactions at time of transaction carrying significant clinical risk in the lead program, (ii) AVEO management’s uncertainty as to whether AVEO’s pending new patent could potentially extend FOTIVDA’s commercial opportunity beyond 2028, and as a result the currently shorter relative duration of AVEO’s commercial product FOTIVDA versus the targets involved in the selected precedent transactions and (iii) several transactions included contingent consideration and/or had limited financial disclosure.

Premiums Paid Analysis

For informational purposes only, Moelis reviewed and analyzed, using publicly available information, the acquisition premia for 87 all-cash transactions (including 12 healthcare transactions) announced since 2015 involving a public company in all industries (excluding financial institutions and real estate) with a target based in the United States where the disclosed enterprise value for the transaction was between $300 million and $750 million. For the entire period, using publicly available information, Moelis calculated the mean, median, high and low premia of the price paid in each of the transactions relative to the closing price per share one (1) day, One (1) week and one (1) month prior to announcement (excluding transactions with negative premiums to the share price One (1) day prior). Moelis also calculated adjusted mean and median premia by excluding all transactions where the One (1)-day premium exceeded 150%.

The information noted by Moelis with respect to these transactions is summarized below:

	All Transactions
	1 Day	1 Week	1 Month
High	366%	416%	450%
Mean	52%	55%	57%
Median	40%	41%	39%
Low	0.6%	5.0%	0.3%
Adjusted Mean	41%	42%	45%
Adjusted Median	38%	39%	38%

	Healthcare Transactions
	1 Day	1 Week	1 Month
High	182%	171%	157%
Mean	67%	63%	68%
Median	56%	50%	59%
Low	1%	6%	20%
Adjusted Mean	46%	47%	51%
Adjusted Median	54%	50%	39%

Moelis applied ranges of premiums of 40% to 60% to the $10.02 closing price per share of AVEO common stock on October 14, 2022. Moelis noted this implied a range of share prices for AVEO common stock of $14.03 to $16.03 per share. For reference only, Moelis compared this implied range of share prices to the Merger Consideration.

Analyst Share Price Target Analysis

Moelis also reviewed publicly available Wall Street research analysts’ stock price targets for shares of AVEO common stock published of October 14, 2022, which ranged from $12.00 to $19.00 per share with a median of $15.00 per share. For reference only, Moelis compared this range with the Merger Consideration.

52-Week Low/High Share Price Analysis

Moelis reviewed the historical trading performance of the AVEO common stock over a 52-week period ending October 14, 2022, which ranged from a closing trading price low of $3.15 per share on January 27, 2022 to a high of $10.02 per share on October 14, 2022. For reference only, Moelis compared this range with the Merger Consideration.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to AVEO. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Frank’s nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Except as described in this summary, the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The Merger Consideration was determined through arms’ length negotiations between AVEO, on the one hand, and LG Chem on the other, and was approved by the Board. Moelis did not recommend any specific consideration to the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis acted as exclusive financial advisor to AVEO in connection with the Merger. AVEO agreed to pay Moelis certain fees for its services, comprised of a non-creditable opinion fee of $750,000 upon delivery of any opinion (regardless of the conclusion reached in that opinion) and a transaction fee upon consummation of the Merger. The transaction fee is calculated by reference to the gross consideration payable in exchange for AVEO’s equity in the Merger, and is currently estimated to be approximately $15.6 million. In addition, AVEO has agreed to reimburse Moelis for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Moelis and related persons against various liabilities, including certain liabilities under the federal securities laws.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of AVEO, LG Chem or their respective affiliates. Moelis had not provided investment banking or other services unrelated to the Merger to AVEO or LG Chemin the two (2) years prior to the date of its opinion. In the future Moelis may provide such services to AVEO or LG Chem or their affiliates and may receive compensation for such services.

AVEO selected Moelis as its exclusive financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions and familiarity with AVEO. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Unaudited Prospective Financial Information

AVEO does not, as a matter of course, make public projections as to AVEO’s future financial position or performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, AVEO’s management regularly prepares and reviews with the Board estimates regarding the success and timing of the development of, regulatory filings and approvals for, and the commercialization of AVEO’s products and product candidates, as well as various partnership prospects for the development and commercialization of AVEO’s product candidates outside of the United States. In connection with AVEO’s strategic planning process and the Board’s evaluation of the Merger, as described further in the section of this proxy statement captioned “The Merger—Background of the Merger” AVEO’s management prepared and reviewed with the Board certain unaudited prospective financial information of AVEO as an independent company for 2023 through 2038, as prepared and used as described below (referred to as the “Unaudited Prospective Financial Information)”. The Unaudited Prospective Financial Information was prepared for internal use only and not for public disclosure and was provided to the Board for the purposes of considering, analyzing and evaluating the Merger.

The Unaudited Prospective Financial Information was also provided to Moelis, AVEO’s financial advisor, for the purposes of Moelis’ financial analyses and fairness opinion in connection with the Merger (as described in more detail in the section of this proxy statement captioned “The Merger—Opinion of Moelis & Company LLC”). The Unaudited Prospective Financial Information includes risk-adjusted profit and loss estimates for AVEO. With the consent of the AVEO Board, Moelis assumed that the Base Case was reasonably prepared on bases reflecting the best currently available estimates and judgments of AVEO’s management as to AVEO’s future financial performance, and, with the consent of the AVEO Board, relied on AVEO’s management’s assessments as to the validity of, and risks associated with, the future intellectual property, products and services of AVEO and the marketability, commercial viability, regulatory approval and market adoption of AVEO’s current and future products or services. The Unaudited Prospective Financial Information was developed based on AVEO’s management’s knowledge of and assumptions with respect to AVEO’s business, including with respect to (1) the commercialization of FOTIVDA for the treatment of adult patients with relapsed or refractory advanced renal cell carcinoma (RCC) following two or more prior systemic therapies (Tivo-3), (2) the commercialization of (including the probability of success in the clinic and in obtaining regulatory approvals for) AVEO’s clinical stage assets, including tivozanib in other combination regimens and earlier-line settings, ficlatuzumab, AV-380, (3) royalty and milestone payments and (4) operating expenses.

The Unaudited Prospective Financial Information was developed without giving effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement or the Merger, the expenses that have already or may be incurred in connection with completing the Merger or any changes to AVEO’s operations or strategy that may be implemented during the pendency of or following the consummation of the Merger. The Unaudited Prospective Financial Information also does not consider the effect of any failure of the Merger to be completed; it should not be viewed as accurate or continuing in that context.

The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (referred to as “GAAP”). In addition, the Unaudited Prospective Financial Information was not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. Neither AVEO’s independent registered public accounting firm nor any other independent accountants have (1) compiled, reviewed, audited, examined or performed any procedures with respect to the Unaudited Prospective Financial Information, (2) expressed any opinion or any other form of assurance on such information or the achievability of the Unaudited Prospective Financial Information or (3) assumed any responsibility for the Unaudited Prospective Financial Information.

Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of AVEO’s future results.

Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events. The Unaudited Prospective Financial Information will be affected by, among other factors, AVEO’s ability to achieve its goals for the development, regulatory approval and commercialization of its products and product candidates, including on the timeline assumed for purposes of the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information reflects assumptions and uncertainties that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved are described in various risk factors described in the sections of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements,” and in AVEO’s other filings with the SEC, including those listed under the section captioned “Where You Can Find More Information.” All of these factors are difficult to predict, and many of them are outside of AVEO’s control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information, whether or not the Merger is consummated. The Unaudited Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts and does not consider any events or circumstances after the date that it was prepared, including the announcement of the entry into the Merger Agreement. The Unaudited Prospective Financial Information has not been updated or revised to reflect information or results after the date it was prepared or as of the date of this proxy statement. Except to the extent required by applicable federal securities laws, AVEO does not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events. AVEO may report results of operations for periods included in the Unaudited Prospective Financial Information that will be completed following the preparation of the Unaudited Prospective Financial Information. Stockholders and investors are urged to refer to AVEO’s periodic filings with the SEC for information on AVEO’s actual historical results.

Certain of the financial measures included in the Unaudited Prospective Financial Information are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. In certain circumstances, including those applicable to the Unaudited Prospective Financial Information, financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board or Moelis. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement. The Unaudited Prospective Financial Information includes earnings operating income and unlevered free cash flow, which are (subject to the disclosure above) non-GAAP financial measures.

The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, neither AVEO nor any of its representatives has made or makes any representation to any person regarding AVEO’s ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Board, AVEO, Moelis or any other person considered, or now considers, the Unaudited Prospective Financial Information to be predictive of actual future results. Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by AVEO that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement solely to give AVEO’s stockholders access to the information that was provided to the Board and Moelis. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any AVEO stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares.

Unaudited Prospective Financial Information

The Unaudited Prospective Financial Information consists of two forecasts prepared by AVEO management: (1) a forecast that reflects a FOTIVDA sales ramp based on emerging launch metrics and real world treatment dynamics (e.g., duration of therapy), impact from potential increased competitive pressure in third line therapy for renal cell carcinoma by large pharmaceutical companies as soon as 2023 and evolving treatment dynamics in earlier-line settings potentially impacting the third line therapy competitive landscape (the “Base Case”); and (2) a forecast that includes a faster uptake assumption for FOTIVDA and assumes no incremental near-term competition for FOTIVDA in third line therapy for renal cell carcinoma (the “Upside Case”). At the direction of the Board, Moelis utilized the Base Case for purposes of Moelis’ opinion. Neither the Upside Case nor the Base Case was provided to LG Chem or any other potential counterparty.

On October 12, 2022 the U.S. Patent and Trademark Office, issued a Notice of Allowance indicating the Application was allowable for grant as a U.S. patent, which is expected to issue as U.S. Patent No. 11,504,365 on November 22, 2022 (the “Use Patent”). While the Use Patent could, subject to various risks and uncertainties, provide patent protection for the claimed methods of use of FOTIVDA into 2039, both the Base Case and the Upside Case assume the expiration of patent protection with respect to FOTIVDA in November 2028 because AVEO’s management believes the ability to defend FOTIVDA’s intellectual property beyond the November 2028 expiration of certain of its current patent protection remains uncertain because the Use Patent could be found invalid, unenforceable or not infringed.

Both the Base Case and the Upside Case assume a “go it alone” strategy (without strategic partnerships) for AVEO’s clinical stage assets.

In addition to those noted above, various other judgments and assumptions by AVEO management were made when preparing the Unaudited Prospective Financial Information, including, among others (1) revenue estimates in the United States based on various assumptions, including with respect to pricing and exclusivity, addressable patient population, market penetration, launch date, time to peak sales, peak sales, erosion rate, probability of success as a function of clinical development stage and inflationary factors, and potential outcomes with respect thereto for the commercialization of FOTIVDA for the treatment of adult patients with relapsed or refractory advanced renal cell carcinoma (RCC) following two or more prior systemic therapies, and the development and regulatory success of our clinical stage assets, including tivozanib (in other combination regimens and earlier-line settings), ficlatuzumab, AV-380 and AV-203, (2) identification and projection of product costs of goods sold and royalties on a per-product basis, according to existing license terms and manufacturing minimums, (3) assumptions concerning general and administrative expenses, which are projected on a whole company bases and then allocated to products according to risk-adjusted forecasted revenues, (4) assumptions with respect to unallocated research and development expenses and commercial operating expenses, which are projected on an unadjusted, per-product basis, and then adjusted according to each product’s respective commercial probability of success, (5) projections of commercial expenses by product on an unadjusted basis, sized according to needed infrastructure to support unadjusted revenues, and adjusted by product probability of success, (6) estimated benefits of AVEO’s net operating losses and (7) the assumed completion of an equity financing in the second quarter of 2023 resulting in net proceeds to AVEO of approximately $75 million via a follow-on equity offering in accordance with current market conditions and terms.

The following table presents the Base Case and consists of estimates of revenue and EBIT with respect to the commercialization of FOTIVDA monotherapy and the probability of success for commercializing tivozanib in combination with nivolumab in the second line RCC setting through a Phase 3 clinical trial designed to evaluate the safety and efficacy of tivozanib in combination with nivolumab as compared to tivozanib monotherapy in RCC patients who have progressed following one or two lines of therapy, one of which was an immune checkpoint inhibitor (the TiNivo-2 trial), ficlatuzumab and AV-380 pipeline drug candidates, as well as royalty revenue and milestones, for fiscal years 2023-2038, in each case as reflected in the Unaudited Prospective Financial Information, and estimates of unlevered free cash flow with respect to the commercialization of FOTIVDA monotherapy and TiNivo-2, ficlatuzumab and AV-380 pipeline drug candidates for the same period, as approved by AVEO.

($MM, Risk Adjusted)	2023E	2024 E	2025 E	2026 E	2027 E	2028 E	2029 E	2030 E	2031 E	2032 E	2033 E	2034 E	2035 E	2036 E	2037 E	2038 E
Revenue	$173	$221	$314	$397	$477	$491	$312	$286	$261	$261	$263	$269	$262	$267	$274	$137
EBIT(1) (3)	$6	$21	$74	$192	$244	$249	$147	$137	$129	$135	$139	$144	$135	$136	$139	$50
Unlevered Free Cash Flow(2) (3)	($12)	$11	$42	$132	$171	$182	$130	$105	$99	$100	$103	$106	$101	$100	$102	$53

(1)	Earnings before interest and taxes.

(2)

Unlevered Free Cash Flow is defined as EBIT less income tax expenses, plus depreciation and amortization, plus decreases in net working capital, less increases in net working capital, less capital expenditures.

(3)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

The following table presents the Upside Case and consists of estimates of total revenue and EBIT with respect to the commercialization of FOTIVDA monotherapy and TiNivo-2, ficlatuzumab and AV-380 pipeline drug candidates, as well as royalty revenue and milestones, for fiscal years 2023-2038, in each case as reflected in the Unaudited Prospective Financial Information, and estimates of unlevered free cash flow with respect to the commercialization of FOTIVDA monotherapy and TiNivo-2, ficlatuzumab and AV-380 pipeline drug candidates for the same period, as approved by AVEO.

($MM, Risk Adjusted)	2023E	2024 E	2025 E	2026 E	2027 E	2028 E	2029 E	2030 E	2031 E	2032 E	2033 E	2034 E	2035 E	2036 E	2037 E	2038 E
Total Revenue	$210	$290	$379	$439	$505	$512	$323	$293	$264	$262	$264	$270	$263	$267	$274	$137
EBIT(1) (3)	$37	$81	$131	$227	$267	$268	$157	$144	$132	$137	$140	$145	$135	$136	$139	$50
Unlevered Free Cash Flow(2) (3)	$12	$55	$84	$161	$190	$197	$139	$110	$101	$101	$104	$107	$101	$100	$102	$53

(1)	Earnings before interest and taxes.
(2)

Unlevered Free Cash Flow is defined as EBIT less income tax expenses, plus depreciation and amortization, plus decreases in net working capital, less increases in net working capital, less capital expenditures.

(3)

EBIT and Unlevered Free Cash Flow are non-GAAP measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Interests of the Directors and Executive Officers of AVEO in the Merger

Members of the Board and AVEO’s executive officers may have various interests in the Merger that may be in addition to, or different from, the interests of AVEO stockholders generally. The members of the Board were aware of these potential interests and considered them at the time they approved the Merger Agreement and in making their recommendation that AVEO stockholders adopt the Merger Agreement. These potential interests are described below.

Treatment of Equity Awards

Each of our directors and executive officers hold outstanding AVEO stock options. The AVEO stock options held by our directors and executive officers immediately prior to the Effective Time will be treated in the Merger in the same manner as AVEO stock options held by employees generally. Effective as of immediately prior to the Effective Time, each option to purchase shares of AVEO common stock will be cancelled and converted into the right to receive an amount in cash, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such stock option and (ii) the number of shares of AVEO common stock underlying such option, less any applicable withholding taxes.

The following table sets forth, for each of AVEO’s directors and executive officers, (i) the number and value of shares of AVEO common stock subject to vested AVEO stock options, (ii) the number and value of shares of AVEO common stock subject to unvested AVEO stock options and (iii) the total value of shares of AVEO common stock subject to AVEO stock options held by such director or executive officer as of November 11, 2022. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the Effective Time following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by AVEO’s directors and executive officers may materially differ from the amounts set forth below. This table also does not include any outstanding rights to purchase shares under the ESPP held by our executive officers or any outstanding stock options the exercise price of which is in excess of $15.00 per share and which will be cancelled for no consideration at the Effective Time. This table also does not include information regarding Michael Needle, who was a named executive officer for the year ended December 31, 2021, as he terminated employment with AVEO on November 19, 2021 and will not receive any compensation that is based on or otherwise related to the Merger. For additional information regarding the ESPP, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 81 of this proxy statement.

Name	Vested Stock Options (#)	Value of Vested Stock Options ($)(1)	Unvested Stock Options (#)	Value of Unvested Stock Options ($)(1)	Total Value of Outstanding Stock Options Stock ($)(2)
Non-Employee Directors
Kenneth Bate	44,062	$356,150	13,125	$140,831	$496,982
Anthony Evnin	44,062	356,150	13,125	140,831	496,982
Gregory Mayes	35,875	316,139	13,125	140,831	456,970
Scarlett Spring	35,596	308,795	13,404	143,175	451,970
Corinne Epperly	24,636	231,838	22,864	224,587	456,425
Kevin Cullen	22,555	215,260	24,945	243,665	458,925

Name	Vested Stock Options (#)	Value of Vested Stock Options ($)(1)	Unvested Stock Options (#)	Value of Unvested Stock Options ($)(1)	Total Value of Outstanding Stock Options ($)(2)
Executive Officer
Michael Bailey	659,042	$5,436,522	858,164	$8,787,671	$14,224,192
Michael Ferraresso	142,495	1,236,496	255,068	2,552,158	3,788,654
Jebediah Ledell	4,617	52,311	193,085	1,805,153	1,857,464
Erick Lucera	115,628	964,329	253,172	2,517,675	3,482,004

(1)

For purposes of this table, the value of each stock option is the product obtained by multiplying (A) the number of shares of AVEO common stock underlying the vested or unvested portion, as applicable, of such stock option by (B) the excess, if any, of (i) $15.00, over (ii) the exercise price of such AVEO stock option.

(2)

For information regarding beneficial ownership of shares of common stock, which generally excludes AVEO compensation awards described above, held by each of the AVEO’s directors and executive officers and all of such directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management”, beginning on page 112 of this proxy statement. Each of the AVEO’s directors and executive officers will be entitled to receive, for each share of common stock he or she holds, the same per share merger consideration in cash in the same manner as other AVEO stockholders.

Change in Control Severance Benefits

Each of AVEO’s current executive officers is entitled to certain benefits under AVEO’s executive severance and change in control benefits plan (the “Severance Benefits Plan”). If the employment of an executive officer is terminated without cause, by reason of such executive officer’s disability, or by the executive officer for good reason, in any case prior to or more than eighteen (18) months following a change of control, provided that such executive officer is not otherwise ineligible to receive severance benefits under the Severance Benefits Plan and subject to such executive officer’s execution and non-revocation of a general release of claims in AVEO’s favor, AVEO will (i) continue to pay such executive officer’s then-current base salary for a period of twelve (12) months, (ii) make contributions to the cost of COBRA coverage on behalf of such officer and his or her applicable dependents for a period of up to twelve (12) months, and (iii) in the case of Michael Bailey, our chief executive officer, pay, in a single lump-sum, an amount equal to Mr. Bailey’s target bonus for the year in which his date of termination occurs, pro-rated to reflect the portion of the year during which he was employed by us.

Further, under the terms of the Severance Benefits Plan, if any executive officer’s employment is terminated by AVEO without cause or by the executive officer for good reason on the date of or within eighteen (18) months following a change in control, provided that the executive officer is not otherwise ineligible to receive severance benefits under the Severance Benefits Plan and subject to the executive officer’s execution and non-revocation of a general release of claims in AVEO’s favor, AVEO will (i) pay, in the case of Mr. Bailey, AVEO’s chief executive officer, an amount equal to the sum of twenty four (24) months’ of Mr. Bailey’s then-current base salary (or his salary in effect prior to the change in control, if greater), plus an amount equal to 200% of Mr. Bailey’s target annual bonus for the year in which such termination occurs (or, if greater, his target annual bonus for the year in which the change in control occurs), plus a pro rata portion, based on the portion of the year during which he was employed by us, of Mr. Bailey’s target annual bonus for the year in which such termination occurs (or, if greater, his target annual bonus for the year in which the change in control occurs), such total amount to be paid in substantially equal installments over the course of twenty four (24) months and (ii) pay, in the case of each of Erick Lucera, Michael Ferraresso and Jebediah Ledell, AVEO’s other executive officers, an amount equal to the sum of eighteen (18) months’ of such executive officer’s then-current base salary (or his salary in effect prior to the change in control, if greater), plus an amount equal to 150% of such executive officer’s target annual bonus for the year in which such termination occurs (or, if greater, his target annual bonus for the year in which the change in control occurs), plus a pro rata portion, based on the portion of the year during which he was employed by us, of such executive officer’s target annual bonus for the year in which such termination occurs (or, if greater, his target annual bonus for the year in which the change in control occurs), such total amount to be paid in substantially equal installments over the course of eighteen (18) months. Each AVEO executive officer would also be entitled to receive (x) any earned but unpaid annual bonus for the most recently completed fiscal year, (y) contributions to the cost of COBRA coverage on behalf of such executive officer and his applicable dependents for a period of up to eighteen (18) months in the case of Mr. Bailey and twelve (12) months in the case of Messers. Lucera, Ferraresso and Ledell and (z) vesting in full of any then-outstanding AVEO equity awards granted to such executive officer that vest based solely on the passage of time. The Merger will constitute a change in control for purposes of the Severance Benefits Plan.

For purposes of the Severance Benefits Plan:

•

“cause” means conduct involving one or more of the following: (i) the conviction of the executive officer of, or, plea of guilty or nolo contendere to, any crime involving dishonesty or any felony; (ii) the willful misconduct by the executive officer resulting in material harm to AVEO; (iii) fraud, embezzlement, theft or dishonesty by the executive officer against AVEO resulting in material harm to AVEO; (iv) the repeated and continuing failure of the executive officer to follow the proper and lawful directions of AVEO’s chief executive officer or the Board after a written demand is delivered to the executive officer that specifically identifies the manner in which the chief executive officer or the Board believes that the executive officer has failed to follow such instructions; (v) the executive officer’s current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance; (vi) material violation of AVEO’s code of conduct by the executive officer that causes harm to AVEO or (vii) the executive officer’s material breach of any term of any employment agreement or offer letter with AVEO, or any applicable written proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement(s) with AVEO.

•

“good reason” means the occurrence, without the executive officer’s written consent of any of the following events: (i) any material diminution in the executive officer’s duties, responsibilities or authority; (ii) a material reduction in the executive officer’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his level) or (iii) following a change in control, a change in the principal location at which the executive officer provides services to AVEO to a location more than fifty (50) miles from such principal location; provided, however, that a termination for good reason can only occur if (A) the executive officer has given AVEO a written notice of termination indicating the existence of a condition giving rise to good reason and AVEO has not cured the condition giving rise to good reason within thirty (30) days after receipt of such notice of termination, and (B) such notice of termination is given within ninety (90) days after the initial occurrence of the condition giving rise to good reason and further provided that a termination for good reason shall occur no more than one hundred eighty (180) days after the initial occurrence of the condition giving rise to good reason.

For an estimate of the amounts that would be payable to each of AVEO’s named executive officers upon a qualifying termination at the Effective Time of the Merger under their employment agreements, see “Proposal No. 2: Advisory Vote on the Merger Compensation Proposal—The Merger Compensation Proposal—Quantification of Potential Payments and Benefits to AVEO’s Named Executive Officers” beginning on page 107 of this proxy statement.

New LG Chem Arrangements

Certain of AVEO’s executive officers may continue to provide employment or other services to LG Chem after the Effective Time and may enter into new agreements, arrangements or understandings with LG Chem to set forth the terms and compensation of such post-closing service. As of the date of this proxy statement, no such agreements, arrangements or understandings with LG Chem exist.

Indemnification of Directors and Officers; Insurance

Under the Merger Agreement, for six (6) years after the Effective Time, LG Chem is required to cause the surviving corporation to (i) observe the obligations of AVEO and its subsidiaries under (a) certain indemnification agreements entered into between AVEO or its subsidiaries, on the one hand, and certain of its directors and executive officers, on the other hand and (b) the indemnification, expense advancement and exculpation provisions in the certificate of incorporation or second amended and restated bylaws or comparable organizational documents of AVEO or such Subsidiary, in each case, in effect on October 18, 2022, and (ii) indemnify and hold harmless each present and former (as of October 18, 2022) director and officer of AVEO or any of its subsidiaries in their capacities as such against any losses incurred by such person in connection with any pending or threatened litigation, action, suit, claim, demand or proceeding based on or arising out of, in whole or in part, the fact that such person is or was a director or officer of AVEO at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated by the Merger Agreement, to the fullest extent permitted by the DGCL and any other applicable law, and the certificate of incorporation and second amended and restated bylaws (or other similar organizational documents) of AVEO and its subsidiaries in effect on October 18, 2022 and not amend, repeal or otherwise modify such rights in any manner that would adversely affect the rights of such directors and officers thereunder.

In addition, prior to the Effective Time AVEO, or in the event AVEO does not prior to the Effective Time, LG Chem will, or will cause the surviving corporation to, obtain and fully pay the premium (subject to limitations set forth in the Merger Agreement) for the non-cancellable extension of the directors’ and officers’ liability coverage of AVEO’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time and with terms, conditions, retentions and limits of liability no less favorable than the coverage provided under AVEO’s directors’ and officers’ and fiduciary liability insurance policies in effect as of October 18, 2022. For a detailed description of these requirements, please see “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 91 of this proxy statement.

Financing of the Merger

LG Chem’s receipt of financing is not a condition to the closing of the Merger. It is anticipated that the total amount of funds necessary to consummate the Merger and the related transactions, not including repayment of AVEO’s existing credit agreement, fees and expenses, will be approximately $566 million, including the estimated funds needed to (i) pay AVEO stockholders the Merger Consideration due to them under the Merger Agreement and (ii) make payments in respect of outstanding option awards of AVEO pursuant to the Merger Agreement.

AVEO has agreed that it will use its reasonable best efforts to provide to LG Chem (at LG Chem’s sole expense) such historical financial information prepared by AVEO in the ordinary course of AVEO’s financial reporting practice as may be reasonably requested by LG Chem to assist with respect to any potential financing arrangements to the extent customary for financing arrangements entered into in connection with transactions of similar size and nature as those contemplated in the Merger Agreement; upon the terms and subject to the conditions and exceptions set forth in the Merger Agreement and as further described in the section of this proxy statement captioned “The Merger Agreement—Other Covenants and Agreements—Financing Covenants” beginning on page 91.

AVEO has also agreed that it will use its best efforts to deliver all notices, cooperate with LG Chem and take all other actions to facilitate the termination at closing of all commitments in respect of AVEO’s existing credit agreement, the repayment in full on the Closing Date of all obligations in respect of the indebtedness under AVEO’s existing credit agreement (as described in the section of this proxy statement captioned “The Merger Agreement—Other Covenants and Agreements—Financing Covenants”), and the release on the Closing Date of any liens securing all such indebtedness and guarantees in connection therewith, subject to LG Chem providing all funds required to effect all such repayments at the closing.

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing of the Merger will take place as soon as practicable (but in any event no later than the third (3rd) business day) after the date the conditions to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at such time) have been satisfied or (to the extent permissible) waived in accordance with the Merger Agreement.

At the closing of the Merger, AVEO and Merger Sub will cause to be filed a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as such certificate of merger has been duly filed with the Secretary of State of the State of Delaware (or at such later date and time as specified in the certificate of merger).

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of AVEO common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of AVEO common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of AVEO common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of AVEO common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of AVEO common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

The full text of Section 262 may be accessed without subscription or cost at the Delaware Code Online (available at https://.delcode.delaware.gov/title8/c001/sc09/index.html#262). The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. In the event of any inconsistency between the information contained in this summary and the actual text of Section 262, the actual text of Section 262 controls. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of AVEO common stock unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of AVEO common stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein. Failure to follow any of the procedures of Section 262 may result in termination or waiver of appraisal rights under Section 262. Any person who desires to exercise his, her or its appraisal rights, or preserve the ability to do so, should review carefully Section 262, since failure to comply with the procedures of the statute will result in the loss of appraisal rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement. Stockholders and beneficial owners are urged to consult his, her or its legal advisor before electing or attempting to exercise appraisal rights.

A holder of record or beneficial owner of shares of AVEO common stock who (i) makes a written demand for appraisal (ii) continuously holds such shares through the Effective Time, (iii) has not consented to or otherwise voted in favor of the Merger or otherwise lost or waived appraisal rights, (iv) strictly complies with the procedures under Section 262, (v) does not thereafter validly withdraw his, her or its demand for appraisal of such shares and (vi) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by AVEO and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of AVEO common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. However, after an appraisal petition has been filed, Section 262 provides that the Delaware Court will dismiss appraisal proceedings as to all AVEO stockholders and beneficial owners who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of AVEO common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Merger Consideration in respect of the shares of AVEO common stock for which appraisal rights have been pursued and perfected exceeds $1 million.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes AVEO’s formal notice of appraisal rights under Section 262, the full text of which may be accessed without subscription or cost at the Delaware Code Online (available at https://.delcode.delaware.gov/title8/c00 1/sc09/index.html#262)

If you elect to demand appraisal of your shares of AVEO common stock, you must satisfy each of the following conditions: you must deliver to AVEO a written demand for appraisal of your shares of AVEO common stock before the vote is taken on the Merger Proposal at the Special Meeting, which must reasonably inform us of the identity of the holder of record of shares of AVEO common stock or beneficial owner who intends to demand appraisal of his, her or its shares of AVEO common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by AVEO and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; you must hold your shares of AVEO common stock continuously through the Effective Time; and you must comply with the other applicable requirements of Section 262. In addition, one of the ownership thresholds in 262(g) must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a holder of record of AVEO common stock who wishes to exercise appraisal rights must provide instructions when granting a proxy to vote against the adoption of the Merger Agreement, abstain or not vote the shares. In the case of a beneficial owner of AVEO common stock, such person must not instruct such person’s broker, bank or other nominee to vote such person’s shares in favor of the proposal to adopt the Merger Agreement.

An AVEO stockholder or beneficial owner who elects to exercise appraisal rights must mail or deliver his, her or its written demand for appraisal to the following address:

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

Attention: Corporate Secretary

If the shares of AVEO common stock are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the shares of AVEO common stock are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; however, such agent must identify the record or beneficial owner or owners and expressly disclose in such demand that the agent is acting as agent for the record or beneficial owner or owners of such shares of AVEO common stock, as applicable.

A written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

Within ten (10) days after the Effective Time, the surviving corporation must give written notice that the Merger has become effective to each AVEO stockholder or beneficial owner who has properly made a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of AVEO common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court will be dismissed as to any person without the approval of the Delaware Court, with such approval conditioned upon such terms as the Delaware Court deems just, provided, however, that this provision will not affect the right of any AVEO stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the Effective Time. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the fair value of such person’s shares of AVEO common stock determined by the Delaware Court in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration offered pursuant to the Merger Agreement.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal of such person’s shares of AVEO common stock and otherwise complied with Section 262 and is otherwise entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court , with a copy served on the surviving corporation in the case of a petition filed by a person other than the surviving corporation, demanding a determination of the fair value of the shares of AVEO common stock held by all persons entitled to appraisal. There is no present intent on the part of AVEO or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that AVEO and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of AVEO common stock. Accordingly, persons who desire to have their shares of AVEO common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty (120) days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

In addition, within one hundred twenty (120) days after the Effective Time, any person who has theretofore complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of AVEO common stock not consented in writing or otherwise voted in favor of the Merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of stockholders or beneficial owners of such shares. Such statement must be mailed within ten (10) days after the written request therefore has been received by the surviving corporation or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.

Upon the filing of a petition by a person other than the surviving corporation, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within twenty (20) days after such service, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of AVEO common stock and with whom the surviving corporation has not reached agreements as to the value of such shares (referred to as the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such person set forth on the Chancery List. The costs relating to these notices will be borne by the surviving corporation.

If a petition for an appraisal is timely filed by a person, the Delaware Court is empowered to conduct a hearing on the petition to which persons have complied with the provisions of Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of AVEO common stock and who hold shares represented by certificates to submit their certificates of shares of AVEO common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person.

Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List and may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of AVEO common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares of AVEO common stock as determined by the Delaware Court, and (y) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.

When the fair value of the shares of AVEO common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.

Although AVEO believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the surviving corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of AVEO common stock is less than the Merger Consideration.

In determining “fair value”, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of AVEO common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such and award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

From and after the Effective Time, any person who has duly demanded and perfected appraisal in compliance with Section 262 will not be entitled to vote his, her or its shares of AVEO common stock for any purpose and will not be entitled to receive payment of dividends or other distributions in respect to such shares, except for dividends or distributions payable to AVEO stockholders of record at a date prior to the Effective Time.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Failure to comply strictly with all of the procedures set forth in Section  262 will result in the loss of a stockholder’s statutory appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to certain U.S. holders and certain non-U.S. holders (both terms defined below) whose shares of AVEO common stock are converted into the right to receive Merger Consideration. This summary is for information purposes only and is not tax advice. It does not purport to consider all aspects of U.S. federal income taxation that might be relevant for holders of AVEO common stock. This summary is based on the Internal Revenue Code of 1986, as amended, (referred to as the “Code”), the applicable U.S. Treasury regulations promulgated under the Code, published rulings by the Internal Revenue Service (referred to as the “IRS”), and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to the holders described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the Merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of AVEO common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (a) is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

As used herein, a “non-U.S. holder” means a beneficial owner of shares of AVEO common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds AVEO common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding AVEO common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

This summary applies only to holders who hold shares of AVEO common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address or consider all of the U.S. federal income tax consequences that may be applicable to holders of AVEO common stock in light of their particular circumstances. For instance, this summary does not address the alternative minimum tax or the tax consequences to stockholders who validly exercise dissenters’ rights under the DGCL. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers or broker-dealers; mutual funds; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; U.S. expatriates; holders who hold their shares of AVEO common stock as part of a hedge, straddle, conversion transaction, or other integrated investment or constructive sale transaction; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of AVEO common stock through the exercise of AVEO stock options or otherwise as compensation; and, except to the extent described below, holders who actually or constructively own 5% or more of the outstanding shares of AVEO common stock. In addition, this summary does not address the impact of the Medicare contribution tax, any aspects of foreign, state, local, estate, gift, or other tax laws (or any U.S. federal tax laws other than those pertaining to income tax) that may be applicable to a particular holder in connection with the Merger.

Further, this summary does not address any tax consequences of the Merger to holders of options cancelled in exchange for Merger Consideration, participants in the ESPP or holders of any other interests to acquire stock of the AVEO. Such holders should consult their tax advisors regarding the tax consequences of the Merger to them. Moreover, this summary does not discuss any other matters relating to equity compensation or benefit plans.

U.S. Holders

A U.S. holder’s receipt of the Merger Consideration in exchange for shares of AVEO common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive Merger Consideration will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the Merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than twelve (12) months at the Effective Time of the Merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Non-U.S. Holders

A non-U.S. holder’s receipt of the Merger Consideration in exchange for shares of AVEO common stock generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax or FATCA (as defined below) withholding, as discussed below) and will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. holder, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty;

•

the non-U.S. holder is an individual who was present in the United States for one hundred eighty three (183) days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder recognized in the taxable year of the disposition, if any; or

•	AVEO was a “United States real property holding corporation”, (referred to as “USRPHC,”) within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes within the five (5) years preceding the Merger and the non-U.S. holder owned, actually or constructively, more than 5% of AVEO common stock at any time during the five (5)-year period preceding the Merger. In general, AVEO would be a USRPHC if interests in U.S. real estate comprised more than half of its assets, based on fair market value. Although there can be no assurances in this regard, AVEO does not believe it is, or has been during the five (5) years preceding the Merger, a USRPHC for U.S. federal income tax purposes.

Non-U.S. holders should consult their own tax advisors regarding the tax consequences to them of the Merger.

Backup Withholding and Information Reporting

A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the Merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the exchange agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the exchange agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the exchange agent.

Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the exchange agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder’s U.S. federal income tax liability; provided that certain required information is timely furnished to the IRS.

Payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (referred to as “FATCA”), may impose a 30% withholding tax on gross proceeds received in the Merger if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA. Under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their receipt of cash in the Merger.

This summary is provided for general information only and is not tax advice. The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances and the application of state, local, foreign, estate, gift and other tax laws (or any U.S. federal tax laws other than those pertaining to income tax).

Regulatory Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters

Completion of the Merger is conditioned on the expiration or termination of any waiting period (and any extension thereof) applicable to the completion of the Merger under the HSR Act. AVEO and LG Chem filed their respective HSR Act notifications on November 1, 2022, which triggered the start of the HSR Act waiting period.

Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (referred to as the “FTC”), the Merger cannot be consummated until AVEO and LG Chem each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (referred to as the “DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a thirty (30)-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under its applicable antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances.

Subject to the terms of the Merger Agreement, AVEO, LG Chem and Merger Sub have agreed to use their reasonable best efforts to promptly take, and to obtain all approvals, clearances and expirations or terminations of waiting periods from governmental authorities under antitrust laws or other applicable law necessary to consummate the transactions contemplated the Merger Agreement. Other than the filings required under the HSR Act as described above, we currently do not expect that any clearance, approval or consent would be required under any other applicable antitrust law in connection with the Merger.

For a more detailed description of the parties obligations to obtain HSR Act clearance, see “The Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Merger” beginning on page 91 of this proxy statement.

CFIUS Approval

Completion of the Merger is conditioned on the receipt of CFIUS Approval. The Merger Agreement provides for the parties to file a joint voluntary notice with CFIUS under the Defense Production Act of 1950, as amended (the “DPA”). The DPA provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person or entity acquires control of a U.S. business (a “covered transaction”). The parties made a draft filing of such notice on November 8, 2022. After receipt of confirmation that CFIUS has no further comments or inquiries related to the draft filing, the parties shall submit a final filing of such notice as soon as practicable.

Once the final filing is accepted, CFIUS review of a covered transaction is subject to an initial forty-five (45) day review period that may be extended by CFIUS for an additional forty-five (45) day investigation period. If during the initial review period or investigation period and the investigation period LG Chem and AVEO fail to respond to additional questions or requests from CFIUS within the timeframe specified by CFIUS (normally, within three business days of the request), CFIUS may reject the filing. Receipt of additional questions or requests from

CFIUS during the CFIUS process does not extend the 45-day review or investigation periods. At the conclusion of its review or investigation, CFIUS may determine that the acquisition is not a covered transaction; may find that the covered transaction presents no unresolved national security concerns; may propose mitigation terms to resolve any national security concerns presented by the covered transaction; may send a report to the President of the United States (as defined below) recommending that the acquisition be suspended or prohibited; or may send a report notifying the President of the United States that CFIUS cannot agree on a recommendation related to the covered transaction. In some circumstances, CFIUS may allow the parties to withdraw and refile the notice if additional time is needed to reach a conclusion, which would restart the statutory review and/or investigation period. Should CFIUS send a report to the President of the United States, the President of the United States then has fifteen (15) days to decide whether to block the acquisition or to take other action. Further, while CFIUS’s decisions are not public, a final determination on the transaction by the President of the United States would be public.

For a more detailed description of the parties obligations to obtain CFIUS Approval, see “The Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Merger” beginning on page 91 of this proxy statement.

Delisting and Deregistration of AVEO Common Stock

If the Merger is consummated, following the Effective Time, the common stock of AVEO will cease trading on Nasdaq and will be deregistered under the Exchange Act. As such, AVEO would no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about AVEO contained in this proxy statement or in AVEO’s public reports filed with the SEC may supplement, update or modify the factual disclosures about AVEO contained in the Merger Agreement and described in this summary. The representations, warranties, covenants, and agreements made in the Merger Agreement by AVEO and LG Chem were qualified and subject to important limitations agreed to by AVEO and LG Chem in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations, warranties, covenants, and agreements contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations, warranties, covenants, and agreements were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right to not close the Merger if the representations and warranties of the other party prove to be untrue (or such covenants and agreements were not complied with), due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations, warranties, covenants, and agreements may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures contained in the disclosure schedules delivered by, respectively, AVEO to LG Chem, and by LG Chem to AVEO, in connection with the Merger Agreement (together referred to as the “Disclosure Schedules”), which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since October 18, 2022, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of AVEO or LG Chem with the SEC. For the foregoing reasons, the representations, warranties, covenants, and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of AVEO, LG Chem or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

Additional information about AVEO may be found elsewhere in this proxy statement and AVEO’s other public filings. See “Where You Can Find More Information” beginning on page 115 of this proxy statement.

When the Merger Becomes Effective

The closing of the Merger will take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, or remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable (but in any event no later than the third (3rd) business day) after the date the conditions to the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver, to the extent permissible, of such conditions at such time) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, unless another time, date or place is mutually agreed by AVEO and LG Chem.

At the closing of the Merger, AVEO and Merger Sub will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective upon the filing of such certificate of merger, or at such later date and time as may be specified in such certificate of merger.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into AVEO, the separate corporate existence of Merger Sub will cease, and AVEO will continue as the surviving corporation and an indirect wholly-owned subsidiary of LG Chem. At the Effective Time, subject to the terms of the Merger Agreement, by virtue of the consummation of the Merger the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to read in its entirety as set forth on an exhibit to the Merger Agreement, and as so amended and restated shall be the certificate of incorporation of the surviving company until thereafter amended. At the Effective Time, subject to the terms of the Merger Agreement, the bylaws of the surviving corporation will be amended and restated such that the bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the surviving corporation until thereafter amended (provided that the name of the surviving corporation will be “AVEO Pharmaceuticals, Inc.”). From and after the Effective Time, the directors of Merger Sub at the Effective Time will be the initial directors of, and the officers of Merger Sub at the Effective Time will be the initial officers of, the surviving corporation and, in each case, will hold office until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

Effect of the Merger on AVEO Common Stock

At the Effective Time, each share of AVEO common stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Cancelled Shares, if any, which Cancelled Shares shall be automatically cancelled and will cease to exist, and no consideration or payment will be made with respect thereto) will automatically be cancelled and cease to exist and will be converted into the right to receive the Merger Consideration in cash.

If, during the period between October 18, 2022 and the Effective Time, the outstanding shares of AVEO common stock are changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or similar transaction, or any stock dividend with a record date occurring during such period, but excluding any change that results from any exercise of any AVEO stock option award outstanding as of October 18, 2022), the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted to reflect the effect of such change as set forth in the Merger Agreement in order to provide LG Chem and the holders of shares of AVEO common stock and AVEO equity awards the same economic effect for the aggregate shares of AVEO common stock and equity awards of AVEO held thereby, as applicable, as contemplated by the Merger Agreement prior to any such event.

Treatment of Equity Awards and the ESPP

Stock Options

Effective as of immediately prior to the Effective Time, each option (an “AVEO Option Award”) to purchase shares of AVEO common stock granted under AVEO’s Second Amended and Restated 2010 Stock Incentive Plan, as amended, or AVEO’s 2019 Equity Incentive Plan, as amended (collectively referred to as the “AVEO Stock Plans”), that is outstanding and unexercised immediately prior thereto will be cancelled and converted into the right to receive an amount of cash, if any, equal to the product of (i) the aggregate number of shares of AVEO common stock underlying such AVEO Option Award immediately prior to the Effective Time, multiplied by (ii) the excess (if any) of the Merger Consideration over the per share exercise price of such AVEO Option

Award, less applicable withholding Taxes. Any AVEO Option Award, whether vested or unvested, with a per share exercise price greater than or equal to the Merger Consideration will be cancelled for no consideration as of immediately prior to the Effective Time.

ESPP

AVEO will take such action as may be necessary under the ESPP to ensure, provide for or cause the following to occur: (i) no new offering periods under the ESPP will commence during the period from October 18, 2022 through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of October 18, 2022; and (iii) no individuals will be permitted to commence participation in the ESPP during the period from October 18, 2022 through the Effective Time. If there is any offering period under the ESPP in progress as of immediately prior to the Effective Time, such offering period shall automatically terminate and accumulated payroll deductions shall, in AVEO’s sole discretion, be (i) returned to participants or (ii) used to purchase shares of AVEO common stock, in each case, pursuant to the terms and conditions of the ESPP immediately prior to the Effective Time. The Final Offering Period is expected to expire prior to the Effective Time, but, in the event that it does not, AVEO currently expects that it would elect to have such accumulated payroll deductions used to purchase shares of AVEO common stock, pursuant to the terms and conditions of the ESPP immediately prior to the Effective Time.

Dissenting Shares

The Merger Agreement provides that Dissenting Shares will not be converted into the right to receive the Merger Consideration, but instead at the Effective Time will be entitled to payment for such shares determined in accordance with Section 262. If any AVEO stockholder fails to perfect, effectively withdraws or otherwise loses the right to appraisal of the fair value of such Dissenting Shares under Section 262, or if a court of competent jurisdiction shall determine that such holder is not entitled to relief provided by Section 262, then such Dissenting Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.

Payment for AVEO Common Stock

Prior to the Effective Time, LG Chem will cause LG Chem Life Sciences Innovation Center, Inc., a Delaware corporation, or another wholly-owned subsidiary of LG Chem that is a Delaware corporation to deposit with an agent appointed by LG Chem and reasonably acceptable to AVEO (referred to as the “exchange agent”) cash in an amount necessary to pay the aggregate Merger Consideration payable to holders of AVEO common stock.

Promptly (and in any event not later than the third (3rd) business day) after the Effective Time, LG Chem will cause the exchange agent to send to each holder of record of certificates representing shares of AVEO common stock (“Certificates”) or uncertificated shares of AVEO common stock (“Uncertificated Shares”) that immediately prior to the Effective Time represented outstanding shares of AVEO common stock (i) in the case of holders of Certificates, a letter of transmittal in reasonable and customary form, which will specify that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to such letter of transmittal and (ii) in the case of Uncertificated Shares not held through DTC, reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Uncertificated Shares.

Each holder of a Certificate will be entitled to receive, upon surrender of a Certificate (or an affidavit of loss in lieu thereof) to the exchange agent, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate.

Each holder of an Uncertificated Share not held through DTC will be entitled to receive, upon receipt of an “agent’s message” by the exchange agent or such other evidence of transfer as may reasonably be requested by the exchange agent, the Merger Consideration payable for each Share represented by such Uncertificated Share not held through DTC.

All Merger Consideration paid upon the surrender of Certificates or Uncertificated Shares in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formally represented by such Certificate or Uncertificated Shares.

With respect to any shares of AVEO common stock that are held through DTC, AVEO, Merger Sub and LG Chem will cooperate to establish procedures with the exchange agent and DTC with the objective that the Exchange Agent will transmit to DTC or its nominees on the first (1st) business day after the Closing Date, an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of AVEO common stock that have been converted into the right to receive the Merger Consideration that are held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (it being understood that no holder of Uncertified Shares held through DTC shall be required to provide a Certificate or an executed letter of transmittal to the exchange agent in order to receive the payment that such holder is entitled to receive pursuant to the terms of the Merger Agreement).

Each of the exchange agent, the surviving corporation, Merger Sub and LG Chem and its affiliates will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, or local tax law or non-U.S. tax law. If the exchange agent, the surviving corporation, Merger Sub or LG Chem or any of its affiliates, as the case may be, so deducts and withholds amounts and timely and properly remits such amounts to the applicable governmental authority, such amounts shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of AVEO and LG Chem (which representations and warranties are subject to certain qualifications or exceptions in the Merger Agreement and the Disclosure Schedules) as to, among other things:

•	corporate organization, existence, good standing and corporate power and authority to conduct such party’s business as presently conducted;

•

corporate power and authority to enter into the Merger Agreement, to perform such party’s obligations thereunder and to complete the transactions contemplated thereby (subject, in the case of AVEO, to receipt of the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of AVEO common stock, voting together as a single class);

•	required regulatory filings or actions and authorizations, consents or approvals of governmental entities;

•

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and applicable law, in each case arising out of the execution, delivery or performance of, or consummation of the transactions contemplated by, the Merger Agreement;

•	matters relating to information to be included in required filings with the SEC in connection with the Merger; and

•	the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than those specified in the Merger Agreement.

The Merger Agreement also contains representations and warranties of AVEO (which representations and warranties are subject to certain qualifications or exceptions in the Merger Agreement and the Disclosure Schedules) as to, among other things:

•

the capitalization of AVEO, including the authorized and outstanding capital stock, shares of AVEO common stock reserved for issuance under the AVEO Stock Plans and shares of AVEO common stock reserved for issuance under the ESPP;

•

all shares of AVEO common stock having been, or being when issued pursuant to any, AVEO Stock Plan or the ESPP in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights;

•

the exercise price of each AVEO Option Award as compared to fair market value under Section 409A of the Code and the Treasury Regulations promulgated thereunder of the underlying shares on the date of grant;

•	the issuance of shares of AVEO common stock or other equity interests;

•

the absence of (i) other equity interests of AVEO or securities convertible into equity interests of AVEO, (ii) subscriptions, warrants, calls, options or other rights to acquire equity interests from AVEO or obligations of AVEO to issue equity interests, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar rights;

•

the absence of (i) stockholder agreements or voting trusts or other agreements restricting the transfer or affecting the voting rights of AVEO equity interests, (ii) obligations of AVEO or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the equity interests of AVEO, or granting any preemptive rights, (iii) a stockholder rights plan or “poison pill” or (iv) outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote);

•

all outstanding shares, capital stock or other voting securities of, or ownership interests in, each subsidiary of AVEO having been duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights;

•	the absence of other equity interests of any subsidiary of AVEO;

•	the issuance of equity interests in any subsidiary of AVEO;

•

the corporate actions required to be taken, and taken, in connection with the execution, delivery and performance of the Merger Agreement by AVEO, including with respect to the approval by AVEO stockholders of the Merger Proposal;

•	compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act;

•

the timeliness and accuracy of AVEO’s filings with the SEC and of the financial statements included in its SEC filings, and the compliance of such filings and financial statements with SEC rules, GAAP (in the case of financial statements), the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations of Nasdaq;

•	the absence of outstanding or unresolved comments received from the SEC staff with respect to AVEO’s SEC filings;

•	AVEO’s disclosure controls and procedures and internal control over financial reporting;

•

absence of certain changes from December 31, 2021 through October 18, 2022, including the conduct of the businesses of AVEO and its subsidiaries in the ordinary course, and the absence of a Material Adverse Effect (as defined below) with respect to AVEO;

•	the absence of certain undisclosed liabilities of AVEO, known or unknown;

•

the compliance by AVEO, its subsidiaries and any third party which, pursuant to a contract or other arrangement with AVEO or any of its subsidiaries, co-develops, commercializes, or otherwise has a license or other right to research, develop, seek regulatory approval for, manufacture, supply, test, or import any product or product candidate of AVEO or any of its subsidiaries (each, a “Development Partner”) in connection with any product or product candidate of AVEO or any of its subsidiaries with applicable laws, permits and other authorizations; and the absence of threats to be charge with or notice of by any governmental authority any violation of applicable law, permits and other authorizations;

•

the absence of threats to be charged with, or receipt of notice by any governmental authority of, any violation of applicable law, permits and other authorizations as it pertains to AVEO, its subsidiaries, and any Development Partner in connection with any product or product candidate of AVEO or any of its subsidiaries;

•	books and records of AVEO and its subsidiaries accurately and fairly reflecting all transactions and dispositions of all transactions and dispositions of funds or assets;

•

the absence of any investigations, inquiries or enforcements from a governmental authority during the past five (5) years regarding (i) applicable laws relating to trade, export control, import and anti-boycott imposed, administered or enforced by the U.S. Government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018 (50 U.S.C. § 4801-4861), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1 and the Foreign Trade Regulations (15 C.F.R. Part 30) (ii) applicable laws relating to trade, export control, import and anti-boycott imposed, administered or enforced by any other country, except to the extent inconsistent with applicable U.S. laws, and (iii) applicable economic or financial sanctions or trade embargoes imposed, administered or enforced by relevant governmental authorities, including those administered by the U.S. Government through OFAC or the U.S. Department of State, the European Union or its Member States, the United Kingdom, or the United Nations Security Council;

•

the maintenance and enforcement, during the past five (5) years, of policies and procedures reasonably designed to ensure compliance by AVEO, its subsidiaries, and their directors, officers, employees and third parties acting on their behalf, with Trade Control Laws and Sanctions Laws;

•

the absence of (a) the production, design, testing, manufacture, fabrication, or development of “critical technologies,” as defined in 31 C.F.R. Section 800.215; (b) the performance of the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure; and (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” as defined in 31 C.F.R. 800.241;

•	the maintenance of all material permits required to own, lease, maintain, operate, and conduct its business as it is currently conducted;

•

the provision (or making available) by AVEO to LG Chem of complete and correct copies of each investigational new drug application or clinical trial application (or any comparable foreign governmental authority) filed with respect to any product candidate of AVEO currently being developed by AVEO;

•

certain regulatory matters, including with respect to regulatory approvals from the FDA, and the compliance with various applicable rules of such regulatory authorities applicable to the conduct of the business of AVEO and its subsidiaries;

•

AVEO, its subsidiaries, and all Development Partners having implemented compliance programs that conform to and ensure material compliance with applicable healthcare-related laws and industry standards;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to AVEO and its subsidiaries;

•	real property owned or leased by AVEO or any of its subsidiaries;

•	AVEO’s intellectual property rights and unregistered trademarks used in AVEO’s business or that of its subsidiaries;

•	the absence of any failures by AVEO or its subsidiaries, licensors or licensees to take any action that would limit the enforceability of any patent within AVEO’s registered intellectual property;

•	the absence of transferred ownership or grants of exclusive licenses of any AVEO intellectual property;

•	the absence of the Merger causing LG Chem or its affiliates to grant any other person any right with respect to intellectual property owned or licensed to LG or its affiliates;

•	the payment of taxes, filing of tax returns, absence of tax audits or proceedings and other tax matters related to AVEO and its subsidiaries;

•	AVEO’s employee benefit plans and other agreements with its employees;

•	labor matters related to AVEO and its subsidiaries and AVEO’s employees;

•	data protection and privacy matters related to AVEO and its subsidiaries;

•	environmental matters and compliance with environmental laws by AVEO and its subsidiaries;

•

certain categories of specified material contracts, including as to effectiveness and absence of breach or default under such contracts, and the absence of related party transactions of AVEO and its subsidiaries;

•

the receipt by the Board of an opinion of Moelis as to the fairness of the Merger Consideration, from a financial point of view, to the holders of shares of AVEO common stock (other than the Excluded Holders);

•	non-applicability of certain anti-takeover laws to the Merger Agreement and the Merger; and

•	insurance policies of AVEO or any of its subsidiaries.

The Merger Agreement also contains representations and warranties of LG Chem (which representations and warranties are subject to certain qualifications or exceptions in the Merger Agreement) as to, among other things:

•	the availability to LG Chem of sufficient funds to consummate the Merger and the other transactions contemplated by the Merger Agreement that require payment on the Closing Date;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to LG Chem or Merger Sub; and

•

the fact that during the three (3) years prior to October 18, 2022, none of LG Chem, Merger Sub or any of their respective subsidiaries have been an “interested stockholder” (as defined in Section 203 of the DGCL) of AVEO.

Some of the representations and warranties in the Merger Agreement are qualified by limitations, including knowledge and materiality qualifications or a “Material Adverse Effect” clause.

For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to AVEO, any effect, change, event, circumstance or occurrence (each referred to as an “effect”, and collectively, “effects”) that, individually or in the aggregate:

(i)	would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement; or

(ii)

has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of AVEO and its subsidiaries, taken as a whole; provided that, for purposes of this clause (ii) of the definition of “Material Adverse Effect,” none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect:

•	changes or prospective changes in GAAP or the regulatory accounting requirements applicable to the industry in which AVEO and its subsidiaries operate;

•

general changes in the financial, securities, credit or other capital markets or general economic, regulatory legislative or political conditions (including changes in interest or exchange rates) generally affecting the industry in which AVEO and its subsidiaries operate;

•	changes or prospective changes in applicable law or the interpretation thereof occurring after October 18, 2022;

•

changes after October 18, 2022 in geopolitical conditions, acts of war, sabotage or terrorism (including cyberterrorism), outbreak of hostilities, trade war, natural disasters, acts of God, weather or health emergencies, pandemics or epidemics (including COVID-19) and any governmental or industry responses thereto, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut-down, closure, sequester, safety or other law, directive, guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, or by any U.S. industry group, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”) (or the escalation of any of the foregoing) occurring after October 18, 2022;

•

any effect directly resulting from the execution, announcement or pendency of the Merger Agreement and the transactions contemplated by the Merger Agreement, including any effect resulting from the identity of LG Chem, or facts and circumstances resulting therefrom and any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of AVEO or any of its subsidiaries with any of its current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, in each case resulting therefrom; provided, that such exception shall not apply for purposes of representations and warranties intended to address the consequence of the announcement or consummation of the transactions contemplated by the Merger Agreement;

•

changes in the market price or trading volume of AVEO common stock (it being understood that such exception shall exclude any effect that may have contributed to such change that independently constitutes or contributes to a Material Adverse Effect);

•

any failure by AVEO and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that such exception shall not exclude any effect that may have contributed to such failure that independently constitutes or contributes to a Material Adverse Effect);

•	any action taken (or omitted to be taken) by AVEO or any of its subsidiaries at the written request or express approval of LG Chem or Merger Sub; or

•	any action taken by AVEO or any of its subsidiaries that is expressly required to be taken pursuant to the Merger Agreement,

provided, that with respect to the exclusions set forth in the foregoing 1st, 2nd, 3rd and 4th bullets, any such exclusion shall apply only to the extent such effect does not have a disproportionate impact on AVEO and its subsidiaries, taken as a whole, compared to other companies that operate in the industry in which AVEO and its subsidiaries operate that are of a similar size to AVEO (in which case, such effect shall only be taken into account to the extent of such disproportionate effect on AVEO and its subsidiaries, taken as a whole).

For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to LG Chem means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger

The Merger Agreement provides that except (i) as required by applicable law (including any action to be taken, or omitted to be taken, pursuant to COVID-19 Measures), (ii) as consented to in writing by LG Chem (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated by the Merger Agreement, or (iv) as set forth in the Disclosure Schedules, during the period from October 18, 2022 until the Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, AVEO is required to, and to cause each of its subsidiaries to (a) conduct in all material respects its business in the ordinary course of business, (b) use reasonable best efforts to conduct its business in material compliance with applicable law, and (c) use commercially reasonable efforts to preserve intact the material components of its current business organizations and relationships and goodwill with suppliers, customers, Governmental Authorities and other material business relations and to keep available the services of its present officers and employees.

In addition, except (i) as required by applicable law (including any action to be taken, or omitted to be taken, pursuant to COVID-19 Measures), (ii) as consented to in writing by LG Chem (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated by the Merger Agreement, or (iv) as set forth in the Disclosure Schedules, during the period from October 18, 2022 until the Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, AVEO will not, and will cause its subsidiaries not to:

•	amend AVEO’s certificate of incorporation or bylaws or amend the certificate or articles of incorporation, bylaws or other similar organizational documents of any subsidiary of AVEO;

•

(i) split, combine or reclassify any shares of AVEO capital stock or other equity or voting interests, (ii) establish a record date for, declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof or otherwise) in respect of AVEO capital stock or other equity or voting interests or securities of AVEO or its subsidiaries, except for dividends by any of AVEO’s wholly-owned subsidiaries to AVEO or any other wholly-owned subsidiary or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of AVEO or its subsidiaries, other than the withholding of AVEO common stock to satisfy tax withholding obligations or payment of the applicable exercise price with respect to AVEO Option Awards outstanding October 18, 2022 or granted in compliance with the Merger Agreement thereafter;

•

(i) issue, deliver, encumber, pledge, grant, transfer or sell, or authorize the issuance, delivery, encumbrance, pledge, grant, transfer or sale of, any shares of its capital stock or other equity or voting interests or any securities of AVEO or its subsidiaries, other than the issuance of (A) any AVEO common stock issued upon the exercise of AVEO Option Awards that are outstanding on October 18, 2022 or issued in compliance with the Merger Agreement after October 18, 2022, in each case in accordance with the terms of the applicable AVEO Stock Plan and award agreement (B) shares of AVEO common stock upon the exercise of purchase rights under the ESPP in accordance with the Merger Agreement or (C) any securities of AVEO subsidiaries to AVEO or any other wholly-owned subsidiary of AVEO; or (ii) amend any term of any security of AVEO or any subsidiary of AVEO;

•	form any subsidiary;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for an amount in excess of $500,000 in the aggregate, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business;

•

sell, lease, encumber, license, sublicense or otherwise transfer or dispose of, waive, relinquish or permit to lapse, fail to protect or enforce, or otherwise subject to any lien (other than any permitted lien) any of its material rights, assets, securities, properties (including intellectual property rights), interests or businesses or any assets or property the value or purchase price which exceeds $500,000 individually or $1,000,000 in the aggregate, except, in the case of any of the foregoing in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business); fail to maintain or allow any rights in any AVEO registered intellectual property to lapse or enter into the public domain (i) sell, license or assign to any person any rights to any AVEO intellectual property; (ii) buy or license any intellectual property right of any other person; or (iii) license or sell any product or product candidate of AVEO or any of its subsidiaries;

•

subject to certain exceptions, make any loans, advances or capital contributions to, or investments in, any other person, other than advances for reimbursable employee expenses in the ordinary course of business;

•

enter into any new line of business or abandon or discontinue any existing line of business, it being understood that clinical trials planned as of October 18, 2022, and conducted in the ordinary course of business shall not constitute new lines of business;

•

incur any indebtedness (including any borrowing of money, capital leases and reimbursement obligations in respect of letters of credit) or guarantees thereof, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person (other than AVEO or any of its subsidiaries), other than any borrowings incurred between AVEO and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries;

•

make or authorize, or make any commitment with respect to, capital expenditures that, in the aggregate, exceed 115% of the aggregate total of the capital expenditures budget of AVEO in effect on October 18, 2022;

•

(i) enter into or terminate, or (ii) materially amend, renew, extend, materially modify or waive any material rights or obligations under any material contract (or any contract that if entered into prior to October 18, 2022, would be a material contract), including any letter agreement, schedule, exhibit or similar document ancillary to such material contract, except (x) in the case of clause (i), for normal expirations of material contracts in the ordinary course of business and (y) in the case of clause (ii), subject to certain restrictions, amendments, renewals, extensions, modifications and waivers in the ordinary course of business;

•

except to the extent required by the terms of an AVEO benefit plan in effect on October 18, 2022, in the ordinary course of business, as required by applicable law, or under plans sponsored or provided through contract with a professional employer organization to the extent the changes are not solely with respect to AVEO: (i) increase (or commit to increase) the compensation, bonus, severance, termination pay or other benefits payable to any service provider, (ii) enter into, establish, adopt, terminate or materially amend any AVEO benefit plan (or any arrangement that would be an AVEO benefit plan if in effect on October 18, 2022), other than de minimis administrative amendments or ordinary course renewals of coverage for benefit plans providing solely for health and welfare benefits that do not materially increase the cost or expense of maintaining, or increase the benefits payable under, such benefit plans, (iii) make any contributions or payments to any trust or other funding vehicle, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (v) pay, grant or award, or commit to pay, grant or award, any AVEO Option Award, bonuses or other incentive awards, (vi) accelerate the payment or vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to vesting, payment, settlement or exercisability of, any AVEO Option Award, (vii) loan or advance any money or other property to any service provider, (viii) hire or appoint or engage or promote any service provider with an annual base salary or annual base compensation of $200,000 or more or, in the case of an employee, who is at or above the level of director, or (ix) terminate (other than for cause or due to death or disability) the employment or services of any service provider whose annual base salary or annual base fee is or would be in excess of $200,000 or, in the case of an employee, who is at or above the level of director;

•

change AVEO’s financial accounting methods, principles or practices, except as required by changes in GAAP, applicable law or in Regulation S-X of the 1934 Act, as agreed to by AVEO’s independent public accountants;

•

settle, release, waive or compromise, or offer or propose to settle, release, waive or compromise, (i) any litigation, investigation, arbitration, proceeding, dispute or other claim involving or against AVEO or any of its subsidiaries except for settlements requiring payment of not more than $250,000 in the aggregate and that do not impose any restrictions on the business or operations of AVEO or any of its subsidiaries (other than customary confidentiality and non-disclosure obligations) or involve any injunctive or other non-monetary relief or any license, cross license or similar agreement with respect to intellectual property rights, and in each case that do not involve the admission of wrongdoing by AVEO or any of its subsidiaries or (ii) any litigation, investigation, arbitration, proceeding, demand dispute or other claim that relates to the transactions contemplated hereby;

•

adopt a plan or agreement of, or effect any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AVEO or any of its subsidiaries;

•

enter into any collective bargaining agreement or other agreement with any labor organization or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of AVEO or any of its subsidiaries;

•

implement a “mass layoff” or effectuate a “plant closing” (each as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of AVEO or any of its subsidiaries;

•

make, change or revoke any material tax election; adopt or change any material tax accounting method; change any tax accounting period; file any material amended tax return; enter into any closing agreement with respect to a material amount of taxes; request any material tax ruling; settle or compromise any material tax proceeding, examination, audit or assessment; enter into any tax agreement or arrangement relating to the apportionment, sharing, assignment, allocation or indemnification of or for any tax or tax asset (other than pursuant to an agreement entered into in the ordinary course of business that does not have as a principal purpose addressing tax matters); extend or waive any statute of limitations with respect to, taxes (other than in the ordinary course of a tax audit) or surrender any claim for a material refund of taxes; or

•	agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in the Merger Agreement is intended to give LG Chem, directly or indirectly, the right to control or direct the operations of AVEO or its subsidiaries prior to the Effective Time, and nothing contained in the Merger Agreement is intended to give AVEO, directly or indirectly, the right to control or direct LG Chem’s operations. Prior to the Effective Time, each of LG Chem and AVEO will exercise, consistent with and subject to the terms and conditions of the Merger Agreement, control and supervision of its and its respective subsidiaries’ respective operations.

From October 18, 2022, until the earlier of the termination of the Merger Agreement and the Effective Time, except for the transactions contemplated hereby, LG Chem will not permit its controlled affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relation to (or the consummation of) such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in obtaining, or significantly increase the risk of not obtaining, the expiration or termination of any applicable waiting period under the HSR Act or (ii) significantly increase the risk of any governmental authority under the HSR Act entering an order prohibiting the consummation of the transactions contemplated herby.

Other Covenants and Agreements

Special Meeting and Related Actions

Unless the Merger Agreement is terminated in accordance with its terms, AVEO must, as promptly as reasonably practicable after the date on which AVEO learns that this proxy statement will not be reviewed or that the SEC staff has no further comments on this proxy statement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the AVEO Stockholder Approval and AVEO is required to use its reasonable best efforts to obtain the AVEO Stockholder Approval.

Pursuant to the Merger Agreement, AVEO may postpone or adjourn the Special Meeting (and will, upon LG Chem’s written request, postpone or adjourn the Special Meeting) on no more than two (2) occasions and for no longer than ten (10) business days from the prior scheduled date of the Special Meeting and to a date no later than five (5) business days prior to the End Date, (i) after consultation with LG Chem (x) due to the absence of a quorum at the Special Meeting or (y) to solicit additional proxies if AVEO has not received proxies sufficient to obtain the AVEO Stockholder Approval or (ii) after consultation with LG Chem, to allow reasonable additional time for (x) the filing and mailing of supplemental or amended disclosure that the Board in good faith after consultation with outside legal counsel determines is reasonably likely to be required by applicable law and (y) for such supplemental or amended disclosure to be disseminated in a manner suitable under applicable law and reviewed by AVEO’s stockholders prior to the Special Meeting.

Notwithstanding any Adverse Recommendation Change, unless the Merger Agreement is terminated in accordance with its terms, AVEO must submit the Merger Agreement to its stockholders for adoption at the Special Meeting and is not permitted to submit any Acquisition Proposal (as defined below) for adoption or approval of AVEO’s stockholders at the Special Meeting.

Access and Information

Subject to certain exceptions and limitations, from October 18, 2022, until the Effective Time, AVEO is required to (i) give LG Chem and its representatives reasonable access during normal business hours of AVEO, upon reasonable advance notice, to the offices, properties and books and records of AVEO and its subsidiaries, (ii) furnish to LG Chem and its representatives such financial and operating data, personnel records, human resources data and other information as LG Chem may reasonably request and (iii) cause the employees, counsel, financial advisors, auditors and other representatives of AVEO and its subsidiaries to reasonably cooperate with LG Chem in its investigation of AVEO and its subsidiaries.

No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change

From October 18, 2022, until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, neither AVEO nor any of its subsidiaries are permitted to, and AVEO and its subsidiaries must cause their respective representatives not to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of, or that would reasonably be expected to lead to the submission of, any Acquisition Proposal;

•

enter into or participate in any discussions (except solely to notify a person that makes any offer, proposal, inquiry or indication of interest with respect to an Acquisition Proposal of the existence of the relevant non-solicitation restrictions of the Merger Agreement) or negotiations with, furnish any information relating to AVEO or any of its subsidiaries or afford access to the business, properties, assets, books or records of AVEO or any of its subsidiaries to, or otherwise cooperate in any way with any third party in connection with, or in a manner that would reasonably be expected to lead to, an Acquisition Proposal;

•	(A) fail to make, withdraw, qualify or modify in a manner adverse to LG Chem the recommendation of the Board in favor of the Merger Proposal (referred to as the “AVEO Board Recommendation”),

(B) fail to include the AVEO Board Recommendation in this proxy statement, (C) approve, adopt or recommend an Acquisition Proposal, (D) fail to (1) publicly and without qualification recommend against any Acquisition Proposal within five (5) business days after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Special Meeting so long as such Acquisition Proposal is made at least one business day prior to the Special Meeting) or (2) fail to reaffirm the AVEO Board Recommendation within five (5) business days after any request by LG Chem to do so (or such fewer number of days as remains prior to the Special Meeting so long as such request is made at least one business day prior to the Special Meeting), subject to the limitations contained in the Merger Agreement or (E) publicly propose to do any of the foregoing in clauses (A) through (D) (each of the actions set forth in the foregoing clauses (A) through (E) is referred to as an “Adverse Recommendation Change”); or

•

authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal.

Notwithstanding the limitations in the preceding paragraphs, at any time prior to obtaining the AVEO Stockholder Approval:

•

AVEO may (A) engage in negotiations or discussions with any third party that has made a bona fide Acquisition Proposal after the execution of the Merger Agreement and (B) furnish to such third party non-public information relating to AVEO or any of its subsidiaries pursuant to a confidentiality agreement with such third party with terms no less favorable to AVEO in the aggregate than those contained in the confidentiality agreement with LG Chem and provided that all such information has been or is made available to LG Chem prior to or concurrently with the time such information is provided to such third party and, in the case of each of clause (A) and clause (B), that (1) such Acquisition Proposal was not solicited in violation of and did not otherwise result from AVEO’s breach of the non-solicitation provisions of the Merger Agreement and (2) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

•

subject to compliance with the non-solicitation provisions and the termination procedures set forth in the Merger Agreement, the Board may make an Adverse Recommendation Change or AVEO may terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, if, in each case, AVEO receives after the execution of the Merger Agreement, a bona fide Acquisition Proposal that was not solicited in violation of and did not otherwise result from AVEO’s breach of the non-solicitation provisions of the Merger Agreement and that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law; provided that prior to effecting such Adverse Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, (A) AVEO has given LG Chem at least five (5) business days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate the Merger Agreement (which notice, in and of itself, will not constitute an Adverse Recommendation Change), (B) AVEO has provided LG Chem with the identity of the third party making the Acquisition Proposal, the terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection with such Acquisition Proposal, and all correspondence relating thereto in accordance with the Merger Agreement, (C) if requested to do so by LG Chem, for a period of five (5) business days following delivery of such notice, AVEO has discussed and negotiated in good faith, and has made its representatives available to discuss and negotiate in good faith, with LG Chem and its representatives, any proposed amendments or modifications to the terms and conditions of the Merger Agreement and (D) no earlier than the end of such five (5) business day period, the Board has concluded, after considering the terms of any proposed amendment or modification to the Merger Agreement proposed by LG Chem during such period, and after consultation with its financial advisor and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and that the failure to either effect an Adverse Recommendation Change or terminate the Merger Agreement and enter into a definitive agreement with respect to such Superior Proposal would continue to be inconsistent with the fiduciary duties of the Board under applicable law (and provided that any change to the financial or other material terms of a proposal that was previously the subject of a notice from AVEO to LG Chem pursuant to the non-solicitation provisions of the Merger Agreement requires an additional notice to LG Chem and the procedures set forth in the Merger Agreement shall apply again with respect to such additional notice); and

•

if an Intervening Event occurs, the Board may make an Adverse Recommendation Change in respect of such Intervening Event so long as (A) the Board determines, in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law and (B) prior to effecting such adverse recommendation change, (1) AVEO has given LG Chem at least five (5) business days’ prior written notice of its intention to affect an Adverse Recommendation Change (which notice, in and of itself, will not constitute an Adverse Recommendation Change), which notice shall include a reasonably detailed description of such Intervening Event and the reasons for the Board’s intention to effect such Adverse Recommendation Change, (2) if requested to do so by LG Chem, during the period of five (5) business days following delivery of such notice, AVEO has discussed and negotiated in good faith and has made its representatives available to discuss and negotiate in good faith, with LG Chem and its representatives, any proposed amendments or modifications to the terms and conditions of the Merger Agreement and (3) no earlier than the end of such five (5) business day period, the Board has concluded, after considering the terms of any amendment or modification to the Merger Agreement offered by LG Chem during such period, and after consultation with its outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and the failure to effect an Adverse Recommendation Change in respect of such Intervening Event would continue to be inconsistent with the fiduciary duties of the Board under applicable law (and provided that any material change to the changes, events, circumstances or developments constituting the Intervening Event that was previously the subject of a notice from AVEO to LG Chem described in this bullet requires an additional notice to LG Chem and the procedures set forth in the Merger Agreement shall apply again with respect to such additional notice).

Notwithstanding the foregoing, nothing contained in the Merger Agreement prevents the Board or AVEO from (i) taking and disclosing to the stockholders of AVEO a position contemplated by, Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that, any such communication or disclosure made will be deemed to be an Adverse Recommendation Change unless the Board publicly and without qualification reaffirms the AVEO Board Recommendation in such communication or disclosure.

AVEO is required to notify LG Chem promptly (but in no event later than twenty-four (24) hours) after receipt by AVEO (or any of its representatives) of any bona fide Acquisition Proposal or any offers, proposals, inquiries or indications of interest with respect thereto or that AVEO believes is or that would reasonably be expected to lead to an Acquisition Proposal, including (i) the identity of the third party making the Acquisition Proposal or offer, proposal, inquiry or indication of interest, (ii) a summary of the material terms and conditions thereof and (iii) an unredacted copy of any written proposal, written offer, or other written material received from such third party or its representatives in connection with an Acquisition Proposal, and AVEO is required to keep LG Chem reasonably informed as to the status (including changes to the material terms or other material developments) of such Acquisition Proposal, offer, proposal, inquiry or indication of interest on a reasonably prompt basis and within twenty-four (24) hours of (x) any such material changes or material developments or (y) any written request of LG Chem for such information. AVEO is also required to notify LG Chem reasonably promptly (but in no event later than twenty-four (24) hours) after receipt by AVEO of any initial request for non-public information relating to AVEO or any of its subsidiaries or for access to the business, properties, assets, books or records of AVEO or any of its subsidiaries by any third party that AVEO reasonably expects may be considering making, or has made, an Acquisition Proposal.

AVEO is also required to, and is required to cause its subsidiaries and representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives conducted prior to October 18, 2022 with respect to any Acquisition Proposal or offer, proposal, inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal and to promptly (and in any event within one (1) business day of October 18, 2022) terminate access by any such third party and its representatives to any physical or electronic data room relating to any such activities, discussions or negotiations and request the return or destruction of all information furnished by AVEO or on its behalf to any such third party and its representatives, and must enforce and not waive, amend or release any third party from the provisions of its confidentiality agreements with such third parties (provided, however, that the Board may, or may authorize AVEO to, waive any standstill agreement with any third party, or any standstill provision included in a confidentiality agreement with any third party, in each case, subject to compliance with the non-solicitation provisions of the Merger Agreement, in response to any request from a third party not solicited in violation of the non-solicitation provisions of the Merger Agreement, in the event that the Board determines in good faith, after consultation with AVEO’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board under applicable law).

For purposes of the Merger Agreement:

•

“Acquisition Proposal” means other than the transactions contemplated by the Merger Agreement, any offer, proposal, inquiry or indication of interest of any third party relating to, in a single transaction or a series of related transactions, (i) any direct or indirect acquisition, purchase, exchange, transfer or license of 15% or more of the consolidated assets of AVEO and its subsidiaries or to which 15% or more of the consolidated revenues or earnings of AVEO and its subsidiaries are attributable; (ii) any direct or indirect issuance, acquisition, purchase, exchange or transfer of 15% or more of any class of equity or voting securities of AVEO or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of AVEO and its subsidiaries; (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party or the equityholders of such third party beneficially owning 15% or more of any class of equity or voting securities of AVEO or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of AVEO and its subsidiaries; or (iv) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving AVEO or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of AVEO and its subsidiaries or to which 15% or more of the consolidated revenues or earnings of AVEO and its subsidiaries are attributable.

•

“Intervening Event” means any material change, event, occurrence or development with respect to AVEO and its subsidiaries first occurring after the execution of the Merger Agreement and prior to AVEO stockholder approval that was not known to, or reasonably foreseeable by, the Board as of October 18, 2022, and does not relate to (i) any Acquisition Proposal or consequence thereof; (ii) any change in the market price or trading volume of shares of AVEO common stock or the fact that AVEO meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (but the underlying causes of such change or fact are not excluded by this clause (ii));(iii) the timing of any licenses, authorizations, permits, consents or approvals required pursuant to the Merger Agreement to be obtained prior to the closing of the Merger in connection with the transactions contemplated by the Merger Agreement; (iv) any effect resulting from any breach of the Merger Agreement by AVEO; or any action taken by any party pursuant to and compliance with the covenants and agreements set forth in the Merger Agreement and any consequences of such actions.

•

“Superior Proposal” means a bona fide written Acquisition Proposal obtained not in breach of the Merger Agreement that (i) if any cash consideration is payable pursuant to such Acquisition Proposal, such cash consideration is fully financed or, to the extent financing is required for such Acquisition Proposal, is fully committed pursuant to customary certain funds financing commitments from financial institutions of nationally recognized reputation, (ii) is not subject to any due diligence condition, and (iii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all relevant aspects of such proposal and any revisions to the Merger Agreement made or offered in writing by LG Chem prior to the time of such determination, would be more favorable to AVEO’s stockholders from a financial point of view than the Merger; provided, that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Acquisition Proposal are references to “50%.”

Employee Matters

For a period of not less than twelve (12) months after the Effective Time, LG Chem or the surviving corporation will provide the employees of AVEO or its subsidiaries as of immediately prior to the Effective Time (referred to as a “Covered Employees”) during the period they continue to be employed by LG Chem, the surviving corporation and/or its subsidiaries on or after the Effective Time with:

•

a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commissions), each of which is no less favorable than the base salary (or base wages, as the case may be) and incentive compensation opportunities provided to such Covered Employee immediately prior to October 18, 2022; and

•

health, welfare, retirement and employee benefits (including severance benefits but excluding equity and equity-based incentive compensation) that are, in the aggregate and at a minimum, substantially equivalent to those provided to such Covered Employees immediately prior to the Effective Time.

For purposes of determining eligibility, vesting, participation and benefit accrual under LG Chem’s and its affiliates’ plans and programs providing employee benefits (including, without limitation, severance) to Covered Employees after the Closing Date (referred to as the “parent plans”), each Covered Employee will be credited with his or her years of service with AVEO or its subsidiaries (or any predecessor entities) prior to the Closing Date to the same extent as such Covered Employee was entitled, before the Closing Date, to credit for such service under similar AVEO benefit plans, except to the extent providing such credit would result in any duplication of benefits, and other than for benefit accrual purposes under any defined benefit pension plan. In addition, LG Chem will use commercially reasonable efforts to cause (i) each Covered Employee to be immediately eligible to participate, without any waiting time, in any and all parent plans; (ii) all pre-existing condition exclusions and actively-at-work requirements of such parent plan to be waived for such Covered Employee and their covered dependents (except to the extent that such exclusions or requirements applied to the Covered Employee under comparable AVEO benefit plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Covered Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year of each comparable parent plan (to the extent such credit would have been given under comparable AVEO benefit plans prior to the closing of the Merger).

Efforts to Consummate the Merger

Subject to the terms and conditions of the Merger Agreement, each of AVEO, LG Chem and Merger Sub are required to use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as reasonably practicable, including using reasonable best efforts to: (i) obtain all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from governmental authorities pursuant to antitrust laws or other applicable law and make all necessary registrations and filings and take all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental authority in connection with any antitrust law; (ii) obtain all other approvals, consents, ratifications, permissions, waivers or authorizations from governmental authorities or other third parties necessary, proper or advisable in connection with the transactions contemplated by the Merger Agreement; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement; provided, that, in connection with any of the foregoing clauses (i) through (iii), AVEO shall not agree to (x) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payment) or concede anything of monetary or economic value or (y) amend, supplement or modify any contract in any manner that would be adverse to the interest of AVEO or, after the Merger, LG Chem and its affiliates, in each case, without the prior written consent of LG Chem.

AVEO, LG Chem and the Merger Sub are also required to use their reasonable best efforts to obtain all approvals, clearances and expirations or terminations of waiting periods from governmental authorities under antitrust laws or other applicable law necessary to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary in the Merger Agreement, in no event shall LG Chem or Merger Sub be required to (or be required to cause their subsidiaries or affiliates to) offer, propose, negotiate, commit to, agree to or effect, by consent decree, hold separate order or otherwise, (i) the sale, lease, license, divestiture, transfer or other disposition of any assets, rights, interests, product lines or businesses of AVEO, LG Chem or any of their respective subsidiaries or affiliates, (ii) the termination, amendment or modification of existing relationships, contractual rights or obligations of AVEO, LG Chem or any of their respective subsidiaries or affiliates, (iii) the termination, amendment or modification of any venture or other arrangement, (iv) the creation of any relationship, contractual rights or obligations of the AVEO, LG Chem or any of their respective subsidiaries or affiliates, (v) any other change or restructuring of AVEO, LG Chem or any of their respective subsidiaries or affiliates, (vi) any other actions with respect to the businesses, product lines or assets of AVEO, LG Chem or any of their respective subsidiaries or affiliates or (vii) any other remedy, condition, commitment or undertaking of any kind; provided, further, that (x) at the request of LG Chem, AVEO shall agree to, and shall cause its subsidiaries and affiliates to agree to, take any actions described in this sentence, provided that such actions may be conditioned upon the consummation of the Merger, (y) AVEO shall not take, and shall cause its subsidiaries and affiliates not to take, any action described in this sentence without the prior written consent of LG Chem and (z) notwithstanding anything in the Merger Agreement to the contrary, LG Chem and Merger Sub shall, and shall cause their respective subsidiaries to, and AVEO and each of its subsidiaries shall be permitted to, take (or agree to take), any action described in this sentence (other than clause (i) of this sentence) to the extent such action (1) concerns only AVEO or any of its subsidiaries (or any of their respective businesses or assets) and (2) would not reasonably be expected to materially diminish the benefits expected to be realized by LG Chem and its affiliates from the transactions contemplated hereby. Notwithstanding anything to the contrary in the Merger Agreement, the parties shall not be required to (or to cause their subsidiaries or affiliates to) defend, contest, resist or appeal any litigation, action, suit, claim, proceeding or applicable law, including any administrative or judicial action or proceeding, challenging, seeking to restrict, prevent, delay, prohibit, condition or make or deem unlawful, or enjoining, preventing, prohibiting or making unlawful, the consummation of any of the transactions contemplated by the Merger Agreement.

AVEO and LG Chem were required to, promptly, but in no event later than ten (10) business days following October 18, 2022 (unless otherwise agreed to in writing by AVEO and LG Chem), make their respective filings under the HSR Act. Moreover, AVEO and LG Chem were required to, promptly, but in no event later than fifteen (15) business days following October 18, 2022 (unless otherwise agreed to in writing by AVEO and LG

Chem), make their draft filing of a joint voluntary notice to obtain CFIUS Approval. AVEO and LG Chem filed their respective HSR Act and their draft joint voluntary notice to obtain CFIUS Approval notifications on November 1, 2022 and November 8, 2022, respectively.

“CFIUS Approval” as used in the Merger Agreement means (i) the parties shall have received written notice from Committee on Foreign Investment in the United States, or any U.S. governmental authority acting in its capacity as a member thereof (“CFIUS”) that it has concluded its review, assessment, or, if applicable, investigation, and has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and that action under Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) is concluded; (ii) the parties shall have received written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a “covered transaction,” as defined in the DPA; (iii) CFIUS has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement pursuant to a declaration filing with respect to the Merger submitted to CFIUS by the parties hereto pursuant to 31 C.F.R. Part 800 Subpart D but has not requested the submission of a notice filing with respect to the Merger submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E; or (iv) if CFIUS has sent a report to the President of the United States (“President”) requesting the President’s decision with respect to the transactions contemplated by this Agreement, either (A) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement; or (B) the time permitted under the DPA for the President to take action to suspend or prohibit the transactions contemplated by this Agreement shall have lapsed.

From October 18, 2022 until the earlier of the Effective Time or the termination or the Merger Agreement in accordance with its terms, each of AVEO and LG Chem (on its and Merger Sub’s behalf) are required to use their respective reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry regarding the transactions contemplated by the Merger Agreement and allow the other party a reasonable opportunity to review in advance and comment on drafts of such filings and submissions, (ii) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental authority or brought by a third party before any governmental authority, in each case, with respect to the transactions contemplated by the Merger Agreement, (iii) keep the other party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other party of any substantive communication to or from any governmental authority in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any governmental authority in connection with any such request, inquiry, investigation, action or legal proceeding, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other party and consider in good faith the views of the other party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding and (vii) except as may be prohibited by any governmental authority or by applicable law, and subject to certain exceptions in the Merger Agreement, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by the Merger Agreement, provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference, including any virtual or telephonic meetings, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental authority in connection with such request, inquiry, investigation, action or legal proceeding.

Indemnification of Directors and Officers; Insurance

For six (6) years after the Effective Time, LG Chem is required to cause the surviving corporation to (i) observe the obligations of AVEO and its subsidiaries under (a) certain indemnification agreements entered into between AVEO or its subsidiaries, on the one hand, and certain of its directors and executive officers, on the other hand and (b) the indemnification, expense advancement and exculpation provisions in the certificate of incorporation or second amended and restated bylaws or comparable organizational documents of AVEO or such subsidiary, in each case, in effect on October 18, 2022, and (ii) indemnify and hold harmless each present and former (as of October 18, 2022) director and officer of AVEO or any of its subsidiaries in their capacities as such against any losses incurred by such person in connection with any pending or threatened litigation, action, suit, claim, demand or proceeding based on or arising out of, in whole or in part, the fact that such person is or was a director or officer of AVEO at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated by the Merger Agreement, to the fullest extent permitted by the DGCL and any other applicable law, and the certificate of incorporation and second amended and restated bylaws (or other similar organizational documents) of AVEO and its subsidiaries in effect on October 18, 2022 and not amend, repeal or otherwise modify such rights in any manner that would adversely affect the rights of such directors and officers thereunder.

Prior to the Effective Time, AVEO is permitted to, and to the extent AVEO does not do so, LG Chem is required to, or to cause the surviving corporation to, purchase, obtain and fully pay the premium for a non-cancellable extension of the directors’ and officers’ liability coverage of AVEO’s existing directors’ and officers’ insurance policies with a claims reporting or discovery period of six (6) years from the Effective Time. In each case, such policies must have terms, conditions, retentions and limits of liability that are no less favorable than those contained in AVEO’s existing directors’ and officers’ insurance policies in effect as of October 18, 2022, with respect to matters arising on or before the Effective Time. However, in no event will AVEO be permitted prior to the Effective Time, nor shall LG Chem or the surviving corporation be required to expend for such policies an aggregate premium amount in excess of 300% of the current annual premium amount currently paid or payable by AVEO with respect to its existing directors’ and officers’ insurance policies as in effect on the date of the Merger Agreement. If the aggregate premium amount of such insurance coverage cannot be obtained at an annual premium equal to or less than such amount and to the extent that AVEO does not do so prior to the Effective Time, the surviving corporation is required to obtain a policy with the greatest coverage available for a cost not exceeding such amount. From the Effective Time until the sixth anniversary of the Effective Time, the surviving corporation is required to maintain in effect, and LG Chem will cause the surviving corporation to maintain in effect, such directors’ and officers’ tail policy.

Financing Covenants

Financing and Closing Date Payments

LG Chem’s receipt of financing is not a condition to the closing of the Merger. Prior to the closing date, AVEO shall use its reasonable best efforts to provide to LG Chem (at LG Chem’s sole expense) such historical financial information prepared by AVEO in the ordinary course of AVEO’s financial reporting practice as may be reasonably requested by LG Chem to assist with respect to any potential financing arrangements to the extent customary for financing arrangements entered into in connection with transactions of similar size and nature as those contemplated in the Merger Agreement; provided, that such requested cooperation does not require AVEO or any of its affiliates to (i) engage in any action that would adversely interfere with the business or operations of AVEO or such affiliate or (ii) pay any fee or incur any other liability in connection with such financing.

It is anticipated that the total amount of funds necessary to consummate the Merger and the related transactions, not including repayment of AVEO’s existing credit agreement, fees and expenses, will be approximately $566 million, including the estimated funds needed to (i) pay AVEO stockholders the Merger Consideration due to them under the Merger Agreement and (ii) make payments in respect of outstanding option awards of AVEO pursuant to the Merger Agreement.

Existing Credit Agreement

AVEO has also agreed that it will use its best efforts to deliver all notices, cooperate with LG Chem and take all other actions to facilitate the termination at closing of all commitments in respect of AVEO’s existing credit agreement, the repayment in full on the Closing Date of all obligations in respect of the indebtedness under AVEO’s existing credit agreement, and the release on the Closing Date of any liens securing all such indebtedness and guarantees in connection therewith. Additionally, AVEO has agreed that it will use reasonable best efforts and will cooperate with LG Chem to obtain and deliver to LG Chem at least three (3) business days prior to the Closing Date an executed payoff letter with respect to AVEO’s existing credit agreement, in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such indebtedness is owed, subject to LG Chem providing all funds required to effect all such repayments at the closing.

Miscellaneous Covenants

The Merger Agreement contains additional agreements among AVEO, LG Chem and Merger Sub relating to, among other matters:

•	the filing by AVEO of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

•	notification upon the occurrence of certain matters;

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the Merger Agreement;

•	the notification and opportunity to comment on certain communications to AVEO directors, officers, employees or consultants pertaining to compensation or benefit matters relating to the Merger;

•	the resignation of directors of AVEO;

•	actions necessary to cause Merger Sub to perform its obligations under the Merger Agreement;

•	exemptions under Section 16 of the Exchange Act;

•	the de-listing of the shares of AVEO common stock from Nasdaq and the deregistration of AVEO common stock under the Exchange Act;

•	antitakeover statutes that become applicable to the transactions contemplated by the Merger Agreement; and

•	any litigation against AVEO or its directors or officers relating to the transactions contemplated by the Merger Agreement.

Conditions to the Merger

The obligations of AVEO, LG Chem and Merger Sub to consummate the Merger are subject to the satisfaction or (where permitted by applicable law) written waiver by AVEO and LG Chem of the following conditions:

•

the absence of any governmental authority of competent jurisdiction enacting, issuing, promulgating, enforcing or entering any injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins, prevents, makes illegal or otherwise prohibits the consummation of any of the transactions contemplated by the Merger Agreement;

•	receipt of AVEO Stockholder Approval; and

•

(i) the expiration or termination of all waiting periods (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act and any commitment to, or agreement (including any timing agreement) with, any governmental authority to delay the consummation of, or not to consummate before a certain date, any of the transactions contemplated by the Merger Agreement and (ii) the receipt of certain consents, approvals and authorizations of governmental authorities set forth AVEO’s Disclosure Schedule, which shall remain in full force and effect.

The obligations of LG Chem and Merger Sub to consummate the Merger are subject to the satisfaction or (where permitted by applicable law) written waiver by LG Chem of the following conditions:

•

the representations and warranties made by AVEO in the Merger Agreement with respect to the non-occurrence of a Material Adverse Effect being true and correct as of October 18, 2022 and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true and correct in all respects as of such specified time);

•

except for any de minimis inaccuracies, certain of the representations and warranties made by AVEO in the Merger Agreement with respect to the capitalization of AVEO being true and correct as of October 18, 2022, and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true and correct in all respects except for any de minimis inaccuracies as of such specified time);

•

certain representations and warranties made by AVEO in the Merger Agreement with respect to corporate existence and power, corporate authorization, certain capitalization matters, certain subsidiary matters, finder’s fees and the opinion of Moelis (in each case, disregarding all materiality qualifications, other than Material Adverse Effect qualifications, contained therein), in each case, being true and correct in all material respects as of October 18, 2022 and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true and correct in all material respects as of such specified time);

•

each of the other representations and warranties made by AVEO in the Merger Agreement being true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) as of October 18, 2022, and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) as of such specified time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AVEO;

•

AVEO having performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by AVEO at or prior to the Effective Time;

•	the absence, since October 18, 2022, of a Material Adverse Effect with respect to AVEO; and

•	the delivery by AVEO of a certificate signed by an executive officer of AVEO, dated as of the Closing Date, certifying as to the satisfaction of the conditions described in the preceding six bullets.

The obligations of AVEO to consummate the Merger are subject to the satisfaction or (where permitted by applicable law) written waiver by AVEO of the following conditions:

•

certain representations and warranties made by LG Chem with respect to corporate existence and power and corporate authorization (in each case, disregarding all materiality qualifications, other than Material Adverse Effect qualifications, contained therein), in each case, being true and correct in all material respects as of October 18, 2022 and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true and correct in all material respects as of such specified time);

•

each of the other representations and warranties of LG Chem and Merger Sub made in the Merger Agreement being true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) as of October 18, 2022 and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which must be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein) as of such specified time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LG Chem;

•

LG Chem and Merger Sub having performed and complied in all material respects with all agreements and covenants contained in the Merger Agreement that are to be performed or complied with by them at or prior to the Effective Time; and

•

the delivery by LG Chem of a certificate signed by an executive officer of LG Chem, dated as of the Closing Date, certifying as to the satisfaction of the conditions described in the preceding three (3) bullet points.

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby, including the Merger, may be abandoned, at any time prior to the Effective Time, whether before or after the AVEO Stockholder Approval has been obtained (except as otherwise stated below), as follows:

•	by mutual written agreement of AVEO and LG Chem; or

•	by either AVEO or LG Chem, if:

•

the Effective Time has not occurred on or before the End Date; provided that if, as of such date, any of the conditions to the closing with respect to (i) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act and any commitment to, or agreement (including any timing agreement) with, any governmental authority to delay the consummation of, or not to consummate before a certain date, any of the transactions contemplated by the Merger Agreement or (ii) the absence of any temporary restraining order, preliminary or permanent injunction, other order, applicable law or order issued by any governmental authority that directly or indirectly prevents, prohibits or makes illegal the consummation of the Merger is not satisfied but all other conditions to the closing of the Merger set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but provided that such conditions are then be capable of being satisfied if the closing were to take place on such date), then the End Date will be automatically extended to October 18, 2023 (the “Extension Date”), and such case, the Extension Date will become the End Date for purposes of the Merger Agreement; and provided, further, that this right to terminate the Merger Agreement will not be available to any party whose (or whose affiliate’s) material breach of any provision of the Merger Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by such time; or

•

there shall be any applicable law or other legal restraint or prohibition that, in each case, is in effect, has become final and nonappealable and permanently restrains, enjoins, prevents, makes illegal, or otherwise prohibits the consummation of any of the transactions contemplated by the Merger Agreement provided that this right to terminate the Merger Agreement will not be available to any party whose (or whose affiliate’s) material breach of any provision of the Merger Agreement has been the primary cause of, or resulted in, any of the foregoing events; or

•	the AVEO Stockholder Approval is not obtained at the Special Meeting at which a vote on the Merger Proposal is taken; or

•	by LG Chem, if:

•	at any time prior to obtaining the AVEO Stockholder Approval, an Adverse Recommendation Change has occurred; or

•

prior to obtaining the AVEO Stockholder Approval, AVEO has materially breached the non-solicitation covenants or the covenants concerning this proxy statement and the Special Meeting applicable to AVEO pursuant to the Merger Agreement; or

•

a breach or failure to be true of any representation or warranty of AVEO set forth in the Merger Agreement or a breach or failure to perform any covenant or agreement set forth in the Merger Agreement on the part of AVEO shall have occurred which breach or failure would cause the conditions to LG Chem’s and Merger Sub’s obligations to consummate the Merger relating to the accuracy of AVEO’s representations and warranties or the performance of AVEO’s agreements and covenants to not be satisfied and such breach or failure cannot be cured by AVEO prior to the End Date or, if capable of being cured, is not cured, following receipt by AVEO from LG Chem of written notice of such breach or failure, by the earlier to occur of (x) thirty (30) days after receipt of such notice from LG Chem and (y) the date that is two (2) days prior to the End Date; provided that LG Chem will not have this right to terminate the Merger Agreement if either LG Chem or Merger Sub is then in material breach of any representation, warranty, covenant or obligation of LG Chem or Merger Sub under the Merger Agreement; or

•	by AVEO, if:

•

prior to obtaining the AVEO Stockholder Approval, (A) the Board has determined that an Acquisition Proposal constitutes a Superior Proposal, (B) AVEO has complied with certain of its covenants and agreements set forth in the Merger Agreement with respect to, among other matters, non-solicitation of Acquisition Proposals and providing notice to LG Chem of such Acquisition Proposal and AVEO’s intent to terminate the Merger Agreement and, if requested by LG Chem, discussing and negotiating with LG Chem any proposed amendments or modifications to the terms of the Merger Agreement, and as more fully described under “The Merger Agreement—No Solicitation; AVEO Acquisition Proposals; Adverse Recommendation Change” beginning on page 91 of this proxy statement, (C) AVEO, substantially concurrently with and as a condition to such termination, pays the Termination Fee payable to LG Chem pursuant to the Merger Agreement as more fully described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 103 of this proxy statement and (D) substantially concurrently with such termination, AVEO enters into a definitive agreement in respect of a Superior Proposal in accordance with the Merger Agreement; or

•

a breach or failure to be true of any representation or warranty of LG Chem or Merger Sub set forth in the Merger Agreement or a breach or failure to perform any covenant or agreement set forth in the Merger Agreement on the part of LG Chem or Merger Sub shall have occurred which breach or failure would cause the conditions to AVEO’s obligations to consummate the Merger relating to the accuracy of LG Chem’s or Merger Sub’s representations and warranties or the performance of LG Chem’s or Merger Sub’s agreements and covenants to not be satisfied and such breach or failure cannot be cured by LG Chem prior to the End Date or, if capable of being cured, is not cured, following receipt by LG Chem from AVEO of written notice of such breach or failure, by the earlier to occur of (x) thirty (30) days after receipt of such notice from AVEO and (y) the date that is two (2) days prior to the End Date; provided that AVEO will not have this right to terminate the Merger Agreement if AVEO is then in material breach of any representation, warranty, covenant or obligation of AVEO under the Merger Agreement.

Termination Fee; Certain Expenses

AVEO must pay to LG Chem a termination fee of $20.4 million (referred to as the “Termination Fee”) in cash in the event that the Merger Agreement is validly terminated:

•

by LG Chem because, prior to obtaining the AVEO Stockholder Approval, (i) an Adverse Recommendation Change has occurred or (ii) there has been a material breach of the non-solicitation covenants or the covenants concerning this proxy statement and the Special Meeting, in each case as applicable to AVEO under the Merger Agreement;

•

by AVEO prior to obtaining AVEO Stockholder Approval to accept a Superior Proposal and, substantially concurrently with such termination, enter into a definitive agreement with respect to such Superior Proposal;

•

by (i) either AVEO or LG Chem because the Merger has not been consummated by the End Date (subject, in the case of such a termination by AVEO, to certain conditions set forth in the Merger Agreement) or (ii) LG Chem because AVEO breached or failed to perform any representation, warranty, covenant or agreement set forth in the Merger Agreement and fails to timely cure such breach or failure, if curable, and in each case:

•

after October 18, 2022, and prior to such termination, a bona fide Acquisition Proposal has been publicly announced or otherwise communicated to the Board and such Acquisition Proposal has not been publicly withdrawn prior to the time of the termination of the Merger Agreement; and

•

prior to the date that is twelve (12) months following the date of such termination, AVEO enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (in either case, whether or not the same Acquisition Proposal referred to above); provided that, for purposes of this provision, each reference to “15%” in the definition of Acquisition Proposal is a reference to “50%”; and provided further that the Termination Fee payable pursuant to this provision will be payable by AVEO only upon consummation of an Acquisition Proposal;

•	by either AVEO or LG Chem because the AVEO Stockholder Approval is not obtained at the Special Meeting at which a vote on the Merger Proposal is taken and:

•

after October 18, 2022, and prior to such termination, a bona fide Acquisition Proposal is publicly announced and such Acquisition Proposal is not publicly withdrawn at least two (2) business days prior to the Special Meeting, and

•

prior to the date that is twelve (12) months following the date of such termination, AVEO enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (in either case, whether or not the same Acquisition Proposal referred to above); provided that, for purposes of this provision, each reference to “15%” in the definition of Acquisition Proposal is a reference to “50%”); and provided further that the Termination Fee payable pursuant to this provision will be payable by AVEO only upon consummation of an Acquisition Proposal.

If the Merger Agreement is terminated by AVEO because the Merger has not been consummated by the End Date or by either AVEO or LG Chem because the AVEO Stockholder Approval is not obtained at the Special Meeting at which a vote on the Merger Proposal is taken, and at the time of such termination, LG Chem had the right to terminate the Merger Agreement because an Adverse Recommendation Change had taken place prior to the AVEO Stockholder Approval, then AVEO shall pay or cause to be paid to LG Chem in immediately available finds the Termination Fee within two (2) business days after such termination.

Other than in the case of fraud or willful breach, if the Merger Agreement is terminated in circumstances in which the Termination Fee is due and payable, LG Chem’s receipt of the Termination Fee (and applicable costs, expenses and interest as set forth in the Merger Agreement and described below) will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by LG Chem, Merger Sub, any of their respective affiliates and representatives or any other person in connection with the Merger Agreement (or its termination) or the transactions contemplated by the Merger Agreement, and none of LG Chem, Merger Sub, or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, affiliates or representatives (referred to, collectively, as the “LG Chem Related Parties”) or any other person will be entitled to bring or maintain any claim, action or proceeding against AVEO and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members, affiliates or representatives (referred to, collectively, as the “AVEO Related Parties”) arising out of, relating to, or in connection with, the Merger Agreement (or its termination) or the transactions contemplated by the Merger Agreement.

The Merger Agreement further provides that, other than in the case of fraud or willful breach, LG Chem’s right to receive payment from AVEO of the Termination Fee (and applicable costs, expenses and interest as set forth in the Merger Agreement and described below) is the sole and exclusive remedy of the LG Chem Related Parties against the AVEO Related Parties in circumstances in which the Termination Fee becomes due and payable, and that upon payment of the Termination Fee (and any such applicable costs, expenses and interest), none of the AVEO Related Parties will have any further liability or obligation relating to, arising out of, or in connection with, the Merger Agreement or the transactions contemplated by the Merger Agreement.

AVEO shall not be obligated to pay the Termination Fee on more than one occasion.

Expenses Generally

Except as otherwise described above or provided in the Merger Agreement, whether or not the Merger is consummated, AVEO and LG Chem are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement.

The Merger Agreement provides that, if AVEO fails to pay LG Chem the Termination Fee when due and payable, (i) AVEO will also pay any costs and expenses incurred by LG Chem or Merger Sub in connection with a legal action to enforce the Merger Agreement that results in a judgment against AVEO for payment of the Termination Fee and (ii) AVEO will also pay to LG Chem interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus 5%, or such lesser rate per annum that is the maximum permitted under applicable law.

Specific Performance

AVEO, LG Chem and Merger Sub are each entitled (in addition to any other remedy to which they may be entitled in law or equity) to an injunction to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Amendments; Waiver

Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. After the AVEO Stockholder Approval is obtained, if any such amendment would under applicable law require further approval of AVEO’s stockholders, the effectiveness of such amendment will be subject to the approval of AVEO’s stockholders.

Governing Law and Jurisdiction

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) is required to be brought in the Delaware Chancery Court or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court.

LG Chem further irrevocably consents to process being served on it in any action or proceeding by mailing a copy thereof in the manner for delivery of notices specified in the Merger Agreement to LG Chem’s address set forth in the LG Chem Disclosure Schedules for the purpose of accepting service of any process in the United States. LG Chem agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon LG Chem in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to LG Chem.

PROPOSAL NO. 1: APPROVAL OF THE MERGER PROPOSAL

The Merger Proposal

We are asking you to approve a proposal to adopt the Merger Agreement, referred to as the “Merger Proposal”). For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” beginning on page 80 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A and incorporated herein by reference. See also “The Merger” beginning on page 34 of this proxy statement.

Vote Required

As described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 47 of this proxy statement, after considering various factors described in such section, the Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, AVEO and our stockholders. The Board has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and the Board unanimously recommends that you vote “FOR” the Merger Proposal.

Under Delaware law, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AVEO common stock entitled to vote thereon as of the Record Date. Each share of AVEO common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the Merger Proposal, such stockholder’s shares of AVEO common stock will be voted in favor of the Merger Proposal.

Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2: ADVISORY VOTE ON THE MERGER COMPENSATION PROPOSAL

The Merger Compensation Proposal

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the Merger that has been paid or may become payable to each of AVEO’s named executive officers, in accordance with SEC rules. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use this term to describe the Merger-related compensation payable to those named executive officers of AVEO for the year ended December 31, 2021, who are currently employed by AVEO. These named executive officers are Michael Bailey, Erick Lucera and Michael Ferraresso (the “Named Executive Officers”). Michael Needle, who was a named executive officer for the year ended December 31, 2021, terminated employment with AVEO on November 19, 2021 and will not receive any compensation that is based on or otherwise related to the Merger. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a Named Executive Officer receives may materially differ from the amounts set forth in the table.

The table below describes the estimated potential payments to each of AVEO’s Named Executive Officers pursuant to the terms of their outstanding AVEO Option Awards and under the Severance Benefits Plan. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that have vested or would vest pursuant to their terms, on or prior to the Effective Date or the value of payments or benefits that are not based on or otherwise related to the Merger. In addition, the table does not reflect any increases in salary that may be approved by the Board and/or the Compensation Committee of the Board in connection with its annual compensation review process prior to the Closing Date to the extent permitted by the terms of the Merger Agreement or that may be agreed to by AVEO and LG Chem pursuant to the terms of the Merger Agreement.

For purposes of calculating the potential payments set forth in the table below, AVEO has assumed that (i) the Closing will occur on January 31, 2023 (which is the date assumed solely for the purposes of this disclosure); (ii) each Named Executive Officer’s employment will terminate at the Effective Time (which is assumed solely for purposes of this disclosure); (iii) any termination of employment of a Named Executive Officer would be a change in control termination pursuant to, and as that term is defined in, the Severance Benefits Plan; and (iv) the AVEO stock price is $15.00 per share, which is the per share Merger Consideration. The amounts shown in the table are estimates only and are based on assumptions and information available to date. The actual amounts that may be paid in the event of an individual’s termination of employment can only be determined at the actual time of such termination.

Quantification of Potential Payments and Benefits to AVEO’s Named Executive Officers

Golden Parachute Compensation

Name	Cash($)(1)	Equity($)(2)	Perquisites/ Benefits($)(3)	Total($)
Michael Bailey	2,013,333	8,069,663	57,865	10,140,861
Erick Lucera	845,739	2,320,943	38,577	3,205,509
Michael Ferraresso	853,329	2,342,343	38,577	3,234,249

1)

The amounts listed in this column represent cash severance amounts that would become payable pursuant to the Severance Benefits Plan if, within the first eighteen (18) months following the Closing Date, AVEO terminates the Named Executive Officer’s employment without cause or he resigns his employment for good reason, as such terms are defined in the Severance Benefits Plan, and therefore such amounts are “double trigger” benefits. For Mr. Bailey, such cash severance amounts would be paid over a period of twenty four (24) months and would include (a) 200% of his annual base salary, (b) 200% of his target annual bonus and (c) an amount equal to a pro-rated portion of his target annual bonus for the year in which his termination occurs based on the number of days during such year that he was employed by the Company. For each of Messrs. Lucera and Ferraresso, such cash severance amounts would be paid over a period of eighteen (18) months and would include (a) 150% of his annual base salary, (b) 150% of his target annual bonus and (c) an amount equal to a pro-rated portion of his target annual bonus for the year in which his termination occurs based on the number of days during such year that he was employed by the Company. Payment of these amounts is subject to such Named Executive Officer’s execution and non-revocation of a general release of claims in AVEO’s favor.

The following table quantifies each separate form of compensation included in the aggregate total reported in this column.

Name	Base Salary($)	Target Annual Bonus ($)	Pro-Rata Annual Bonus($)
Michael Bailey	1,280,000	704,000	29,333
Erick Lucera	594,660	237,864	13,215
Michael Ferraresso	599,997	239,999	13,333

2)

The amounts listed in this column represent, in accordance with the terms of the Merger Agreement, the payments in cancellation of the unvested AVEO Option Awards held, as of November 11, 2022, by each of the Named Executive Officers, to the extent they are in-the-money, calculated as the difference between $15.00 per share of AVEO common stock and the applicable exercise price per share, multiplied by the number of shares of AVEO common stock subject to the unvested AVEO Option Award as of January 31, 2023. Amounts payable to each of the Named Executive Officers will be paid within ten (10) business days following the day the Closing Date. These payments represent “single trigger” benefits.

The number of AVEO Option Awards held by each Named Executive Officer as of November 11, 2022 that will be unvested as of January 31, 2023 and treated as described in this note 2 and the cash payments payable with respect to such options are as follows:

Name	Unvested Options at Closing	Exercise Price per Share	Value of Unvested Options at Closing
Michael Bailey	2,500	6.20	22,000
	32,781	5.60	308,141
	143,282	9.12	842,498
	608,740	3.67	6,897,024
Erick Lucera	12,504	6.70	103,783
	52,084	9.12	306,254
	168,659	3.67	1,910,903
Michael Ferraresso	731	6.20	6,433
	11,578	5.60	108,269
	52,084	9.12	306,254
	169,584	3.67	1,921,387

3)

The amounts in this column represent, for each of Messrs. Bailey, Lucera and Ferraresso, the total estimated COBRA premiums required to continue the Named Executive Officer’s group health care coverage for him and his eligible dependents for a period of eighteen (18) months, in the case of Mr. Bailey, and twelve (12) months, in the case of each of Mr. Lucera and Mr. Ferraresso, based on the employer-portion of the estimated COBRA costs for each executive under the Company’s current group health and dental plans. The actual COBRA premiums for Messrs. Bailey, Lucera, and Ferraresso may be different from the estimates above depending on the cost of AVEO’s group health and dental plans and the benefit elections in effect for each Named Executive Officer at the time of his termination. These amounts are “double trigger” in nature and are payable, subject to such Named Executive Officer’s execution and non-revocation of a general release of claims in AVEO’s favor, in accordance with the terms of the Severance Benefits Plan, if AVEO terminates the Named Executive Officer’s employment without cause or if he resigns his employment for good reason, as such terms are defined in the Severance Benefits Plan, within eighteen (18) months following the Closing Date.

Vote Required

The Board unanimously recommends that the stockholders of AVEO approve the following resolution:

“BE IT RESOLVED THAT:

the compensation that may be paid or become payable to AVEO’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “Proposal No. 2: Advisory Vote on the Merger Compensation Proposal—The Merger Compensation Proposal—Quantification of Potential Payments and Benefits to AVEO’s Named Executive Officers” beginning on page          of the proxy statement dated                 , including the table, associated footnotes and narrative discussion, is hereby approved, ratified and confirmed on a non-binding, advisory basis.”

Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of AVEO common stock having a majority in voting power of the votes cast by the holders of all shares of AVEO common stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively on such matter is required to approve the Adjournment Proposal. Each share of AVEO common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the Merger Compensation Proposal, such stockholder’s shares of AVEO common stock will be voted in favor of the Merger Compensation Proposal. If an AVEO stockholder abstains from voting or fails to vote, it will have the no effect on the Merger Compensation Proposal. Broker non-votes, if any, will have no effect on the Merger Compensation Proposal.

The vote on the Merger Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Merger Compensation Proposal and vice versa. Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on either AVEO or LG Chem. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of AVEO’s stockholders on the Merger Compensation Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER COMPENSATION PROPOSAL.

PROPOSAL NO. 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, referred to as the “Adjournment Proposal.” If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Merger Proposal. In addition, under our second amended and restated bylaws, the chairperson of the Special Meeting without a vote of the stockholders.

Notwithstanding the foregoing, AVEO’s right to adjourn or postpone the Special Meeting, and the number of times that AVEO may adjourn or postpone the Special Meeting, and the duration of any such adjournment or postponement, is subject to the terms of the Merger Agreement as described further under “The Merger Agreement—Other Covenants and Agreements—Special Meeting and Related Actions” beginning on page 91 of this proxy statement.

If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the Adjournment Proposal, such stockholder’s shares of AVEO common stock will be voted in favor of the Adjournment Proposal. AVEO does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.

The Board believes that it is in the best interests of AVEO and our stockholders to be able to adjourn the Special Meeting if necessary for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of the holders of AVEO common stock having a majority in voting power of the votes cast by the holders of all shares of AVEO common stock present in person or by proxy at the Special Meeting and voting affirmatively or negatively on such matter is required to approve the Adjournment Proposal. Each share of AVEO common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on the Adjournment Proposal, such stockholder’s shares of AVEO common stock will be voted in favor of the Adjournment Proposal. If an AVEO stockholder abstains from voting or fails to vote, it will have no effect on the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Adjournment Proposal and vice versa.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

AVEO common stock has been listed on Nasdaq under the symbol “AVEO.”

As of                 , 2022, there were                  shares of AVEO common stock outstanding, held by approximately                  stockholders of record.

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of LG Chem, any cash dividends on our capital stock in the foreseeable future.

On October 17, 2022, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for AVEO common stock as reported on Nasdaq were $10.59 and $10.18 per share, respectively. The closing price of AVEO common stock on Nasdaq on October 17, 2022 was $10.48 per share.

On                 , 2022, the latest practicable trading day before the printing of this proxy statement, the closing price of AVEO common stock on Nasdaq was $                 per share. You are encouraged to obtain current market quotations for AVEO common stock.

Upon the consummation of the Merger, there will be no further market for AVEO common stock and, as promptly as practicable thereafter, AVEO common stock will cease trading on and be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of AVEO common stock as of November 11, 2022, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within sixty (60) days of November 11, 2022 through the exercise of any stock options. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 34,763,127 shares of AVEO common stock outstanding as of November 11, 2022. Shares of AVEO common stock that a person has the right to acquire within sixty (60) days of November 11, 2022 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o AVEO Pharmaceuticals, Inc., 30 Winter Street, Boston, Massachusetts 02108.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Common Stock Underlying Options Exercisable Within 60 Days	Total Equity Securities Beneficially Owned	Percentage of Shares Beneficially
Holders of more than 5% of our voting securities
Entities affiliated with AIGH Capital Management, LLC(1)	1,931,351		—	1,931,351	5.3%
Directors and Named Executive Officers
Kenneth Bate	375		58,827	59,202	*
Anthony Evnin	41,851	(2)	58,827	100,678	*
Gregory Mayes	—		39,625	39,625	*
Scarlett Spring	—		39,625	39,625	*
Corinne Epperly	—		29,774	29,774	*
Kevin Cullen	—		27,692	27,692	*
Michael Bailey	53,410		852,947	906,357	2.5%
Michael Ferraresso	13,334	(3)	182,812	196,146	*
Erick Lucera	—		130,995	130,995	*
Jebediah Ledell	—		51,812	51,812	*
All current executive officers and directors as a group (10 persons)	108,970		1,472,936	1,581,906	4.4%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

This information is derived from information regarding AVEO common stock in a Schedule 13G/A filed with the SEC by Mr. Orin Hirschman (“Mr. Hirschman”) on October 20, 2022. The shares of common stock are held by (i) AIGH Capital Management, LLC, a Maryland limited liability company (“AIGH LP”), as an Advisor or Sub-Advisor with respect to shares of common stock held by AIGH Investment Partners, L.P. and WVP Emerging Manger Onshore Fund, LLC; (ii) AIGH Investment Partners, L.L.C., a Delaware limited liability company (“AIGH LLC”), with respect to shares of common stock directly held by it; and (iii) Mr. Hirschman, who is the Managing Member of AIGH LP and president of AIGH LLC, with respect to shares of common stock indirectly held by AIGH LP, directly by AIGH LLC and Mr. Hirschman and his family directly. The address for the Entities affiliated with AIGH LLC is 6006 Berkeley Avenue, Baltimore, MD 21209.

(2)

Consists of (a) 10 shares of common stock held by Venrock Entrepreneurs Fund Management III, LLC, or VEFM III and (b) 41,841 shares of common stock held directly by Dr. Anthony Evnin. Dr. Evnin is a partner of VR Management, LLC, an affiliate of VEFM III. Dr. Evnin expressly disclaims beneficial ownership over all shares held by or on behalf of VEFM III, except to the extent of his indirect pecuniary interest therein. The address of VEFM III is c/o Venrock, 3340 Hillview Avenue, Palo Alto, CA 94304.

(3)	Consists of (a) 12,417 shares of common stock held by Mr. Ferraresso, and (b) 917 shares of common stock held by Mr. Ferraresso’s wife.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.

We intend to hold an annual meeting of stockholders in 2023 only if the Merger is not consummated.

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2023 must be received by us no later than December 27, 2022, which is one hundred twenty (120) days prior to the first anniversary of the mailing date of AVEO’s proxy statement for its annual meeting of stockholders held on June 7, 2022, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2023 annual meeting of stockholders is changed by more than thirty (30) days from the anniversary of our 2022 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our second amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our annual meeting proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than ninety (90) calendar days before nor more than one hundred twenty (120) calendar days before the one (1) year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2023 annual meeting of stockholders, such a proposal must be received by us no earlier than February 7, 2023 and no later than March 9, 2023. However, if the date of the 2023 annual meeting is more than twenty (20) days earlier or more than sixty (60) days later than such anniversary date, notice must be received not later than the close of business on the later of ninety (90) calendar days in advance of such annual meeting or, if later, ten (10) calendar days following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2023 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our second amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

In addition to satisfying the foregoing requirements under our second amended and restated bylaws, to comply with the SEC’s universal proxy rules, stockholders who wish to solicit proxies in support of director nominees to be voted upon at the 2023 annual meeting other than our proposed nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2023.

Except as otherwise set forth above, proposals should be addressed to:

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

Attention: Corporate Secretary

Call: (857) 400-0101

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The following AVEO filings with the SEC are incorporated by reference:

•	AVEO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 14, 2022;

•

AVEO’s Definitive Proxy Statement on Schedule 14A with respect to the 2022 annual meeting of stockholders, which was filed with the SEC on April 26, 2022 (solely to the extent specifically incorporated by reference into AVEO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021);

•

AVEO’s Quarterly Reports on Form 10-Q for fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 5, 2022, August 4, 2022 and November 8, 2022, respectively; and

•	AVEO’s Current Reports on Forms 8-K filed with the SEC on April 8, 2022, June 8, 2022 and October 18, 2022 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Stockholders may obtain free copies of the documents filed with the SEC by AVEO through the SEC’s website, www.sec.gov, or through the Investors section of our website, www.aveooncology.com, and the “SEC Filings” section therein. The information contained on, or accessible through, AVEO’s website is not incorporated by reference into this proxy statement, and you should not consider any information contained in, or that can be accessed through, AVEO’s website as part of this proxy statement or in deciding whether to support the approval of the proposed Merger. AVEO has included its website in this proxy statement solely as an inactive textual reference.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

Attention: Corporate Secretary

Call: (857) 400-0101

If you would like to request documents from us, please do so by                 , 2022, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail or another equally prompt method, within one (1) business day after we receive your request.

If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor or us at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower,

Stamford, CT 06902,

AVEO.info@investor.morrowsodali.com

Call Collect: (203) 658-9400

or

Toll-Free (800) 662-5200

or

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

Attn: Corporate Secretary

Call: (857) 400-0101

MISCELLANEOUS

AVEO has supplied all information relating to AVEO, and LG Chem has supplied, and AVEO has not independently verified, all of the information relating to LG Chem and Merger Sub contained in “Summary—The Companies” beginning on page 24 of this proxy statement and “The Companies” beginning on page 24 of this proxy statement.

If you hold any certificates representing shares of AVEO common stock, you should not send in such certificates until you receive transmittal materials after the Merger is consummated.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference into this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                 , 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

October 18, 2022

among

AVEO PHARMACEUTICALS, INC.,

LG CHEM, LTD.

and

ACACIA ACQUISITION SUB, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 18, 2022, among AVEO Pharmaceuticals, Inc., a Delaware corporation (the “Company”), LG Chem, Ltd., a corporation organized and existing under the laws of the Republic of Korea (“Parent”), and Acacia Acquisition Sub, Inc. a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Subsidiary be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation following the Merger and a wholly-owned indirect Subsidiary of Parent; and

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the respective Boards of Directors of Parent and Merger Subsidiary have (i) determined that it is in the best interests of the stockholders of Parent and Merger Subsidiary, respectively, to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest of any Third Party relating to, in a single transaction or a series of related transactions, (i) any direct or indirect acquisition, purchase, exchange, transfer or license of 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable; (ii) any direct or indirect issuance, acquisition, purchase, exchange or transfer of 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries; (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party or the equityholders of such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries; or (iv) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company and its Subsidiaries or to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, foreign or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other requirement enacted, adopted, promulgated, issued, entered, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially owned” shall have the meaning given to such term in Rule 13d-3 under the 1934 Act.

“Board of Directors” shall mean the Board of Directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or in the Republic of Korea are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States, or any U.S. governmental authority acting in its capacity as a member thereof.

“CFIUS Approval” means (i) the parties shall have received written notice from CFIUS that it has concluded its review, assessment, or, if applicable, investigation, and has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and that action under the DPA is concluded; (ii) the parties shall have received written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a “covered transaction,” as defined in the DPA; (iii) CFIUS has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement pursuant to a CFIUS Declaration submitted by the parties hereto but has not requested the submission of a CFIUS Notice; or (iv) if CFIUS has sent a report to the President of the United States (“President”) requesting the President’s decision with respect to the transactions contemplated by this Agreement, either (A) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement; or (B) the time permitted under the DPA for the President to take action to suspend or prohibit the transactions contemplated by this Agreement shall have lapsed.

“CFIUS Declaration” means a declaration filing with respect to the Transaction submitted to CFIUS by the parties hereto pursuant to 31 C.F.R. Part 800 Subpart D.

“CFIUS Notice” means a notice filing with respect to the Transaction submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2022.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of June 30, 2022 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means June 30, 2022.

“Company Certificate” means the Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company ESPP” means the Company’s 2010 Employee Stock Purchase Plan, as amended.

“Company IP” means all Intellectual Property Rights that are (i) owned or purported to be owned, whether wholly or jointly with others, by the Company or any of its Subsidiaries or (“Company Owned IP”) (ii) licensed or sublicensed or purported to be licensed or sublicensed to the Company or any of its Subsidiaries.

“Company Registered IP” means all Registered IP that is Company Owned IP or that is exclusively licensed or sublicensed or purported to be exclusively licensed or sublicensed to the Company or any of its Subsidiaries.

“Company Stock Plans” means, (i) the Company’s Second Amended and Restated 2010 Stock Incentive Plan and (ii) the Company’s 2019 Equity Incentive Plan, as amended.

“Company Systems” means the computer systems and other information technology equipment, including the software, cloud storage/computing platforms, mobile devices, firmware and hardware, and associated documentation, in each case that are owned, leased or licensed by the Company or any of its Subsidiaries for use in the conduct of its business.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations.

“Copyrights” means any writings and other works (including literary, pictorial and graphic works), whether copyrightable or not, in any jurisdiction (domestic and foreign), and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction (domestic and foreign), and any renewals or extensions thereof.

“COVID-19” means the coronavirus pandemic known as COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut-down, closure, sequester, safety or other law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or by any U.S. industry group, in each case, in connection with or in response to COVID-19.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection or other processing and/or security of any Company Data, all applicable (i) Applicable Laws, (ii) policies (including privacy policies) of the Company or any of its Subsidiaries, (iii) generally accepted industry standards applicable to the industry in which the Company and its Subsidiaries operate and to which the Company or any of its Subsidiaries have agreed in writing and (iv) contractual requirements to which the Company or any of its Subsidiaries is subject.

“Development Partner” means any Third Party which pursuant to a contract or other arrangement with the Company or any of its Subsidiaries co-develops, commercializes, or otherwise has a license or other right to research, develop, seek regulatory approval for, manufacture, supply, test, or import any product or product candidate of the Company or any of its Subsidiaries.

“DGCL” means the General Corporation Law of the State of Delaware.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Environmental Laws” means any and all statutes, laws, regulations or rules relating to the pollution or the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any Person means any other Person that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first Person, or that is, or was at the relevant time, a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.

“Existing Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated December 28, 2017, by and between the Company and each of its Qualified Subsidiaries (as defined therein), Hercules Capital, Inc. and the other lenders party thereto, as amended August 7, 2020, February 1, 2021 and March 8, 2022.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act.

“GAAP” means generally accepted accounting principles in the United States.

“Good Clinical Practices” means the then current standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects) promulgated or endorsed by any applicable Governmental Authority, including those of the United States, as set forth in the FDCA and regulations and agency guidance promulgated thereunder, or other comparable law of any comparable foreign Governmental Authority.

“Good Laboratory Practices” means the then current standards, practices and procedures for pharmaceutical laboratories promulgated or endorsed by any applicable Governmental Authority, including those of the United States, as set forth in the FDCA and regulations and agency guidance promulgated thereunder, or other comparable law of any comparable foreign Governmental Authority.

“Good Manufacturing Practices” means the then current standards mandated by Applicable Law of any applicable Governmental Authority as in effect at the time of the manufacture, relating to the manufacturing, development, processing, storing, packaging, repackaging, testing, packing, labeling, relabeling, commercial and clinical distribution, transportation, importing, exporting, handling and holding of drug products, as set forth in the FDCA and regulations and agency guidance promulgated thereunder, or other comparable law of any comparable foreign Governmental Authority.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other government or governmental, executive, legislative, judicial, regulatory or administrative authority, department, court, agency, regulator, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law or (b) right under any contract, agreement or arrangement with any Governmental Authority.

“Healthcare Laws” means (i) the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder (collectively, “HIPAA”); (ii) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act, any other Applicable Law pertaining to or governing a government sponsored or funded healthcare program, and the regulations promulgated thereunder; (iii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (iv) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; and (v) any other Applicable Law that relates to: (A) research, investigation, development, quality, safety, efficacy, manufacturing, packaging, storage, distribution, labeling, promotion, sale, or disposal of pharmaceutical products; (B) Good Laboratory Practices, Good Clinical Practices, or Good Manufacturing Practices; (C) investigational use; (D) manufacturing facilities compliance and approval; (E) with respect to pharmaceutical products, safety surveillance, mandated reporting of incidents, occurrences, diseases and events record keeping and filing of required reports with the applicable Governmental Authority; (F) the import into, or export out of, the United States of drugs and materials and technology related to pharmaceutical products; (G) protection against biosafety risk; (H) the oversight of pharmaceutical or other interventional or non-interventional research studies, including medical and research record retention; (I) human and animal subjects protection in research; (J) fraud and abuse, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.),

Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code, all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1347, 1349 and the health care fraud criminal provisions under HIPAA, and the regulations promulgated pursuant to such statutes; or (K) government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IND” means an investigational new drug application or clinical trial application filed with the FDA or any comparable foreign Governmental Authority, including all documents, data and other information concerning the applicable drug that are necessary for or filed with such application.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, common law rights, moral rights, software, databases and mask works; (ii) Trademarks and URLs and similar rights and any common law rights and goodwill associated therewith; (iii) rights associated with Trade Secrets, know-how, information, knowledge, experience, skills, drawings, blue prints, utility models, technology, inventions, discoveries and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology and similar data and information; (iv) rights in inventions (whether or not patentable), including Patents and industrial property rights; (v) other proprietary rights in intellectual property of every kind and nature; (vi) rights of privacy and publicity, in each case, including all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (vi) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all past, present and future causes of action and rights to sue or seek other remedies arising from or relating to the foregoing and (viii) all rights under or relating to any of the foregoing granted under any Contract.

“Intervening Event” means any material change, event, occurrence or development with respect to the Company and its Subsidiaries first occurring after the execution of this Agreement and prior to the Company Stockholder Approval that was not known to, or reasonably foreseeable by, the Board of Directors as of the date of this Agreement and does not relate to (i) any Acquisition Proposal or consequence thereof; (ii) any change in the market price or trading volume of the Shares or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (ii)); (iii) the timing of any licenses, authorizations, permits, consents or approvals required pursuant to this Agreement to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement; (iv) any Effect resulting from any breach of this Agreement by the Company; or (v) any action taken by any party pursuant to and in compliance with the covenants and agreements set forth in this Agreement, and any consequences of such actions.

“Knowledge”, “knowledge” or similar terms mean (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01 of the Parent Disclosure Schedule, in each case after reasonable inquiry of their direct reports and, solely with respect to Section 4.16, outside counsel, advisors and consultants engaged by the Company in connection with the subject matter addressed by such Section 4.16.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, title retention agreement, option, right of first refusal, preemptive right, or restriction of any kind in respect of such property or asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other property or asset, any restriction on the receipt of income derived from any property or asset, any restriction on the use of any property or asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any property or asset).

“Material Adverse Effect” means, (a) with respect to the Company, any effect, change, event, circumstance or occurrence (each an “Effect”, and collectively, “Effects”) that, individually or in the aggregate, (i) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, for purposes of this clause (ii), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is or would reasonably be expected to be, a Material Adverse Effect: (A) changes or prospective changes in GAAP or the regulatory accounting requirements applicable to the industry in which the Company and its Subsidiaries operate, (B) general changes in the financial, securities, credit or other capital markets or general economic, regulatory, legislative or political conditions (including changes in interest or exchange rates) generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes or prospective changes in Applicable Law or the interpretation thereof occurring after the date hereof, (D) changes after the date hereof in geopolitical conditions, acts of war, sabotage or terrorism (including cyberterrorism), outbreak of hostilities, trade war, natural disasters, acts of God, weather or health emergencies, pandemics or epidemics (including COVID-19) and any governmental or industry responses thereto, including the COVID-19 Measures (or the escalation of any of the foregoing), (E) any Effect directly resulting from the execution, announcement or pendency of this Agreement and the transactions contemplated by this Agreement, including any Effect resulting from the identity of Parent, or facts and circumstances resulting therefrom and any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of its current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, in each case resulting therefrom; provided, that the exception in this clause (E) shall not apply for purposes of the representations and warranties in Section 4.04 or any other representations and warranties intended to address the consequence of the announcement or consummation of the transactions contemplated by this Agreement, (F) changes in the market price or trading volume of the Shares (it being understood that this clause (F) shall not exclude any Effect that may have contributed to such change that independently constitutes or contributes to a Material Adverse Effect), (G) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (G) shall not exclude any Effect that may have contributed to such failure that independently constitutes or contributes to a Material Adverse Effect), (H) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written request or express approval of Parent or Merger Subsidiary, or (I) any action taken by the Company or any of its Subsidiaries that is expressly required to be taken pursuant to this Agreement; provided, that the exclusions set forth in clauses (A), (B), (C) and (D) shall only apply to the extent that such Effect does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industry in which the Company and its Subsidiaries operate that are of a similar size of the Company (in which case, such Effect shall only be taken into account to the extent of such disproportionate Effect on the Company and its Subsidiaries, taken as a whole), and (b) with respect to Parent, any effect, change, event, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

“Nasdaq” means the NASDAQ Stock Market LLC.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any software that is distributed or made generally available as “open source” or “freeware” software or under a similar licensing or distribution model, or any modification or derivative thereof, including any version of any software licensed pursuant to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license meeting the Open Source Definition as promulgated by the Open Source Initiative or the Free Software Definition.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Patent” means any national or multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates and the equivalents of any of the foregoing in any jurisdiction and all inventions disclosed in each such registration, patent or patent application.

“PEO” means a professional employer organization.

“PEO Plan” means an Employee Plan sponsored by or provided through contract with a PEO.

“Permit” means all permits, licenses, franchises, approvals, authorizations, consents, and registrations required to be obtained from Governmental Authorities.

“Permitted Lien” means (i) Liens reflected on the Company Balance Sheet; (ii) statutory Liens for Taxes (A) that are not due and payable or (B) the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iii) Liens representing the rights of customers, suppliers, service providers and subcontractors in the ordinary course of business under the terms of any contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business) as to which there is no default and which are not yet due and payable; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (v) zoning, building and other similar codes and regulations which are not violated in any material respect by the use and operation of any property of the Company and its Subsidiaries; (vi) in the case of real property, Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case that do not adversely affect in any material respect the occupancy or use of any property of the Company and its Subsidiaries; (vii) in the case of any contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; and (viii) in the case of real property, defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personally Identifiable Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, can be used to identify an individual person or any individually identifiable health information, and is protected under Data Privacy and Security Requirements.

“Product” means the Company’s product, tivozanib, also known as FOTIVDA®, or any other product of the Company or any of its Subsidiaries in which tivozanib is the active pharmaceutical ingredient.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Authority or Internet domain name registrar, including all Patents, registered Copyrights, registered Trademarks, registered mask works, and domain names, and any and all applications for any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder, as amended from time to time.

“Sanctioned Country” means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.

“Sanctioned Person” means any Person, at any time, that is the target of sanctions imposed under Sanctions Laws, including (a) a Person listed in any Sanctions Laws-related list of designated or sanctioned Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union or any European Union member state or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela or (d) any Person, directly or indirectly, owned fifty percent (50%) or more or controlled by any such Person or Persons described in clauses (a) through (c).

“Sanctions Laws” means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced by relevant Governmental Authorities, including those administered by the U.S. Government through OFAC or the U.S. Department of State, the European Union or its Member States, the United Kingdom, or the United Nations Security Council.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, par value $0.001, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar law or regulation, including Section 203 of the DGCL, and any similar provisions in the Company Certificate or bylaws of the Company.

“Tax” means any and all U.S. federal, state, local and foreign taxes, assessments, levies, customs duties, tariffs, imposts and other like charges and fees in the nature of a tax imposed by any Governmental Authority, including any income, alternative or add-on minimum, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance, environmental, windfall profits or other tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether or not disputed.

“Tax Return” means any report, return, document, declaration, statement, notice, schedule, form, election, certificate, claim for refund or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any of the foregoing, and including any schedule, supplement or attachment thereto and any amendments thereof.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trademarks” means trademarks, service marks, trade names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“Trade Secrets” means information that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trade Control Laws” means (a) all Applicable Laws relating to trade, export control, import and anti-boycott imposed, administered or enforced by the U.S. Government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018 (50 U.S.C. § 4801-4861), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1 and the Foreign Trade Regulations (15 C.F.R. Part 30) and (b) all Applicable Laws relating to trade, export control, import and anti-boycott imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Applicable Law.

“Willful Breach” means a material breach of, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement in each case that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in, constitute or cause such material breach or material failure to perform.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Antitrust Laws	4.03
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company DC Plan	7.03(c)
Company Option Award	2.05(a)
Company Preferred Stock	4.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stockholder Approval	4.02(c)

Term	Section
Company Stockholders’ Meeting	6.04(b)
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.02
control	the definition of Affiliate
controlled by	the definition of Affiliate
Covered Employees	7.03(a)
D&O Insurance	7.02(b)

D&O Tail Policy	7.02(c)
DOJ	8.01(b)
Effective Time	2.01(c)
e-mail	11.01
Employee Plan	4.18(a)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Financing	8.12(a)
FTC	8.01(b)
Government Official	4.12(b)
Inbound License	4.16(f)
Indemnified Person	7.02(a)
Internal Controls	4.07(e)
Lease	4.15(b)
Material Contracts	4.22(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.18(b)
Outbound License	4.16(f)
Owned Company IP	4.16(a)
Parent	Preamble
Parent Plans	7.03(b)
Payoff Letter	8.12(b)
Premium Cap	7.02(b)
Proxy Statement	4.03
Representatives	4.09(c)
Service Provider	4.18(a)
Superior Proposal	6.03(d)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)(i)
Uncertificated Shares	2.03(a)
under common control with	the definition of Affiliate
WARN Act	4.19(c)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” shall not be exclusive. The word “extent” or phrase “to the extent” means the degree to which something extends, and does not mean merely “if”. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “ordinary course” or “ordinary course of business” or words of similar import with respect to any Person shall mean action taken, or omitted to be taken, by such Person in the ordinary course of such Person’s business consistent with past practice in all material respects. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof (provided, that any such references in the Company Disclosure Schedule shall only refer to such amendments, modifications or supplements made available by or on behalf of the Company to Parent prior to the date hereof). References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “made available” with respect to any document or other information mean such document or other information was (i) provided by one party or its representatives to the other party and its representatives, (ii) uploaded (to the extent in unredacted form) by a party or its representatives to the virtual data room of such party and made fully available and visible to the other party and its representatives in such virtual data room or (iii) filed (to the extent in unredacted form) by a party with the SEC and publicly available on EDGAR, in each case at least twenty-four (24) hours prior to the time of determination. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to the date hereof mean to the date of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, in Boston, Massachusetts at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 or remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable (but in any event no later than the third (3rd) Business Day) after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State in accordance with Section 251 of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under this Agreement and the DGCL.

Section 2.02 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $15.00 per Share in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock, owned by Parent or Merger Subsidiary or owned by any wholly-owned Subsidiary of the Company, Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing

Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall cause LG Chem Life Sciences Innovation Center, Inc., a Delaware corporation, or another wholly owned subsidiary of Parent that is a Delaware corporation to deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02(a). Promptly after the Effective Time (but not later than three (3) Business Days thereafter), Parent shall cause the Exchange Agent to send, to each holder of such Shares at the Effective Time (1) in the case of holders of Certificates, a letter of transmittal in reasonable and customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.08) to the Exchange Agent) and instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal and (2) in the case of Uncertificated Shares not held through Depository Trust Company (“DTC”), reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Uncertificated Shares.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or an affidavit of loss in lieu thereof pursuant to Section 2.08), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares not held through DTC, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share, without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates, Uncertificated Shares or any other securities pursuant to this Agreement. All Merger Consideration paid upon the surrender of Certificates or book-entry transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or book-entry transfer of Uncertificated Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall have paid to the Exchange Agent any transfer and other similar Taxes required as a result of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share or shall have established to the satisfaction of the Exchange Agent and Parent that such Taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares that have been converted into the right to receive the Merger Consideration are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be returned to the Surviving Corporation and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Exchange Agent, Merger Subsidiary or the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) Prior to the Effective Time, each of Parent, Merger Subsidiary and the Company shall cooperate to establish procedures with the Exchange Agent and DTC with the objective that the Exchange Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Shares that have been converted into the right to receive the Merger Consideration in accordance with Section 2.02(a) that are held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (it being understood that no holder of Uncertificated Shares held through DTC shall be required to provide a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the payment that such holders is entitled to receive pursuant to Section 2.02(a)).

Section 2.04 Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding as of immediately prior to the Effective Time and held by a holder who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and has properly exercised appraisal rights in respect of such Shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such Shares determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, effectively withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such Shares or transfer of such Uncertificated Shares, as the case may be, in accordance with Section 2.03. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.05 Treatment of Company Option Awards; Treatment of Company ESPP.

(a) Effective as of immediately prior to the Effective Time, each option to purchase Shares granted pursuant to a Company Stock Plan (a “Company Option Award”) that is outstanding and unexercised immediately prior thereto shall by virtue of the Merger automatically and without any action on the part of the Company, Parent, or the holder thereof, be cancelled and converted into the right to receive an amount of cash, if any, equal to the product of (i) the aggregate number of Shares underlying such Company Option Award immediately prior to the Effective Time, multiplied by (ii) the excess (if any) of the Merger Consideration over the per share exercise price of such Company Option Award, less any applicable withholding Taxes. For the avoidance of doubt, any Company Option Award, whether vested or unvested, with a per share exercise price greater than or equal to the Merger Consideration shall be canceled for no consideration as of immediately prior to the Effective Time.

(b) The Company shall take such action as may be necessary under the Company ESPP to ensure, provide for or cause the following to occur: (i) no new offering periods under the Company ESPP will commence during the period from the date of this Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement; and (iii) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. If there is any offering period under the Company ESPP in progress as of immediately prior to the Effective Time, such offering period shall automatically terminate and accumulated payroll deductions shall, in the Company’s sole discretion, be (i) returned to participants or (ii) used to purchase Shares, in each case, pursuant to the terms and conditions of the Company ESPP immediately prior to the Effective Time.

(c) Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation to each holder of a Company Option Award any amounts that become due pursuant to this Section 2.05, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time.

(d) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plans and the Company ESPP) shall adopt applicable resolutions, and shall use reasonable best efforts to obtain any necessary consents and take all other necessary or appropriate actions, including providing such notice, if any, required under the Company Stock Plans or the Company ESPP, to (i) give effect to the transactions contemplated by this Section 2.05 and (ii) terminate each of the Company Stock Plans and the Company ESPP immediately prior to the Effective Time. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and comment by Parent, such comments to be considered by the Company in good faith) not later than the Business Day preceding the Effective Time.

Section 2.06 Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares or similar transaction, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of any Company Option Award outstanding as of the date hereof), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide Parent and the holders of Shares and equity awards of the Company the same economic effect for the aggregate Shares and equity awards of the Company held thereby, as applicable, as contemplated by this Agreement prior to such event; provided, that nothing in this Section  2.06 shall permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 2.07 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, the Merger Subsidiary and Parent and its Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, or local Tax law or non-U.S. Tax law. If the Exchange Agent, the Surviving Corporation, the Merger Subsidiary or Parent or any of its Affiliates, as the case may be, so deducts and withholds amounts and timely and properly remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. Subject to Section 7.02 at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in the form attached hereto as Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

Section 3.02 Bylaws. Subject to Section 7.02, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated such that the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided, that the name of the Surviving Corporation shall be “AVEO Pharmaceuticals, Inc..”

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the Company Disclosure Schedule (subject to Section 11.05) or as disclosed in any reports, schedules, forms, statements, prospectuses, registration statements and other documents publicly filed by the Company with the SEC or publicly furnished by the Company to the SEC, in each case, on or after January 1, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) and prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or similar cautionary, forward-looking or predictive statements); provided that this qualification shall not apply to any of the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.05 and Section 4.23:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the Company Certificate and bylaws of the Company, each as amended to the date of this Agreement, are on file with the SEC. The Company is not in violation of any provisions of the Company Certificate or bylaws of the Company in any material respect.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and, assuming the accuracy of the representations and warranties of Parent in Section 5.09 and subject to receipt of the Company Stockholder Approval, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and, except for the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the receipt of the Company Stockholder Approval, and assuming the accuracy of the representations and warranties of Parent in Section 5.09, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held on or prior to the date hereof, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, to recommend the adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders, each of which resolutions have not been rescinded, modified or withdrawn in any way (unless such rescission, modification or withdrawal has been affected after the date hereof in accordance with the terms of Section 6.03(b)).

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting, is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, notification to, or approval or consent of, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and of any other competition, merger control, antitrust, foreign investment, or similar Applicable Laws of any jurisdiction (such Applicable Laws, collectively with the HSR Act, “Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, including the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (d) compliance with any applicable rules of Nasdaq, (e) receipt of the CFIUS Approval, if determined by Parent, in its sole discretion, to be required or advisable and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Certificate or bylaws of the Company or the articles of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or any Permit material to the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any property or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). At the close of business on October 14, 2022, there were (i) 34,675,977 Shares outstanding; (ii) an aggregate of 9,568,901 Shares reserved for future issuance under the Company Stock Plans, of which an aggregate of 5,316,331 Shares were subject to outstanding Company Option Awards; (iii) 575,834 Shares reserved for future issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plans or the Company ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(b) Except as set forth in Section 4.05(a) of this Agreement and Section 4.05(c) of the Company Disclosure Schedule and except for changes since October 14, 2022 resulting from the exercise of Company Option Awards outstanding on such date in accordance with the terms of the applicable Company Stock Plan and Company Option Award as of the date hereof and the issuance of Shares upon the exercise of purchase rights under the Company ESPP, there are no issued, reserved for issuance or outstanding (i) Shares, shares of Company Preferred Stock or Company Option Awards or other shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) subscriptions, warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting equity securities of or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting equity securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Other than the Company Stock Plans and the award agreements thereunder governing Company Option Awards, there are no stockholder agreements or voting trusts (or other agreements or commitments restricting the transfer or affecting the voting rights of any Company Securities) to which the Company or any of its Subsidiaries is a party or is bound, and there are no outstanding agreements, commitments or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company. Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on matters on which the holders of Shares have the right to vote. No Company Securities are owned by any Subsidiary of the Company.

(c) Section 4.05(c) of the Company Disclosure Schedule sets forth a true and correct list, as of the close of business on October 14, 2022, of (i) each Company Option Award, (ii) the name of the Company Option Award holder, (iii) the number of Shares underlying each Company Option Award, (iv) the date on which the Company Option Award was granted, (v) the Company Stock Plan under which the Company Option Award was granted and (vi) the exercise price and expiration date of each Company Option Award. Each Company Option Award has an exercise price that is at least equal to the fair market value (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder) of the underlying shares on the date of grant.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing (or equivalent concept to the extent applicable) under the laws of its jurisdiction of organization, and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock and other voting securities of, and ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, fully-paid and nonassessable and free of preemptive (or similar) rights and is owned by the Company, directly or indirectly, free and clear of any Lien and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws). Except for shares of capital stock or voting securities of or ownership interests in the Company’s Subsidiaries that are owned by the Company or a wholly-owned Subsidiary of the Company, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, or securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) subscriptions, warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in or any securities convertible into or exchangeable or exercisable for, any capital stock or other voting securities of or ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding agreements, commitments or obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Subsidiary Securities. The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, partnership, joint venture or other Person other than the Subsidiaries of the Company. There are no outstanding agreements, commitments or obligations of the Company or any Company Subsidiary to purchase, subscribe for or otherwise acquire equity or similar interests, or make any investment (in the form of loan, capital contribution or similar transaction) in, any corporation, partnership, joint venture or other Person other than any wholly-owned Company Subsidiary.

(c) The Company has made available to Parent prior to the date hereof a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. None of the Subsidiaries of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except as would not reasonably be expected to be material to the Company.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statement, certifications, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2020. None of the Subsidiaries of the Company is, or at any time since January 1, 2020 has been, required to file any reports, schedules, forms, statements or other documents with the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document filed pursuant to the 1933 Act, as of the date such Company SEC Document was filed and, in the case of a registration statement or amendment thereto, as of the date such registration statement or amendment became effective, (or, if amended, revised, modified or superseded by a filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company, in material compliance with Rule 13a-15 under the 1934 Act, (i) has designed and at all times since January 1, 2020, has maintained disclosure controls and procedures sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes and to ensure that material information relating to the Company, including its consolidated Subsidiaries, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2020, to the knowledge of the Company, the Company has not received and is not the subject of any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 1, 2020, to the knowledge of the Company, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

(g) Since January 1, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited financial statements, for the absence of footnote disclosure and subject to normal year-end audit adjustments not material in amount in the case of any unaudited interim financial statements).

Section 4.09 Proxy Statement.

(a) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the 1934 Act.

(b) The Proxy Statement, at the time it and any amendments or supplements thereto are filed with the SEC, and mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Subsidiary specifically for inclusion or incorporation by reference in the Proxy Statement.

(c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent or Merger Subsidiary or any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors (“Representatives”) specifically for use or incorporation by reference therein.

Section 4.10 Absence of Certain Changes. From December 31, 2021 through the date of this Agreement, (a) (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business (except for matters relating to the transactions contemplated hereby and this Agreement and discussions, negotiations and transactions related thereto) and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the Effective Time without Parent’s consent would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(d), Section 6.01(e), Section 6.01(f), Section 6.01(k), Section 6.01(o), Section 6.01(q), Section 6.01(r), Section 6.01(s), Section 6.01(t) or (solely as it relates to the foregoing Sections) Section 6.01(u); and (b) there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11 No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known or unknown, determined, determinable or otherwise, and, to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than: (a) liabilities disclosed, reflected or reserved against, and provided for in the Company Balance Sheet (or in the notes thereto); (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company; and (d) liabilities incurred pursuant to the terms of this Agreement and in connection with the transactions contemplated hereby.

Section 4.12 Compliance with Laws.

(a) Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any Development Partner in connection with any product or product candidate of the Company or any of its Subsidiaries, is, or since January 1, 2020 has been, in conflict with, or in default, breach or violation of any Applicable Law or any permit, license, or other authorization of any Governmental Authority used in the operation of such Person’s business as currently conducted, except for failures to comply or violations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2017, none of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, any Development Partner in connection with any product or product candidate of the Company or any of its Subsidiaries, has been threatened to be charged with or given notice by any Governmental Authority of, and to the Knowledge of the Company, none of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, any Development Partner in connection with any product or product candidate of the Company or any of its Subsidiaries, is under investigation by any Governmental Authority with respect to, any violation of any such Applicable Law.

(b) Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2017, neither the Company, any of its Subsidiaries, to the Knowledge of the Company, any Development Partner in connection with any product or product candidate of the Company or any of its Subsidiaries, nor any director or officer thereof nor, to the Company’s Knowledge, any employee or agent, Representative, subcontractor or Third Party service provider of the Company or any of its Subsidiaries in each case, acting in the capacity of an employee or agent of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) directly or indirectly used, given, offered, promised or authorized to give, any money or thing of value to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any of its Subsidiaries, in the case of each of clauses (i) and (ii), that would violate the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or the Anti-Bribery Laws of the People’s Republic of China or any other Applicable Law or (iii) directly or indirectly made any unlawful payment. All books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and, since January 1, 2017, there have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Development Partner in connection with any product or product candidate of the Company or any of its Subsidiaries, relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Development Partner in connection with any product or product candidate of the Company or any of its Subsidiaries, has, since January 1, 2017, established or maintained a secret or unrecorded fund.

(c) The Company, its Subsidiaries and their directors, officers, employees and third parties acting on their behalf are, and during the past five (5) years have been, in compliance with Trade Control Laws and Sanctions Laws.

(d) During the past five (5) years, the Company and its Subsidiaries (i) have not been the subject of or otherwise involved in any investigation, inquiry or enforcement proceeding, or received any written communication from a Governmental Authority, in each case regarding non-compliance with Trade Control Laws or Sanctions Laws, (ii) have not conducted or initiated any internal investigations or filed any voluntary disclosures regarding possible violations of Trade Control Laws or Sanctions Laws and (iii) have not been assessed civil penalties under any Trade Control Laws or Sanctions Laws.

(e) During the past five (5) years, (i) the Company and its Subsidiaries have maintained and enforced policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries, and their directors, officers, employees and third parties acting on their behalf, with Trade Control Laws and Sanctions Laws, (ii) neither the Company, nor its Subsidiaries nor any officers, directors, employees or third parties acting on their behalf, has been a Sanctioned Person or subject to debarment or list-based designations under the Sanctions Laws and (iii) neither the Company, nor its Subsidiaries, nor any officers, directors, employees or third parties acting on their behalf, has engaged in a transaction or dealing, directly or indirectly, with a Sanctioned Person or involving a country, territory or region that was, at the time of the relevant transaction or dealing, a Sanctioned Country.

(f) The Company, its Subsidiaries and their respective Affiliates do not (i) produce, design, test, manufacture, fabricate or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215, (ii) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment “critical infrastructure” or (iii) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, is not a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

Section 4.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries hold all material Permits required to own, lease, maintain, operate, and conduct its business as currently conducted. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (a) any actual or possible material violation of or material failure by the Company to comply with any term or requirement of any Permit or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination, or modification of any Permit.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its applicable Subsidiary has filed with the applicable regulatory authorities (including the FDA or any other Governmental Authority) all required filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports and registrations and reports required to be filed with clinicaltrials.gov, and all such filings, declarations, listings, registrations, reports or submissions were in compliance with Applicable Law when filed (or were corrected or supplemented by a subsequent submission) and since January 1, 2019, the Company has not received written notice of any deficiencies asserted by any applicable Governmental Authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company’s and its Subsidiaries’ products and product candidates, including the Product, are being and since January 1, 2019, have been, researched, developed, tested, studied, manufactured, processed, packaged, stored, supplied, licensed, imported, exported, distributed, labeled, advertised, promoted, marketed, commercialized, sold or disposed, as applicable, by or on behalf of the Company or its Subsidiaries in compliance with the FDCA and other applicable Healthcare Laws. As of the date of this Agreement, since January 1, 2019, none of the Company or any of its Subsidiaries has received any written notices or other written communication from the FDA or any other Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(d) The Company has provided or made available to Parent prior to the date hereof complete and correct copies of each IND filed with respect to any product candidate of the Company currently being developed by the Company, including any material supplements and amendments thereto, in each case, as of the date hereof.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none the Company or any of its Subsidiaries has (i) made an untrue statement of a material fact to the FDA or any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, including with respect to scientific data or information, that (in any such case) at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or for any Governmental Authority to invoke any similar policy or law. As of the date of this Agreement, none of the Company or any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy. None of the Company, any of its Subsidiaries, or any directors, officers, employees, or, to the knowledge of the Company, agents or clinical investigators of the Company or any of its Subsidiaries, has been excluded, suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar law or (b) exclusion under 42 U.S.C. Section 1320a 7 or any similar law.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance and, since January 1, 2019, have been in compliance with all Healthcare Laws applicable to the operation of their respective businesses as currently conducted, including (i) any and all applicable federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) and the civil False Claims Act (31 U.S.C. Section 3729 et seq.); (ii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act; and (iii) laws which are cause for debarment, suspension or exclusion from any federal health care program. The Company has not received written notice of any enforcement, regulatory or administrative action or proceeding that is pending, and, to the knowledge of the Company, no such enforcement, regulatory or administrative action or proceeding has been threatened in writing, against the Company or any of its Subsidiaries under the FDCA, the Public Health Service Act (42 U.S.C. § 256b), the Anti-Kickback Statute or other

Healthcare Laws, other than any such proceeding that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company or any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to, any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction, or similar agreements with or imposed by a Governmental Authority.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries, and to the knowledge of the Company, each Development Partner, hold all Governmental Authorizations from the FDA and all other Governmental Authorities that are required for the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted, and all such Governmental Authorizations are (i) in full force and effect, (ii) validly registered and on file with applicable Governmental Authorities, if any, and (iii) in compliance with all formal filing and maintenance requirements and, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement, in and of themselves, would not cause the revocation or cancellation of any such Governmental Authorization held by the Company and its Subsidiaries. Since January 1, 2019, the Company and its Subsidiaries have not received written notice of any pending or threatened claims, actions, suits or other proceedings in law or in equity, or investigations, relating to the suspension, modification, revocation, or cancellation in each case before or by any Governmental Authority with respect to any such Governmental Authorization.

(h) Since January 1, 2019, there have been no recalls, field notifications, market withdrawals or replacements, “dear doctor” letters, investigator notices, IND safety reports, serious adverse event reports or other notices of action relating to a safety concern or alleged lack of regulatory compliance of any product or product candidate, including the Product, of the Company or any of its Subsidiaries.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company, its Subsidiaries and, to the Knowledge of the Company, all Development Partners in connection with any product or product candidate of the Company or any of its Subsidiaries, have implemented compliance programs that conform to and ensure material compliance with applicable Healthcare Laws and industry standards.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no Person has filed against the Company or any of its Subsidiaries any action relating to the Company or any of its Subsidiaries under any applicable federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no claims, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, alleging that the Company or any of its Subsidiaries has any liability (whether in negligence, breach of warranty, strict liability, failure to warn or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession, exposure to or use of any product or product candidate, including the Product, of the Company or any of its Subsidiaries.

Section 4.14 Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by, or order of, any Governmental Authority, in each case, that would be material to the Company.

Section 4.15 Properties.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all material property and assets reflected on the Company Balance Sheet (but excluding Intellectual Property Rights which are covered by Section 4.16) or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case free and clear of all Liens, except Permitted Liens.

(b) None of the Company or any of its Subsidiaries owns, or since January 1, 2020, has owned, any real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid, with respect to the Company and, to the Knowledge of the Company, the other party, binding and in full force and effect and enforceable in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) since January 1, 2020, neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease. Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of each Lease as of the date hereof, true and complete copies of which have been made available to Parent prior to the date hereof.

Section 4.16 Intellectual Property Rights. Section 4.16(a) of the Company Disclosure Schedule identifies for each item of Company Registered IP: (i) the name of the applicant/registrant (including, if different, the legal owner(s) and beneficial owner(s) of such item), (ii) the date and jurisdiction of application/registration (including with respect to domain names, the applicable Internet domain name registrar), (iii) the application or registration number, (iv) any other co-owners, (v) the status of such item and (vi) any action that must be taken within one hundred eighty (180) calendar days following the date hereof (including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of the United States Patent and Trademark Office (“USPTO”) or any equivalent authority anywhere in the world, excluding any actions that arise from any such office actions issued after the date hereof) for the purposes of obtaining, maintaining, perfecting, preserving, or renewing such Company Registered IP. All necessary documents and certificates currently due for filing as of the date hereof in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining or maintaining such Company Registered IP. Neither the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of the Company or any of its Subsidiaries licensors, have engaged in Patent misuse or any fraud or inequitable conduct in connection with any Company Registered IP. Each of the Patents included in such Company Registered IP properly identifies by name each and every inventor of the claims thereof as determined in accordance with Applicable Law, and proper invention assignments for such inventors have been timely filed with the USPTO or its foreign equivalent, to the extent necessary or advisable under Applicable Law. Section 4.16(a) of the Company Disclosure Schedule lists all material unregistered Trademarks used in the business of the Company or any of its Subsidiaries or in connection with any product or product candidate of the Company or any of its Subsidiaries. To the Knowledge of the Company, no Trademark owned, used, or applied for by the Company conflicts or interferes with any Trademark owned, used, and applied for by any other Person for the same class of goods or services. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material Trademark (whether registered or unregistered) owned, used or applied for by the Company or any of its Subsidiaries.

(b) Each item of Company Registered IP is subsisting, and, to the Knowledge of the Company, the issued and granted items included therein are valid and enforceable. To the Knowledge of the Company, there is no basis for a claim that any Company Registered IP (other than pending applications) is invalid or unenforceable.

No interference, opposition, reissue, reexamination or other proceeding of any nature (other than ordinary course initial examination proceedings at the USPTO and foreign equivalents thereof) is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, enforceability, inventorship or ownership of any Company IP is being or has been contested or challenged. Neither the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of the Company or any of its Subsidiaries licensors or licensees, have taken or failed to take any action (including failure to disclose any information) that would limit the validity, scope or enforceability of any Patent within the Company Registered IP, other than the limitations of scope of patent applications pursuant to amendments of such patent applications made in the normal course of furthering prosecution. Neither the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of the Company or any of its Subsidiaries licensors or licensees, have sought or obtained any legal opinions regarding the validity or enforceability of any Company IP. Any official actions or other written notices from any Governmental Entity to the Company that any of the subject matters or claims of pending applications for registration constituting the Company Registered IP are unregistrable or will not issue (other than normal course non-final rejections with respect to patent applications) are identified on Section 4.16(b) of the Company Disclosure Schedule. None of the Company IP or any product or product candidate of the Company or any of its Subsidiaries is subject to any pending or outstanding order, judgment, decree, injunction or other disposition of dispute that restricts in any manner the use, transfer, registration or licensing of any such Company IP by the Company or any of its Subsidiaries, or may affect the validity, use or enforceability of such Company IP.

(c) The Company owns and possesses all right, title and interest in and to all Company Owned IP (except for the right, title and interest of any co-owner disclosed on Section 4.16(c) of the Company Disclosure Schedule), free and clear of all Liens (other than Permitted Liens). All Company IP is and, following the Closing, will be fully transferable, alienable, and licensable by the Company, its Subsidiaries and/or Parent without restriction and without payment of any kind to any other Person. The Company and its Subsidiaries own or have the right to use all Intellectual Property Rights used in or necessary for (i) the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, and (ii) the research, development, manufacturing and commercialization (in each case, as currently conducted and as proposed to be conducted) of any product or product candidate that is in research or development or being marketed or sold by or on behalf of the Company or its Subsidiaries. The Company IP will be owned or available for use, following the consummation of the transactions contemplated by this Agreement, on the same terms (including the same payment obligations) as they were owned or available for use by the Company and its Subsidiaries immediately prior to the Effective Time. Neither the Company nor any of its Subsidiaries have: (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is or was Company IP, to any other Person; or (ii) except for Trade Secrets that lost their status as trade secrets upon the release of the Product or upon the issuance of a Patent or publication of a patent application, Patents that the Company made a reasonable business decision to abandon, or Trademarks that the Company made a reasonable business decision to stop using, permitted the Company’s rights in any Registered IP or any material Intellectual Property Right that is not Registered IP that is or was Company IP to irreversibly lapse or enter into the public domain. No Person has notified the Company or any of its Subsidiaries in writing that it is claiming any ownership of or right to use any Company IP (other than the right to use Company IP expressly granted to such Person under a Contract with the Company or any of its Subsidiaries).

(d) No employee, director, independent contractor or consultant of the Company or any of its Subsidiaries or other Person (other than as disclosed on Section 4.16(d) of the Company Disclosure Schedule) owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP and each employee, director, independent contractor or consultant of the Company or any of its Subsidiaries who is or was involved in the creation or development of any Intellectual Property Rights on behalf of the Company or any of its Subsidiaries, pursuant to such individual’s activities on behalf of the Company or any of its Subsidiaries, has signed a valid and enforceable written agreement containing (i) an irrevocable assignment to the Company or its Subsidiaries of all Intellectual Property Rights developed by such Person during his or her employment or engagement with the Company or its Subsidiaries, (ii) appropriate confidentiality provisions protecting the

Company Owned IP, (iii) a waiver of any applicable moral rights and (iv) a covenant by such Person to execute and deliver all such instruments that may be reasonably necessary or proper to vest all Intellectual Property Rights developed by such Person to Company or any of its Subsidiaries, and to reasonably assist Company or any of its Subsidiaries, in the prosecution or defense of such Intellectual Property Rights. To the Knowledge of the Company, no current or former stockholder, officer, director, employee, independent contractor or consultant of the Company or any of its Subsidiaries is in breach of any of their obligations to any prior employer or other third party concerning confidentiality or Intellectual Property Rights, and to the Knowledge of the Company, there is no reasonable basis for any such prior employer or other third party to claim rights to any Company Intellectual Property or misappropriation of Trade Secrets of such prior employer or third party.

(e) Except as listed on Section 4.16(e) of the Company Disclosure Schedule: (i) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution (each a “R&D Sponsor”) has been or is being used in the development of any Company IP except for any such funding or use of facilities or personnel that has not and would not reasonably be expected to result in such R&D Sponsor obtaining any ownership rights to (or the right to obtain any ownership rights to) such Company Owned IP, or, to the Knowledge of the Company, any other Company IP, or any rights to receive royalties or other rights to use or exploit any Company Owned IP, or, to the Knowledge of the Company, any other Company IP; (ii) no R&D Sponsor has any claim or right in or to the Company IP and (iii) no current or former shareholder, officer, director, employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company IP, has performed services for any R&D Sponsor, during a period of time during which such shareholder, officer, director, employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that has not and would not reasonably be expected to result in such R&D Sponsor obtaining any ownership rights to (or the right to obtain any ownership rights to) such Company Owned IP, or, to the Knowledge of the Company, any other Company IP, or any rights to receive royalties or other rights to use or exploit any Company Owned IP, or, to the Knowledge of the Company, any other Company IP.

(f) Section 4.16(f) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company or any of its Subsidiaries (i) has a license or other right to any Intellectual Property Right that is used to research, develop, manufacture or commercialize, or is incorporated into or distributed with, any product or product candidate of the Company or any of its Subsidiaries (other than any material transfer agreements, services agreements, clinical trial agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or commercially available off-the-shelf software licenses, in each case, entered into in the ordinary course of business) (each an “Inbound License”) or (ii) has granted a license or other right to any Company IP (other than any material transfer agreements, services agreements, clinical trial agreements, non-disclosure agreements, or non-exclusive outbound licenses, in each case, entered into in the ordinary course of business) (each an “Outbound License”).

(g) (i) Neither the operation of the business of the Company or any of its Subsidiaries or the making, use, import, sale, offer for sale or other disposition of any product, or upon its commercialization, any product candidate, of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates or in the past six (6) years has infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person; and (ii) to the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating or has in the past six (6) years infringed, misappropriated or otherwise violated any Company IP. No action, suit, investigation or proceeding is pending or has been served in the past six (6) years (or, to the Knowledge of the Company, is being threatened) against the Company or any of its Subsidiaries relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person or of the Company IP. Other than as disclosed on Section 4.16(g) of the Company Disclosure Schedule, in the past six (6) years, none of the Company or any of its Subsidiaries has received or asserted any written notice or other written communication (including cease and desist letters) relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another

Person by the Company or any of its Subsidiaries or of any Company IP by any other Person. The Company has made available to Parent a complete and accurate copy of, each letter or other written or electronic communication, correspondence or other communication (in writing or otherwise) that has been sent by Company or any of its Subsidiaries to a Third Party or received by Company or any of its Subsidiaries from a Third Party in the past six (6) years alleging, asserting or implying any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by the Company or any of its Subsidiaries or of any Company IP by any other Person. For purposes of the foregoing sentence, Third Party excludes Company’s and its Subsidiaries’ attorneys.

(h) The Company and its Subsidiaries have taken reasonable security and other measures to protect the Company IP, including reasonable measures against unauthorized disclosure, to maintain and protect the secrecy, confidentiality and value of its Trade Secrets and other technical information, and to the knowledge of the Company, such Trade Secrets and other technical information have not been used by, disclosed to or uncovered by any Person except pursuant to written, valid and appropriate non-disclosure agreements which have not been breached.

(i) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to, or assumption by, Parent by operation of law or otherwise of any contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent or any of its Affiliates granting to any other Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates (other than rights granted by the Company or any of its Subsidiaries prior to the Closing Date to Company IP), (ii) Parent or any of its Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company or any of its Subsidiaries is not a party), (iii) Parent or any of its Affiliates being obligated to pay any royalties or other material amounts, or offer any discounts, to any other Person pursuant to any contract to which the Company is a party in excess of those payable by, or required to be offered by, the Company in the absence of this Agreement or the transactions contemplated hereby or (iv) a loss of, or Lien on, any Company IP.

(j) None of the Company or any of its Subsidiaries has been a member or promoter of, or a contributor to any industry standards body or any similar organization that would require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP.

Section 4.17 Taxes.

(a) All income and other material Tax Returns required by Applicable Law to be filed with any Governmental Authority by or with respect to the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Returns (except for automatic extensions of time to file such Tax Returns obtained in the ordinary course of business).

(b) The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) to the appropriate Governmental Authority all income and other material Taxes due and payable (whether or not shown on any Tax Return).

(c) All material Taxes that the Company or any of its Subsidiaries is or was required by Applicable Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid (or set aside for payment when due) to the appropriate Governmental Authority.

(d) The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the Company Balance Sheet Date, exceed materially the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) in accordance with GAAP. None of the Company or any of its Subsidiaries has incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the Merger.

(e) There is no written claim, audit, action, suit, proceeding, examination or investigation pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Taxes or Tax matters.

(f) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or similar provision of state, local or non-U.S. law).

(g) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens for Taxes.

(h) No jurisdiction in which the Company or a Subsidiary of the Company does not file Tax Returns has made a claim in writing which has not been resolved that the Company or such Subsidiary is or may be liable for Tax in that jurisdiction. None of the Company or any of its Subsidiaries has been subject to Tax in any jurisdiction other than its country of incorporation by virtue of having a permanent establishment (as defined by applicable Tax treaty) or other fixed place of business in that jurisdiction.

(i) There are no currently effective waivers of any statute of limitations with respect to material Taxes or extensions of time with respect to a material Tax assessment or deficiency of the Company or any of its Subsidiaries.

(j) No adjustment with respect to any Tax Return, claim for any additional Tax, or deficiency for Taxes has been received by the Company or any of its Subsidiaries, except for such adjustment, claim, or deficiency that has been fully satisfied by payment, settled or withdrawn. All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid.

(k) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (ii) is a party to or bound by, or has any obligation under, any agreement or arrangement relating to the apportionment, sharing, assignment, allocation or indemnification of or for any Tax or Tax asset (other than (A) an agreement solely between or among the Company and any of its Subsidiaries or (B) pursuant to an agreement entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters) or (iii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Tax law), as transferee or successor or by contract (other than pursuant to a contract entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters). None of the Company or any of its Subsidiaries has made an election under Section 965(h) of the Code.

(l) None of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with a corresponding provision of state, local or non-U.S. law.

(m) None of the Company or any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) None of the Company or any of its Subsidiaries is or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. law), (ii) “closing agreement” (within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law)) entered into prior to the Closing, (iii) installment sale, intercompany transaction, or open transaction made or entered into prior to the Closing, or (iv) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business.

(o) Neither the Company nor any of its Subsidiaries has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code, other than with respect to the Company’s ownership of AVEO Pharma Limited and AVEO Pharma (Ireland) Limited. Neither the Company nor any of its Subsidiaries has been or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p) No non-U.S. Subsidiary of the Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(q) All material documentation required by relevant transfer pricing laws has been timely prepared or obtained and, if necessary, retained by the Company and each of its Subsidiaries.

(r) Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.

Section 4.18 Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of each Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, severance, change in control, retention or similar contract, plan, practice, arrangement or policy and each other plan, agreement, program, practice or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, equity, equity-based or equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, fringe benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, directors or individual independent contractors (each, a “Service Provider”), or the spouses, beneficiaries or other dependents thereof (other than any statutory plan, program or arrangement that is required under applicable law, other than the laws of the United States, and maintained by any Governmental Authority). The Company has made available to Parent as of the date hereof true and correct and complete copies, to the extent applicable, of (i) all Employee Plans (and, if applicable, all related trust or funding agreements or insurance policies) and all amendments thereto, (ii) the most recent annual report (Form 5500 including all schedules thereto), if any, prepared in connection with any such plan or trust, (iii) the most recent summary plan description for which a summary plan description is required by Applicable Law and material modifications thereto, (iv) the most recent financial statements and actuarial reports for each Employee Plan, (v) the most recent IRS determination letter or opinion letter upon which the Company may rely regarding its qualified status under the Code and (vi) all material non-routine correspondence with any Governmental Authority with respect to each Employee Plan in the past three (3) years.

(b) No Employee Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate thereof contributes to, has at any time since June 30, 2016 contributed to or had any liability or obligation, whether fixed or contingent, with respect to (i) a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate thereof that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company, any of its Subsidiaries or any ERISA Affiliate thereof following the Effective Time and, without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries or any ERISA Affiliate thereof has engaged in any transaction described in Section 406, 4069, 4204 or 4212 of ERISA.

(c) None of the Company, any of its Subsidiaries or any ERISA Affiliate or any predecessor thereof has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(d) Each Employee Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or a favorable prototype opinion letter from the Internal Revenue Service as to its qualified status, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. Each Employee Plan has been established, administered and maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Employee Plan. All material contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Employee Plan in respect of current or prior plan years have been paid or, to the extent not required to be paid, accrued in accordance with GAAP.

(e) The Company and its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Employee Plans that provide health, long-term disability, life or other welfare or similar insurance are fully insured by bona fide third-party insurers.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Service Provider to severance, change of control or other pay or benefits, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Service Provider, (iii) result in any forgiveness of indebtedness of any Service Provider or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code to any Person.

(g) Neither the Company nor any of its Subsidiaries has any obligation with respect to, and no Employee Plan provides for, the gross-up, indemnification or reimbursement of Taxes under Sections 4999 or 409A of the Code.

(h) Neither the Company nor any of its Subsidiaries has any obligation to provide (whether under an Employee Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees of the Company or any of its Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree, other than health continuation coverage pursuant to COBRA and any paid or subsidized COBRA premiums during a severance period.

(i) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority or otherwise. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may be reasonably likely to give rise to a material claim or lawsuit, against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans.

(j) No Employee Plan is subject to the laws of any jurisdiction outside of the United States or covers or provides compensation or benefits to any individuals who primarily reside outside of the United States.

Section 4.19 Labor and Employment Matters.

(a) Section 4.19(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of all of the employees of the Company and its Subsidiaries, describing or identifying each employee’s employee identification number, employing entity, position or title, annual salary (or base hourly-wage rate), short-term cash incentive compensation opportunity, amount of last annual bonus paid, assigned work location, leave of absence status (and, if on leave, the expected return date), overtime and minimum wage exemption classification, full-time, part-time, temporary or seasonal employee status, Company service date and annual target long-term incentive opportunity. Section 4.19(a)(ii) of the Company Disclosure Schedule sets forth, for each individual independent contractor engaged by the Company or any of its Subsidiaries, such contractor’s name, duties and rate of remuneration.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor agreement or similar agreement or arrangement with a labor union, works council or other labor organization and no such agreements or arrangements are currently being negotiated by the Company or any of its Subsidiaries. There is (i) no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, no activity, proceeding or other organizing effort by a labor union, works council or representative thereof seeking to represent any employees of the Company or any of its Subsidiaries; and (iii) no lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three (3) years there has not been any such action contemplated by clauses (i), (ii) or (iii).

(c) Each of the Company and its Subsidiaries is and has been (over the prior three (3) years) in material compliance with all Applicable Laws respecting employment, including laws related to labor, employment and employment practices, terms and conditions of employment, discrimination in employment, hiring, immigration, worker classification (including the proper classification of workers as independent contractors and consultants), exempt and non-exempt status, social security, wages and hours, workers’ compensation, plant closings, mass layoffs, compensation and benefits, the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and occupational safety and health. Neither the Company nor any of its Subsidiaries is subject to any obligation to inform or consult with any labor union, trade union (whether independent or not), works council or other body representing employees or other service providers in connection with this Agreement, the transactions contemplated by this Agreement or the Closing (whether under Applicable Law or contract).

(d) The Company and its Subsidiaries are not delinquent in any material respect for any payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(e) (i) All individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified in all material respects under Applicable Law for the past three (3) years (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and applicable state law), (ii) no such individual has been improperly included or excluded from any Employee Plan and (iii) neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(f) To the Knowledge of the Company, in the last five (5) years, (i) no allegations of harassment, discrimination or misconduct have been made against any member of the Board of Directors or any Company employee classified at or above the level of Vice President and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of harassment, discrimination or misconduct by any member of the Board of Directors or any Company employee classified at or above the level of Vice President. There are no proceedings currently pending or, to the Knowledge of the Company, threatened related to any allegations of harassment, discrimination or misconduct by any member of the Board of Directors or any Company employee classified at or above the level of Vice President.

Section 4.20 Data Protection; Company Systems.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, during the past three (3) years, the Company and its Subsidiaries have taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personally Identifiable Information and pre-clinical, clinical and other similar material data and information (collectively, “Company Data”) is protected against loss and against unauthorized access, use, modification or disclosure, and have obtained written agreements from Third Parties acting on behalf of the Company that access or otherwise process such Company Data that satisfy the requirements of the Data Privacy and Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, during the past three (3) years, the Company and its Subsidiaries, and to the knowledge of the Company, each Third Party acting on behalf of the Company, (i) has complied with all Data Privacy and Security Requirements and contractual and fiduciary obligations, including in connection with any pre-clinical and clinical trials and otherwise, with respect to the collection, storage, use, sharing, transfer, disposition, protection, processing or other use or disclosure of any Company Data collected or used by the Company or any of its Subsidiaries in any manner, or to the knowledge of the Company, maintained by Third Parties having authorized access to such information; (ii) has not been subject to any unauthorized access, acquisition, disclosure or other security breaches with respect to any Company Data; and (iii) has not received notice in writing of, or to the knowledge of the Company, otherwise been subject to, any complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Authority) regarding any (A) collection, storage, sharing, transfer, disposition, protection, processing or other use of any Company Data, or (B) violation of any Data Privacy and Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, to the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not violate any Data Privacy and Security Requirement applicable to the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (i) the Company Systems are in good working order and sufficient for the current conduct of the business of the Company and its Subsidiaries, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants and (ii) the Company and its Subsidiaries have purchased a sufficient number of license seats, and scope of rights, for all third-party software used by the Company and its Subsidiaries for their respective businesses as currently conducted and have complied with the terms of the corresponding agreements. For the past three (3) years, there have been no material unauthorized intrusions or other material security breaches, or material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein). The Company and its Subsidiaries have taken commercially reasonable actions designed to protect the security and integrity of the Company Systems, including taking and storing on-site and off-site of back-up copies of material data and information.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (x) the Company and its Subsidiaries own, and have possession of or control over, all of the Company’s and any of its Subsidiaries’ Company Data, including any databases containing any such data and information, and (y) such data and information (i) does not include non-key-coded clinical trial participant information or the means for reversing key coding, (ii) is located at the Company’s or its applicable Subsidiary’s premises (excluding cloud-based or SaaS-based hosting and storage platforms) and in the Company Systems and is generally available and accessible to the Company and its Subsidiaries and is stored and backed-up on a regular basis, and (iii) will be owned, in the possession and control of, and available for use by, Parent and its Affiliates (including the Company and its Subsidiaries), immediately following the Effective Time, free and clear of any Liens. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (A) the Company and its Subsidiaries have obtained all consents and approvals that are required under Data Privacy and Security Requirements or other applicable laws and necessary to collect, process, use and disclose the Company Data in their possession, and (B) there is no unauthorized use by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective third-party service providers, of such Company Data.

Section 4.21 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of, or liability under, any Environmental Laws;

(b) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are, and have been since January 1, 2020, in compliance with the terms of such permits;

(c) there has been no release of any hazardous substance at, to, on, under or emanating from any property owned, leased or used by the Company or any of its Subsidiaries in any manner that has or would reasonably be expected to give rise to any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and

(d) the operations of the Company and each of its Subsidiaries are now, and have been since January 1, 2020, in compliance with all applicable Environmental Laws.

Section 4.22 Material Contracts.

(a) Prior to the date hereof, the Company has made available to Parent, or publicly filed with the SEC, a true and complete copy of each of the following contracts (such contracts, the “Material Contracts”) to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement or was at any time a party, if such contract contains surviving obligations which would qualify under any of the following categories. A true and complete list of the Material Contracts is set forth on Section 4.22(a) of the Company Disclosure Schedule:

(i) any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or any Subsidiary of the Company of $500,000 or more per annum;

(iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to indebtedness or the borrowing of money or extension of credit (including capital and finance leases and reimbursement obligations in respect of letters of credit) of $1,000,000 or more (other than loans to direct or indirect wholly-owned Subsidiaries of the Company), any contract that provides for or relates to any material hedging, derivatives or similar contracts or arrangements and any contract or arrangement that gives rise to a Lien (other than a Permitted Lien) on the material assets of the Company or any of its Subsidiaries;

(iv) any contract with respect to a joint venture, partnership, profit-sharing, strategic alliance, collaboration or other similar arrangement, or any contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership, profit-sharing, strategic alliance or other similar arrangement, in each case, other than material transfer agreements and collaboration arrangements with universities, in each case, entered into in the ordinary course of business and not, individually or in the aggregate, material to the Company or its Subsidiaries;

(v) any contract for capital expenditures or that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such contract in excess of $2,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding;

(vi) any contract containing covenants of the Company or any Subsidiary of the Company to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to be material to the Company;

(vii) any Inbound License and any Outbound License;

(viii) any contract that grants any right of first refusal, option or similar right to acquire exclusive rights or ownership with respect to any product or product candidate of the Company, or any Company IP;

(ix) any contract providing for the development of any material Intellectual Property Rights, independently or jointly, by or for the Company or any of its Subsidiaries, other than any contracts with the Company or any of its Subsidiaries’ employees;

(x) any contract providing for the assignment of any material Intellectual Property Rights to the Company or any of its Subsidiaries;

(xi) any settlement agreement or similar contract that materially restricts the Company’s or any of its Subsidiaries’ right to use any Intellectual Property Rights or that otherwise restricts in any material respect the operations or conduct of the Company or any Subsidiary of the Company (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(xii) any contract (other than an Employee Plan) with an Affiliate, director, executive officer (as such term is defined in the 1934 Act), holder of 5% or more of the Shares, or any of their immediate family members, or, to the Knowledge of the Company, any of their Affiliates (other than the Company);

(xiii) any contract with any Governmental Authority under which payments in excess of $500,000 were received by the Company in the most recently completed fiscal year;

(xiv) any contract pursuant to which the Company or any of its Subsidiaries has contingent obligations or is entitled to contingent benefits that upon satisfaction of certain conditions precedent will result in payment or receipt by the Company and its Subsidiaries collectively of more than $500,000 in the aggregate over a twelve (12)-month period, in either milestone payments or royalties upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;

(xv) any contract (A) limiting the freedom or right of the Company or any of its Affiliates (or which would otherwise apply to Affiliates of the Company following the Closing), in any material respect, to engage in any line of business, drug discovery or development program, therapeutic area or geographic area or with respect to any class of compounds, molecules or products, or with any Person or to compete with any other Person in connection with any of the foregoing or to make use of any material Company IP, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries or (C) containing exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Company or any of its Affiliates to research, develop, sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person or in any geographic region;

(xvi) any contract that relates to manufacturing, supply, distribution, marketing, “contract research” or clinical trial services to be performed on behalf of the Company or any of its Subsidiaries and provides for minimum future payment obligations in excess of $500,000 which contract cannot be cancelled or terminated by the Company without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to such termination date); and

(xvii) any contract (other than contracts of the type described in the subclauses above) that involves aggregate payments by or to the Company or any Subsidiary of the Company in excess of $1,000,000 per annum or $2,000,000 in the aggregate.

(b) Except for breaches, violations or defaults that have not had and would not reasonably be expected to be material to the Company, (i) except for any Material Contract that has expired in accordance with its terms since the date hereof, each of the Material Contracts is valid and binding, with respect to the Company and, to the Knowledge of the Company, the other party, and in full force and effect and, to the Company’s Knowledge, enforceable by the Company or its applicable Subsidiary in accordance with its terms (subject, with respect to such enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such Material Contract, result in a right of termination, modification or renegotiation for the other party to such Material Contract, or cause or permit acceleration of or other changes to any right of the other party thereto or obligations of the Company or its applicable Subsidiary thereunder, and, since January 1, 2020 through the date hereof, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. Neither the Company nor any of its Subsidiaries has waived in writing any rights under any Material Contract, the waiver of which would, individually or the aggregate, reasonably be expected to be material to the Company.

Section 4.23 Finders’ Fees. Except for Moelis & Company LLC (the “Financial Advisor”), there is no investment banker, broker, finder or other intermediary entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The total fees payable to the Financial Advisor in connection with the Merger and the transactions contemplated by this Agreement have been made available by the Company to Parent prior to the date hereof together with a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees, expenses or indemnification in connection with any of the transactions contemplated by this Agreement.

Section 4.24 Opinion of Financial Advisor. The Board of Directors has received the opinion of the Financial Advisor, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and other matters and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to holders of Shares (other than Parent and its Affiliates), and, as of the date hereof, such opinion has not been withdrawn, rescinded or modified. The Company has been authorized by the Financial Advisor to permit, subject to its prior review and consent, the inclusion of such opinion in its entirety, and references thereto, in the Proxy Statement.

Section 4.25 Antitakeover Statutes. Assuming the representations and warranties of Parent set forth in Section 5.09 are true and correct, the Company and the Board of Directors have taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other Takeover Statute.

Section 4.26 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 4.27 No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Section 4.28 No Reliance. Except as expressly addressed or included in the representations or warranties made by Parent and Merger Subsidiary in Article 5, the Company acknowledges that neither Parent nor Merger Subsidiary nor any other Person makes, and that the Company has not relied upon, any representation or warranty with respect to any forecasts, budgets, projections or estimates (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such forecasts, budgets, projections or estimates) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule, subject to Section 11.05, Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent or Merger Subsidiary. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent beneficially owns all outstanding capital stock of Merger Subsidiary.

Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action and except for the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of the Delaware pursuant to the DGCL and the adoption of this Agreement by Parent, as the sole stockholder of Merger Subsidiary (which adoption shall become effective immediately after the execution and delivery of this Agreement), no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent and Merger Subsidiary have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject, with respect to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, notification to or approval or consent of, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or the Company is qualified to do business, (b) compliance with any applicable requirements of Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of Nasdaq, (e) receipt of the CFIUS Approval, if determined by Parent, in its sole discretion, to be required or advisable, (f) any required filing pursuant to the Foreign Exchange Transaction Law of the Republic of Korea and (g) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law; (c) require any consent or other action by any Person under, constitute a breach or default, or any event that, with or without notice or lapse of time or both, would constitute a breach or default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material contract of

Parent or its Subsidiaries or any Permit material to Parent or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any property or asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05 Information Supplied. The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing and mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting.

Section 5.06 Finders’ Fees. Except for BofA Securities, Inc. and Merrill Lynch International, LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent in connection with the transactions contemplated by this Agreement.

Section 5.07 Financing. As of the date of this Agreement, Parent has, and at the Effective Time, Parent and its Subsidiary referred to in Section 2.03(a) will have, available sufficient cash or other liquid financial resources or undrawn financing commitments to consummate the Merger and the other transactions contemplated by this Agreement, including the payment in cash of the aggregate Merger Consideration at the Effective Time, pay all related fees and expenses and discharge Parent’s other liabilities as they become due.

Section 5.08 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against, Parent or Merger Subsidiary before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by, or order of, any Governmental Authority, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.09 Ownership of Shares. None of Parent, Merger Subsidiary or any of their Subsidiaries or any of their respective “affiliates” or “associates,” as such terms are defined in Section 203 of the DGCL, has at any time in the three (3) years preceding the date of this Agreement been an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 5.10 No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries to Parent or Merger Subsidiary, and Parent and Merger Subsidiary each hereby disclaim any such representation or warranty, whether by or on behalf of the Company or any of its Subsidiaries, and notwithstanding the delivery or disclosure to Parent, Merger Subsidiary, or any of its or their Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

Section 5.11 No Reliance. Except as expressly addressed or included in the representations or warranties made by the Company in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any other Person makes, and that neither Parent nor Merger Subsidiary has relied upon, any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that except as expressly addressed or included in the representations or warranties made by the Company in Article 4, neither the Company nor any Representative of the Company makes, nor has either Parent or Merger Subsidiary relied upon, any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company. Except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law (including any action to be taken, or omitted to be taken, pursuant to COVID-19 Measures), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to (x) conduct in all material respects its business in the ordinary course of business (y) use reasonable best efforts to conduct its business in material compliance with applicable law, and (z) use commercially reasonable efforts to preserve intact the material components of its current business organizations and relationships and goodwill with suppliers, customers, Governmental Authorities and other material business relations and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule (subject to Section 11.05) or as required by Applicable Law (including any action to be taken, or omitted to be taken, pursuant to COVID-19 Measures), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to:

(a) (i) amend the Company Certificate or the bylaws of the Company, or (ii) amend the certificate or articles of incorporation, bylaws or other similar organizational documents of any Subsidiary of the Company;

(b) (i) split, combine or reclassify any shares of its capital stock or other equity or voting interests, (ii) establish a record date for, declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof or otherwise) in respect of its capital stock or other equity or voting interests or Company Securities or Company Subsidiary Securities, except for dividends by any of the Company’s wholly-owned Subsidiaries to the Company or any other wholly-owned Subsidiary or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than the withholding of Shares to satisfy Tax withholding obligations or payment of the applicable exercise price with respect to Company Option Awards outstanding on the date of this Agreement or granted in compliance with this Agreement after the date of this Agreement;

(c) (i) issue, deliver, encumber, pledge, grant, transfer or sell, or authorize the issuance, delivery, encumbrance, pledge, grant, transfer or sale of, any shares of its capital stock or other equity or voting interests or any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares issued upon the exercise of Company Option Awards that are outstanding on the date of this Agreement or issued in compliance with this Agreement after the date of this Agreement, in each case in accordance with the terms of the applicable Company Stock Plan and award agreement (B) Shares upon the exercise of purchase rights under the Company ESPP in accordance with this Agreement or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) form any Subsidiary;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for an amount in excess of $500,000 in the aggregate, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business;

(f) sell, lease, encumber, license, sublicense or otherwise transfer or dispose of, waive, relinquish or permit to lapse, fail to protect or enforce, or otherwise subject to any Lien (other than any Permitted Lien) any of its material rights, assets, securities, properties (including Intellectual Property Rights), interests or businesses or any assets or property the value or purchase price which exceeds $500,000 individually or $1,000,000 in the aggregate, except, in the case of any of the foregoing in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business);

(g) fail to maintain or allow any rights in any Company Registered IP to lapse or enter into the public domain;

(h) (i) sell, license or assign to any Person any rights to any Company IP; (ii) buy or license any Intellectual Property Right of any other Person; or (iii) license or sell any product or product candidate of the Company or any of its Subsidiaries;

(i) other than in connection with actions expressly permitted by Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than advances for reimbursable employee expenses in the ordinary course of business;

(j) enter into any new line of business or abandon or discontinue any existing line of business, it being understood that clinical trials planned as of the date hereof and conducted in the ordinary course of business shall not constitute new lines of business;

(k) incur any indebtedness (including any borrowing of money, capital leases and reimbursement obligations in respect of letters of credit) or guarantees thereof, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than the Company or any of its Subsidiaries), other than any borrowings incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(l) make or authorize, or make any commitment with respect to, capital expenditures that, in the aggregate, exceed one-hundred and fifteen percent (115%) of the aggregate total of the capital expenditures budget of the Company in effect on the date hereof (a copy of which has been made available to Parent prior to the date hereof);

(m) (i) enter into or terminate, or (ii) materially amend, renew, extend, materially modify or waive any material rights or obligations under any Material Contract (or any contract that if entered into prior to the date hereof would be a Material Contract), including any letter agreement, schedule, exhibit or similar document ancillary to such Material Contract, except (x) in the case of clause (i), for normal expirations of Material Contracts in the ordinary course of business and (y) in the case of clause (ii), amendments, renewals, extensions, modifications and waivers in the ordinary course of business, provided that any such amendment, renewal, extension, modification or waiver (A) does not materially extend the term or duration of such Material Contract and (B) would not create or result in new or additional obligations on the part of the Company or any of its Subsidiaries of the type contemplated by Section 4.22(a)(iv), Section 4.22(a)(v), Section 4.22(a)(vii), Section 4.22(a)(xii) or Section 4.22(a)(xiv);

(n) except to the extent required by the terms of the Employee Plans (each as in existence as of the date hereof), in the ordinary course of business, as required by Applicable Law, or under PEO Plans to the extent the changes are not solely with respect to the Company, (i) increase (or commit to increase) the compensation, bonus, severance, termination pay or other benefits payable to any Service Provider, (ii) enter into, establish, adopt, terminate or materially amend any Employee Plan (or any arrangement that would be an Employee Plan if in effect on the date of this Agreement), other than de minimis administrative amendments or ordinary course renewals of coverage for Employee Plans providing solely for health and welfare benefits that do not materially increase the cost or expense of maintaining, or increase the benefits payable under, such Employee Plans, (iii) make any contributions or payments to any trust or other funding vehicle, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (v) pay, grant or award, or commit to pay, grant, or award, any Company Option Awards, bonuses or other incentive awards, (vi) accelerate the payment or vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Company Option Award, (vii) loan or advance any money or other property to any Service Provider, (viii) hire or appoint or engage or promote any Service Provider with an annual base salary or annual base compensation of $200,000 or more or, in the case of an employee, who is at or above the level of Director, or (ix) terminate (other than for cause or due to death or disability) the employment or services of any Service Provider whose annual base salary or annual base fee is or would be in excess of $200,000 or, in the case of an employee, who is at or above the level of Director;

(o) change the Company’s financial accounting methods, principles or practices, except as required by changes in GAAP, Applicable Law or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(p) settle, release, waive or compromise, or offer or propose to settle, release, waive or compromise, (i) any litigation, investigation, arbitration, proceeding, dispute or other claim involving or against the Company or any of its Subsidiaries except for settlements requiring payment of not more than $250,000 in the aggregate and that do not impose any restrictions on the business or operations of the Company and its Subsidiaries (other than customary confidentiality and non-disclosure obligations) or involve any injunctive or other non-monetary relief or any license, cross license or similar agreement with respect to Intellectual Property Rights, and in each case that do not involve the admission of wrongdoing by the Company or any of its Subsidiaries, or (ii) any litigation, investigation, arbitration, proceeding, demand dispute or other claim that relates to the transactions contemplated hereby;

(q) adopt a plan or agreement of, or effect any, complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(r) enter into any collective bargaining agreement or other agreement with any labor organization or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(s) implement a “mass layoff” or effectuate a “plant closing” (each as defined in the WARN Act or any similar Applicable Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries;

(t) make, change or revoke any material Tax election; adopt or change any material Tax accounting method; change any Tax accounting period; file any material amended Tax Return; enter into any closing agreement with respect to a material amount of Taxes; request any material Tax ruling; settle or compromise any material Tax proceeding, examination, audit or assessment; enter into any Tax agreement or arrangement relating to the apportionment, sharing, assignment, allocation or indemnification of or for any Tax or Tax asset (other than pursuant to an agreement entered into in the ordinary course of business that does not have as a principal purpose addressing Tax matters); extend or waive any statute of limitations with respect to Taxes (other than in the ordinary course of a Tax audit) or surrender any claim for a material refund of Taxes; or

(u) agree, resolve or commit to do any of the foregoing.

Nothing contained herein shall give to Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with and subject to the terms and conditions hereof, control and supervision of its and its respective Subsidiaries’ respective operations.

Section 6.02 Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of May 4, 2022 between the Company and Parent (the “Confidentiality Agreement”), upon reasonable advance notice, the Company shall: (a) give Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours of the Company to the offices, properties and books and records of the Company and its Subsidiaries (provided, however, that any such access shall be conducted at Parent’s sole expense, at a reasonable time, under the supervision of appropriate personnel of the Company); (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data, personnel records, human resources data and other information as Parent may reasonably request; and (c) cause the employees, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing or inspection. No investigation pursuant to this Section 6.02 shall cure any breach of, or non-compliance with, any other provision of this Agreement or limit the remedies available to any party. Notwithstanding the foregoing provisions of this Section 6.02, and without limiting Section 6.03, nothing in this Section 6.02 shall require the Company to grant access to, or to disclose or make available, any documents or information to Parent or any other Person if (i) such access or disclosure would, in the Company’s reasonable discretion, (x) jeopardize any attorney-client privilege, work-product doctrine or other applicable legal privilege (y) contravene or result in a violation, default or breach of any Applicable Law or any contract by which the Company or its Subsidiaries are bound or (z) such access or disclosure would result in the disclosure of any trade secret to a Third Party, provided, in each case, that the Company shall use its reasonable best efforts to communicate the applicable information on a basis that would not waive such privilege of protection, contravene or violate such Applicable Law or contract by which the Company or its Subsidiaries are bound, or result in such a disclosure of any such Trade Secret, (ii) such documents or information are reasonably pertinent to any adverse litigation, action, suit, claim, demand or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand or (iii) unless otherwise required to be provided under the terms of Section 6.03, such documents or information relate to any Acquisition Proposal (including, unless otherwise required to be provided under the terms of Section 6.03, any such materials presented to the Board of Directors or any financial, legal or other advisors to the Company or the Board of Directors). Information disclosed pursuant to this Section 6.02 may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent the Company determines doing so may be reasonably required for the purpose of complying with Applicable Law. With respect to the information disclosed pursuant to this Section 6.02, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement. All requests for information made pursuant to this Section 6.02 shall be directed to an executive officer of the Company or other person designated by the Company in writing.

Section 6.03 No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of, or that would reasonably be expected to lead to the submission of, any Acquisition Proposal; (ii) enter into or participate in any discussions (except solely to notify a Person that makes any offer, proposal, inquiry or indication of interest with respect to an Acquisition Proposal of the existence of the relevant restrictions of this Section 6.03) or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party in connection with, or in a manner that would reasonably be expected to lead to, an Acquisition Proposal; (iii) (A) fail to make, withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) approve, adopt or recommend an Acquisition Proposal, (D) fail to (1) publicly and without qualification recommend against any Acquisition Proposal within five (5) Business Days after such Acquisition Proposal is made public (or such fewer number of days as remains prior to the Company Stockholders’ Meeting so long as such Acquisition Proposal is made at least one (1) Business Day prior to the Company Stockholders’ Meeting) or (2) fail to reaffirm the Company Board Recommendation within five (5) Business Days after any request by Parent to do so (or such fewer number of days as remains prior to the Company Stockholders’ Meeting so long as such request is made at least one (1) Business Day prior to the Company Stockholders’ Meeting), it being understood and agreed that, other than requests for reaffirmation made by Parent within five (5) Business Days of the date that an Acquisition Proposal first becomes public, Parent shall be entitled to request a reaffirmation of the Company Board Recommendation on a maximum of two (2) occasions or (E) publicly propose to do any of the foregoing in clauses (A) through (D) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); or (iv) authorize or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or agreement, whether written or oral, binding or non-binding, relating to an Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining Company Stockholder Approval:

(i) the Company may (A) engage in negotiations or discussions with any Third Party or Third Parties (and its and their Representatives and financing sources) that after the execution of this Agreement has made a bona fide Acquisition Proposal and (B) furnish to such Third Party or Third Parties (and its or their Representatives and financing sources) non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent upon execution of such confidentiality agreement) with such Third Party or Third Parties with terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or concurrently with the time such information is provided to such Third Party or Third Parties (or its or their Representatives and financing sources); and provided, further, in the case of each of clause (A) and clause (B), that (1) such Acquisition Proposal was not solicited in violation of and did not otherwise result from a breach of this Section 6.03 and (2) the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

(ii) subject to compliance with this Section 6.03, the Board of Directors may make an Adverse Recommendation Change or, subject to compliance with this Section 6.03 and the procedures set forth in Section 10.01(d)(i), the Company may terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, if, in each case, the Company receives after the execution of this Agreement a bona fide Acquisition Proposal that was not solicited in violation of and did not otherwise result from a breach of this Section 6.03 that the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law; provided that prior to effecting such Adverse Recommendation Change or terminating this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, (A) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to effect an Adverse Recommendation Change or terminate this Agreement (which notice shall not, in and of itself, constitute an Adverse Recommendation Change), (B) the Company has provided Parent with the identity of the Third Party making the Acquisition Proposal, the terms and conditions thereof and an unredacted copy of any written materials, proposals or agreements received in connection with such Acquisition Proposal, and all correspondence relating thereto in accordance with Section 6.03(d), (C) if requested to do so by Parent, for a period of five (5) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any proposed amendments or modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such five (5) Business Day period, the Board of Directors shall have concluded, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such period, and after consultation with its financial advisor and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and that the failure to either effect an Adverse Recommendation Change or terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal would continue to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require an additional notice to Parent and the procedures set forth above shall apply again with respect to such additional notice); and

(iii) if an Intervening Event occurs, the Board of Directors may make an Adverse Recommendation Change in respect of such Intervening Event; provided that (A) the Board of Directors determines, in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law and (B) prior to effecting such Adverse Recommendation Change, (1) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to affect an Adverse Recommendation Change (which notice shall not, in and of itself, constitute an Adverse Recommendation Change), which notice shall include a reasonably detailed description of such Intervening Event and the reasons for the Board of Directors’ intention to effect such Adverse Recommendation Change, (2) if requested to do so by Parent, during the period of five (5) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any proposed amendments or modifications to the terms and conditions of this Agreement and (3) no earlier than the end of such five (5) Business Day period, the Board of Directors shall have concluded, after considering the terms of any amendment or modification to this Agreement offered by Parent during such period, and after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change in respect of such Intervening Event would continue to be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law (it being understood and agreed that any material change to the changes, events, circumstances or developments constituting the Intervening Event that was previously the subject of a notice hereunder shall require an additional notice to Parent and the procedures set forth above shall apply again with respect to such additional notice).

(c) Nothing contained in this Agreement, including in this Section 6.03, shall prevent the Board of Directors or the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by, Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal or (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the 1934 Act; provided that any such communication or disclosure made shall be deemed to be an Adverse Recommendation Change unless the Board of Directors publicly and without qualification reaffirms the Company Board Recommendation in such communication or disclosure.

(d) Required Notices. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any bona fide Acquisition Proposal or any offers, proposals, inquiries or indications of interest with respect thereto or that the Company believes is or that would reasonably be expected to lead to an Acquisition Proposal, including (i) the identity of the Third Party making the Acquisition Proposal or offer, proposal, inquiry or indication of interest, (ii) a summary of the material terms and conditions thereof (it being agreed that such summary will only be required to be provided to the extent such information is not included in the information and materials provided to Parent under clause (iii) hereof) and (iii) an unredacted copy of any written proposal, written offer or other written material received from such Third Party or its Representatives in connection with an Acquisition Proposal, and shall keep Parent reasonably informed as to the status (including changes to the material terms or other material developments) of such Acquisition Proposal, offer, proposal, inquiry or indication of interest on a reasonably prompt basis and within twenty-four (24) hours of (i) any such material changes or material developments or (ii) any written request of Parent for such information. The Company shall also notify Parent reasonably promptly (but in no event later than twenty-four (24) hours) after receipt by the Company of any initial request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company reasonably expects may be considering making, or has made, an Acquisition Proposal.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal obtained not in breach of this Agreement that (i) if any cash consideration is payable pursuant to such Acquisition Proposal, such cash consideration is fully financed or, to the extent financing is required for such Acquisition Proposal, is fully committed pursuant to customary certain funds financing commitments from financial institutions of nationally recognized reputation, (ii) is not subject to any due diligence condition, and (iii) the Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all relevant aspects of such proposal and any revisions to this Agreement made or offered in writing by Parent prior to the time of such determination would be more favorable to the Company’s stockholders from a financial point of view than the Merger; provided, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Proposal shall be deemed references to “50%.”

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or offer, proposal, inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal and shall promptly (and in any event within one (1) Business Day of the date hereof) terminate access by any such Third Party and its Representatives to any physical or electronic data room relating to any such activities, discussions or negotiations and request the return or destruction of all information furnished by the Company or on its behalf to any such Third Party and its Representatives, and shall enforce and not waive, amend or release any Third Party from the provisions of its confidentiality agreements with such Third Parties; provided, however, that the Board of Directors may, or may authorize the Company to, waive any standstill agreement with any Third Party, or any standstill provision included in a confidentiality agreement with any Third Party, in each case, subject to compliance with this Section 6.03, in response to any request from a Third Party not solicited in violation of this Section 6.03, in the event that the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under Applicable Law.

Section 6.04 Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date hereof the Company shall prepare (and Parent shall reasonably and in good faith cooperate in such preparation) and file with the SEC the preliminary Proxy Statement, and the Company will use its reasonable best efforts to cause such filing to occur no later than November 15, 2022. Unless the Board of Directors has made an Adverse Recommendation Change in compliance with Section 6.03, the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent shall provide the Company such assistance and cooperation as may be reasonably requested by the Company in the preparation of the information related to Parent or Merger Subsidiary to be included in the Proxy Statement. Each of the Company and Parent shall use its respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff with respect to the Proxy Statement or any request from the

SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and correct such information, and the Company shall file with the SEC an appropriate amendment or supplement describing such information.

(b) Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, the Company shall, as promptly as reasonably practicable (and in accordance with Applicable Law, the Company Certificate and bylaws of the Company) after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”), and, subject to Section 6.03(b), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval; provided, however, that the Company may, and shall at the written request of Parent, postpone or adjourn the Company Stockholders’ Meeting on no more than two occasions (for the Company and Parent in the aggregate) and for no longer than ten (10) Business Days from the prior scheduled date and to a date no later than the fifth (5th) Business Day preceding the End Date:

(i) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval to be received at the Company Stockholders’ Meeting, whether or not a quorum is present; or

(ii) after consultation with Parent, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Board of Directors has determined in good faith after consultation with outside legal counsel is reasonably likely to be required by Applicable Law and (B) for such supplemental or amended disclosure to be disseminated in a manner suitable under Applicable Law and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting.

(c) Notwithstanding any Adverse Recommendation Change, unless this Agreement has been validly terminated in accordance with its terms, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for adoption or approval by the stockholders of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries existing in favor of the present and former (in each case, as of the date hereof) officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time in their capacity as an officer or director of the Company or its Subsidiaries (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) as provided (i) under the Company Certificate or bylaws of the Company or the articles of incorporation and bylaws or similar organizational documents of the applicable Subsidiaries (as in effect as of the date hereof) and (ii) in any indemnification agreement between the Company or a Company Subsidiary and any such Indemnified Person in existence as of the date hereof and set forth on Section 7.02(a) of the Company Disclosure Schedule, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons and shall be observed by the Surviving Corporation (and Parent shall cause the Surviving Corporation to so observe) and its successors and assigns to the fullest extent available under Applicable Law; provided that any claim made pursuant to such rights within such six (6) year period shall continue to be subject to this Section 7.02(a) and the rights provided under this Section 7.02(a) until disposition of such claim.

(b) From and after the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted under Applicable Law and the Company Certificate and the bylaws of the Company (as in effect as of the date hereof), indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened litigation, action, suit, claim, demand or proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under Applicable Law and the Company Certificate and the bylaws of the Company (as in effect as of the date hereof), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 7.02(b), subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 7.02(b).

(c) Prior to the Effective Time, the Company may, and to the extent the Company does not do so, Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’

and officers’ insurance policies (collectively, “D&O Tail Policy”), in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing directors’ and officers’ and fiduciary liability insurance policies in effect as of the date hereof; provided that in no event shall the Company be permitted prior to the Effective Time, no shall Parent or the Surviving Corporation be required, to expend for the D&O Tail Policy an aggregate premium amount in excess of 300% of the current annual premium amount currently paid or payable by the Company with respect to its existing directors’ and officers’ insurance policies as in effect on the date hereof (the “Premium Cap”), and if the aggregate premium amount of such insurance coverage would exceed such Premium Cap, the Company may prior to the Effective Time, and to the extent the Company does not do so, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost equal to the Premium Cap. From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall maintain in effect (and Parent shall cause the Surviving Corporation to maintain in effect) the D&O Tail Policy.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall survive consummation of the Merger and from and after the Effective Time are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified from and after the Effective Time in such manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

Section 7.03 Employee Matters.

(a) For a period of not less than twelve (12) months after the Effective Time, Parent or the Surviving Corporation shall provide the employees of the Company or its Subsidiaries as of immediately prior to the Effective Time (the “Covered Employees”) during the period they continue to be employed by Parent, the Surviving Corporation and/or its Subsidiaries on and after the Effective Time with (i) a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commissions), each of which is no less favorable than the base salary (or base wages, as the case may be) and incentive compensation opportunities provided to such Covered Employee immediately prior to the date hereof, and (ii) health, welfare, retirement and employee benefits (including severance benefits but excluding equity and equity-based incentive compensation) that are, in the aggregate and at a minimum, substantially equivalent to those provided to such Covered Employees immediately prior to the Effective Time.

(b) For purposes of determining eligibility, vesting, participation and benefit accrual under Parent’s and its Affiliates’ plans and programs providing employee benefits (including, without limitation, severance) to Covered Employees after the Closing Date (the “Parent Plans”), each Covered Employee shall be credited with his or her years of service with the Company or its Subsidiaries (or any predecessor entities) prior to the Closing Date to the same extent as such Covered Employee was entitled, before the Closing Date, to credit for such service under similar Employee Plans, except to the extent providing such credit would result in any duplication of benefits, and other than for benefit accrual purposes under any defined benefit pension plan. In addition, Parent shall use commercially reasonable efforts to cause (i) each Covered Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans; (ii) all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Covered Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Covered Employee under comparable Employee Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Covered Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year of each comparable Parent Plan (to the extent such credit would have been given under comparable Employee Plans prior to the Closing).

(c) Prior to making any broad-based or any written communications to Service Providers pertaining to compensation or benefit matters that relate to the Merger (other than any communications consistent in all material respects with prior communications made by the Company or Parent), the Company shall, to the extent not prohibited by Applicable Law, (i) provide Parent with a copy of the intended communication, (ii) give Parent a reasonable period of time to review and comment on the communication and (iii) consider any such comments in good faith.

(d) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no Service Provider or other individual associated therewith (including any dependent or beneficiary thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be the establishment of or an amendment or modification to any Employee Plan, Parent Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose; (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate or discharge any Service Provider, including any Covered Employee, at any time for any reason whatsoever, with or without cause; or (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan, Parent Plan or employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and Applicable Law.

Section 7.04 Conduct of Business by the Parent and Merger Subsidiary Pending the Merger. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Article 10 and the Effective Time, except for the transactions contemplated hereby, Parent shall not, and will not permit its controlled Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by another manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to (or the consummation of) such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in obtaining, or significantly increase the risk of not obtaining, the expiration or termination of any applicable waiting period under the HSR Act, or (ii) significantly increase the risk of any Governmental Authority under the HSR Act entering an order prohibiting the consummation of the transactions contemplated hereby.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable (and in any event prior to the End Date), including using reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Authorities pursuant to Antitrust Laws or other Applicable Law and make all necessary registrations and filings and take all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Authority in connection with any Antitrust Law; (ii) obtain all other approvals, consents, ratifications, permissions, waivers or authorizations from Governmental Authorities or other Third Parties necessary, proper or advisable in connection with the transactions contemplated by this Agreement; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, that, in connection with any of the foregoing clauses (i) through (iii), the Company shall not agree to (x) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payment) or concede anything of monetary or economic value or (y) amend, supplement or modify any contract in any manner that would be adverse to the interest of the Company or, after the Merger, Parent and its Affiliates, in each case, without the prior written consent of Parent. Without limiting the generality of any of the other requirements of this Agreement, including this Section 8.01, Company shall, and shall cause its subsidiaries to, use its and their reasonable best efforts to (i) obtain the approvals, consents, ratifications, permissions, waivers or authorizations, and (ii) make the filings or notices, in each case set forth on Section 8.01(a) of the Company Disclosure Schedules prior to the Closing.

(b) The parties agree to use their reasonable best efforts to obtain all approvals, clearances and expirations or terminations of waiting periods from Governmental Authorities under Antitrust Laws or other Applicable Law necessary to consummate the transactions contemplated hereby; provided, that, notwithstanding anything to the contrary in this Agreement, including the “reasonable best efforts” requirement set forth in this Section 8.01, but subject to clause (z) of this Section 8.01(b), in no event shall Parent or Merger Subsidiary be required to (or be required to cause their Subsidiaries or Affiliates to) offer, propose, negotiate, commit to, agree to or effect, by consent decree, hold separate order or otherwise, (i) the sale, lease, license, divestiture, transfer or other disposition of any assets, rights, interests, product lines or businesses of the Company, Parent or any of their respective Subsidiaries or Affiliates, (ii) the termination, amendment or modification of existing relationships, contractual rights or obligations of the Company, Parent or any of their respective Subsidiaries or Affiliates, (iii) the termination, amendment or modification of any venture or other arrangement, (iv) the creation of any relationship, contractual rights or obligations of the Company, Parent or any of their respective Subsidiaries or Affiliates, (v) any other change or restructuring of the Company, Parent or any of their respective Subsidiaries or Affiliates, (vi) any other actions with respect to the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries or Affiliates or (vii) any other remedy, condition, commitment or undertaking of any kind; provided, further, that (x) at the request of Parent, the Company shall agree to, and shall cause its Subsidiaries and Affiliates to agree to, take any actions described in this sentence, provided that such actions may be conditioned upon the consummation of the Merger, (y) the Company shall not take, and shall cause its Subsidiaries and Affiliates not to take, any action described in this sentence without the prior written consent of Parent and (z) notwithstanding anything in this Agreement to the contrary, Parent and Merger Subsidiary shall, and shall cause their respective Subsidiaries to, and the Company and each of its Subsidiaries shall be permitted to, take (or agree to take), any action described in this sentence (other than clause (i) of this sentence) to the extent such action (1) concerns only the Company or any of its Subsidiaries (or any of their respective businesses or assets) and (2) would not reasonably be expected to materially diminish the benefits expected to be realized by Parent and its Affiliates from the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the parties shall not be required to (or to cause their Subsidiaries or Affiliates to) defend, contest, resist or appeal any litigation, action, suit, claim, proceeding or Applicable Law, including any administrative or judicial action or proceeding, challenging, seeking to restrict, prevent, delay, prohibit, condition or make or deem unlawful, or enjoining, preventing, prohibiting or making unlawful, the consummation of any of the transactions contemplated by this Agreement.

(c) Subject to the terms and conditions of this Agreement, each of the parties shall (and shall cause their respective Affiliates, if applicable, to) (i) promptly, but in no event later than ten (10) Business Days after the date hereof unless otherwise agreed to in writing by Parent and the Company, make an appropriate filing of all Notification and Report Forms as required by the HSR Act with respect to the transactions contemplated by this Agreement and (ii) promptly, but in no event later than fifteen (15) Business Days after the date hereof unless otherwise agreed to in writing by Parent and the Company, make or cause to be made an appropriate filing of a draft joint voluntary notice to obtain the CFIUS Approval.

(d) Without limiting the generality of anything contained in this Section 8.01, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, each of the Company and Parent (on its and Merger Subsidiary’s behalf) shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry regarding the transactions contemplated by this Agreement, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a Governmental Authority or brought by a Third Party before any Governmental Authority, in each case, with respect to the transactions contemplated by this Agreement, (iii) keep the other party promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other party of any substantive communication to or from any Governmental Authority in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Authority in connection with any such request, inquiry, investigation, action or legal proceeding, (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, consult in advance and cooperate with the other party and consider in good faith the views of the other party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the transactions contemplated by this Agreement, provide advance notice of and permit authorized Representatives of the other party to be present at each meeting or conference, including any virtual or telephonic meetings, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding; provided, however, that materials required to provided pursuant to this Section 8.01(d) may be redacted (A) to remove references concerning the valuation of Parent, Merger Subsidiary, the Company, or any of their respective Subsidiaries or assets or businesses, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Authority in respect of the transactions contemplated by this Agreement, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials received by any party or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings for the transactions contemplated by this Agreement. Parent shall pay all filing fees under the HSR Act, other Antitrust Laws or in connection with CFIUS, but the Company shall bear its own costs for the preparation of any such filings. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control, lead and make final determinations with respect to all communications and strategy relating to Antitrust Laws in connection with the transactions contemplated by this Agreement, subject to good faith consultations with the Company.

Section 8.02 Certain Filings. Without limiting Section 8.01, the Company and Parent shall cooperate with one another in (i) connection with the preparation of the Proxy Statement and (ii) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03 Public Announcements. The initial press release relating to this Agreement and the transactions contemplated hereby shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any further press releases, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts, in each case, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any public statement without the other party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each of Parent and the Company may, without such consultation or consent, issue a press release and make any public statement (including in response to questions from the press, analysts, investors or those attending industry conferences), so long as such press release or statements include only such information contained in, and consistent with, previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the applicable other party); (b) subject to any other applicable terms of this Agreement, each of Parent and the Company may, without the other party’s prior written consent (but with prior notice and, to the extent reasonably practicable, prior consultation), make any disclosures in any documents to be filed with or furnished to the SEC as may be required by applicable federal securities laws or any listing agreement with or rule of any national securities exchange or association; (c) each of Parent and the Company may, without the other party’s prior written consent (but with prior notice and, to the extent reasonably practicable, prior consultation), issue any such press release, have any such communication, make any such public announcement or statement or schedule any such press conference or conference call as may be required by any Applicable Law; and (d) the Company need not consult with Parent in connection with such portion of any press release, communication, public statement or filing to be issued or made pursuant to and in accordance with Section 6.03(c) to effect an Adverse Recommendation Change, and Parent need not consult with the Company in connection with such portion of any press release, communication, public statement or filing in response to an Adverse Recommendation Change.

Section 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05 Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors shall take appropriate action as may be required to cause any dispositions of Shares, Company Option Awards or other derivative securities, in connection with the transactions contemplated by this Agreement, by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (except with respect to the matters covered by, and subject to, Section 8.01);

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Merger contained in Article 9 not being satisfied or the satisfaction of those conditions being materially delayed;

provided that the delivery of any notice pursuant to this Section 8.06 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 8.07 Confidentiality. The parties acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

Section 8.08 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares and the suspension of the Company’s reporting obligations under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Section 8.09 Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Statute on the transactions contemplated hereby.

Section 8.10 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 8.11 Stockholder Litigation. The Company shall give Parent prompt written notice and the opportunity to participate in the defense (at Parent’s sole cost) of any litigation, action, suit, claim, demand or proceeding brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such action, suit, claim, demand or proceeding, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be offered or agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company will keep Parent reasonably informed with respect to any such action, suit, claim, demand or proceeding.

Section 8.12 Financing; Closing Date Payments.

(a) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and shall use reasonable best efforts to cause its respective Representatives to use reasonable best efforts to provide, to Parent (at Parent’s sole expense) such historical financial information prepared by the Company in the ordinary course of the Company’s financial reporting practice as may be reasonably requested by Parent to assist with respect to any potential financing arrangements to the extent customary for financing arrangements entered into in connection with transactions of similar size and nature as those contemplated herein; provided, that such requested cooperation does not require the Company or any of its Affiliates to (A) engage in any action that would adversely interfere with the business or operations of the Company or such Affiliate or (B) pay any fee or incur any other liability in connection with such financing. Parent acknowledges and agrees that the obtaining of any financing is not a condition to the Closing.

(b) The Company shall use its reasonable best efforts to deliver all notices, cooperate with Parent and take all other actions to facilitate the termination at the Closing of all commitments in respect of the Existing Credit Agreement, the repayment in full on the Closing Date of all obligations in respect of the indebtedness under the Existing Credit Agreement, and the release on the Closing Date of any Liens securing all such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company shall use reasonable best efforts and shall cooperate with Parent to obtain and deliver to Parent at least three (3) Business Days prior to the Closing Date an executed payoff letter with respect to the Existing Credit Agreement (the “Payoff Letter”), in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens granted in connection with the Existing Credit Agreement relating to the assets, rights and properties of the Company securing such indebtedness and the guarantees granted in connection with the Existing Credit Agreement shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released and terminated.

Section 8.13 FIRPTA. At or prior to the Closing, the Company shall deliver to Parent and Merger Subsidiary a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and Merger Subsidiary, stating that interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code and that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a written authorization for Parent and/or its Affiliate, as applicable, to provide such certificate and notice to the Internal Revenue Service on behalf of the Company.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company and Parent of the following conditions:

(a) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins, prevents, makes illegal or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement.

(b) The Company Stockholder Approval shall have been obtained.

(c) (i) All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, any of the transactions contemplated by this Agreement, shall have expired or been terminated and (ii) all consents, approvals and authorizations of Governmental Authorities set forth in Section 9.01(c) of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or (where permitted by Applicable Law) written waiver by Parent of the following conditions:

(a) (i) The representation and warranty set forth in Section 4.10(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct in all respects as of such specified time); (ii) each of the representations and warranties in (x) Section 4.05(a), (y) Section 4.05(b) and (z) the first sentence of Section 4.05(c) shall be true and correct in all respects except for any de minimis inaccuracies as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct in all respects except for any de minimis inaccuracies as of such specified time); (iii) each of the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.05(c) (other than the first sentence thereof), Section 4.06, Section 4.23 and Section 4.24 (in each case disregarding all materiality qualifications, other than Material Adverse Effect qualifications, contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct in all material respects as of such specified time); and (iv) each of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company.

(d) The Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c).

Section 9.03 Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction or (where permitted by Applicable Law) written waiver by the Company of the following conditions:

(a) (i) each of the representations and warranties of Parent and Merger Subsidiary set forth in Section 5.01 and Section 5.02 (in each case disregarding all materiality qualifications, other than Material Adverse Effect qualifications, contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time); and (ii) each of the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent and dated as of the Closing Date certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before April 19, 2023 (the “End Date”); provided that if on the End Date any of the conditions set forth in Section 9.01(c) or Section 9.01(a) shall not have been satisfied but all other conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to October 18, 2023 (the “Extension Date”), and in such case, the Extension Date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose (or whose Affiliate’s) material breach of any provision of this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by such time; or

(ii) there shall be any Applicable Law or other legal restraint or prohibition that, in each case, is in effect, has become final and nonappealable and permanently restrains, enjoins, prevents, makes illegal or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose (or whose Affiliate’s) material breach of any provision of this Agreement shall have been the primary cause of, or resulted in, any of the events specified in this Section 10.01(b)(ii) occurring; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken; or

(c) by Parent if:

(i) at any time prior to obtaining the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii) prior to obtaining the Company Stockholder Approval, there shall have been a material breach of Section 6.03 or Section 6.04; or

(iii) a breach or failure to be true of any representation or warranty of the Company set forth in Article 4 or breach or failure to perform any covenant or agreement set forth in this Agreement on the part of the Company shall have occurred such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied and cannot be cured by the Company prior to the End Date or, if capable of being cured, shall not have been cured, following receipt by the Company from Parent of written notice of such breach or failure, by the earlier to occur of (x) thirty (30) days after receipt of such notice from Parent and (y) the date that is two (2) days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(iii) if either Parent or Merger Subsidiary is then in material breach of any representation, warranty, covenant or obligation under this Agreement; or

(d) by the Company if:

(i) prior to obtaining the Company Stockholder Approval, (A) the Board of Directors has determined that an Acquisition Proposal constitutes a Superior Proposal, (B) the Company has complied with its obligations set forth in Section 6.03(b), (C) the Company, substantially concurrently with and as a condition to such termination, pays the Termination Fee payable pursuant to Section 11.04 and (D) substantially concurrently with such termination, the Company enters into a definitive agreement in respect of a Superior Proposal in accordance with Section 6.03; or

(ii) a breach or failure to be true of any representation or warranty of Parent or Merger Subsidiary set forth in Article 5 or breach or failure to perform any covenant or agreement set forth in this Agreement on the part of Parent or Merger Subsidiary shall have occurred such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied and cannot be cured by Parent or Merger Subsidiary (as applicable) prior to the End Date or, if capable of being cured, shall not have been cured, following receipt by Parent from the Company of written notice of such breach or failure, by the earlier to occur of (x) thirty (30) days after receipt of such notice from the Company and (y) the date that is two (2) days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if the Company is then in material breach of any representation, warranty, covenant or obligation under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of termination to the other party specifying the reasons for such termination.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided, that such termination shall not relieve any party for any and all liabilities and damages incurred or suffered by the other party as a result of the fraud or a Willful Breach of this Agreement by such first party; provided, further, that the provisions of Section 8.07, this Section 10.02 and Article 11 (including, for the avoidance of doubt, Section 11.04) shall survive any termination hereof pursuant to Section 10.01 and remain in full force and effect. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 11.13 in lieu of terminating this Agreement pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by facsimile or electronic mail (“e-mail”) transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

LG Chem, LTD

128, Yeoui-daero, Yeongdeungpo-gu,

Seoul, Republic of Korea

Attention: Manse Han

E-mail: manse.han@lgchem.com

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Charles K. Ruck;
Daniel E. Rees
E-mail:	Charles.Ruck@lw.com;
Daniel.Rees@lw.com

if to the Company, to:

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, Massachusetts 02108

Attention:	Michael Bailey
E-mail:	mbailey@aveooncology.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn:	Joseph B. Conahan, Esq.
E-mail:	joseph.conahan@wilmerhale.com
Facsimile:	+1 617 526 5000

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) on the next Business Day after being sent by courier or express delivery service (with confirmation of delivery), (c) if sent by facsimile or e-mail transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof or (d) if sent by facsimile or e-mail transmission after 5:00 p.m. recipient’s local time, the day following the date of transmission thereof; provided that in the case of e-mail transmission, no “bounce back” or similar message of non-delivery is received with respect thereto.

Section 11.02 Non-Survival. None of the representations, warranties, covenants or agreements contained herein or in any certificate, instrument, document or other writing delivered pursuant hereto shall survive the Effective Time, except for those covenants and agreements of the parties contained herein that by their terms expressly apply or are to be performed in whole or in part after the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval, no amendment shall be made that would require the approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay or cause to be paid to Parent in immediately available funds Twenty Million Four Hundred Thousand Dollars ($20,400,000) (the “Termination Fee”), in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 10.01(b)(i) (but in the case of termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso of Section 10.01(b)(i)) or (y) by Parent pursuant to Section 10.01(c)(iii), (B) after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement, and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)); provided that, for purposes of clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, within two (2) Business Days after the consummation of the Acquisition Proposal referred to in clause (C).

(iii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced and such Acquisition Proposal shall not have been publicly withdrawn at least two (2) Business Days prior to the Company Stockholders’ Meeting, and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (in either case, whether or not the same Acquisition Proposal referred to in clause (B)); provided that, for purposes of clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”, then the Company shall pay to Parent the Termination Fee in immediately available funds, within two (2) Business Days after the consummation of the Acquisition Proposal referred to in clause (C).

(iv) If this Agreement is terminated by (A) the Company pursuant to Section 10.01(b)(i) or (B) by either Parent or the Company pursuant to Section 10.01(b)(iii), and, in each such case of clause (A) or (B), at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 10.01(c)(i), then the Company shall pay or cause to be paid to Parent in immediately available funds the Termination Fee within two (2) Business Days after such termination.

(v) In the event that this Agreement is terminated under circumstances where the Termination Fee is due and payable and Parent or its designee, shall have received full payment of the Termination Fee pursuant to this Section 11.04(b) and any other amounts due pursuant to the second sentence of Section 11.04(c), the receipt of the Termination Fee and such other amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subsidiary, any of their respective Affiliates and Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company Related Parties arising out of, relating to, or in connection with, this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided, however, that nothing in this Section 11.04(b)(v) or Section 11.04(b)(vi) below shall limit the rights of Parent under Section 11.13 or in the case of fraud or Willful Breach.

(vi) Subject to the proviso in Section 11.04(b)(v), Parent’s right to receive payment from the Company of the Termination Fee pursuant to this Section 11.04(b) and any other amounts due pursuant to the second sentence of Section 11.04(c) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which the Termination Fee becomes due and payable, and upon payment of the Termination Fee and such other amounts, none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Merger in accordance with Section 11.13 or the payment of the Termination Fee pursuant to this Section 11.04(b), but in no event shall Parent be entitled to both (A) equitable relief ordering the Company to consummate the Merger in accordance with Section 11.13 and (B) the payment of the Termination Fee pursuant to this Section 11.04(b). Notwithstanding anything to the contrary contained herein, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, (i) the Company shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount payable pursuant to this Section 11.04 and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid pursuant to this Section 11.04 and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus five percent (5%), or such lesser rate per annum that is the maximum permitted under Applicable Law. Except as otherwise set forth in Section 2.03(c), all transfer, documentary, stamp, registration, and other similar Taxes imposed with respect to the Merger shall be borne by the Company.

Section 11.05 Disclosure Schedule. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be readily apparent on the face of such reference to a reasonable person who has read such representations and warranties (or covenants, as applicable). The inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (or covenants, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to the rights of each Indemnified Person pursuant to Section 7.02, the rights of the Company Related Parties under Section 11.04(b)(vi) and, if the Effective Time occurs, the right of the Company’s stockholders and holders of Company Equity Awards to receive the Merger Consideration pursuant to Article 2, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and that, in some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that each of Parent or Merger Subsidiary may transfer or assign its respective rights and obligations under this Agreement, in whole or, from time to time, in part, (i) to one or more of its Affiliates at any time, (ii) as collateral to any financing sources at any time, and (iii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any attempted assignment, delegation or transfer of this Agreement or any such rights or obligations in violation of the foregoing shall be void ab initio and of no effect.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Parent further irrevocably consents to process being served on it in any action or proceeding by mailing a copy thereof in the manner for delivery of notices specified in Section 11.01 to the Parent address set forth in Section 11.08 of the Parent Disclosure Schedules for the purpose of accepting service of any process in the United States. Parent agrees that such service upon receipt (x) shall be deemed in every respect effective service of process upon Parent in any such suit, action or proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to Parent. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 11.11 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in accordance with Section 11.08 (without proof of damages), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree (a) that the right of specific performance is an integral part of the transactions contemplated hereby and, without that right, neither the Company nor Parent nor Merger Subsidiary would have entered into this Agreement, (b) not to raise any objections to the granting of an injunction, specific performance or any other equitable relief on the basis that the other parties have an adequate remedy at law or equitable relief is not an appropriate remedy for any reason at law or equity, and (c) that no other party or Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

AVEO PHARMACEUTICALS, INC.

By:	/s/ Michael Bailey
Name: Michael Bailey
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

LG CHEM, LTD.

By:	/s/ Hak Cheol Shin
Name: Hak Cheol Shin
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ACACIA ACQUISITION SUB, INC.

By:	/s/ Jaywin Lee
Name: Jaywin Lee
Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVEO PHARMACEUTICALS, INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVEO PHARMACEUTICALS, INC.

ARTICLE I

The name of the corporation is AVEO Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

This Corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Corporation has authority to issue is one thousand (1,000) with a par value of $0.001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the sole member of the Board of Directors (“Board of Directors”) of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permit the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this ARTICLE VII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE VIII

Except as provided in ARTICLE VII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * *

Annex B

October 17, 2022

Board of Directors

AVEO Pharmaceuticals, Inc.

30 Winter Street

Boston, MA 02108

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of AVEO Pharmaceuticals, Inc. (the “Company”), other than LG Chem Ltd. (the “Acquiror”) and its affiliates (collectively, “Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, the Acquiror and Acacia Acquisition Sub, Inc., an indirect wholly owned subsidiary of the Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive $15.00 in cash (the “Consideration”), subject to adjustments as specified in the Agreement (as to which adjustments we express no opinion).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, including publicly available research analysts’ financial forecasts; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities, financing and prospects of the Company furnished to us by the Company, including a base case financial forecast (the “Base Case”) and an upside case financial forecast (the “Upside Case”), each of which were provided to or discussed with us by the management of the Company; (iii) reviewed information regarding the Company’s federal and state net operating losses and federal tax credits provided to or discussed with us by management of the Company; (iv) reviewed information regarding the capitalization of the Company furnished to us by the Company; (v) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iv) of this paragraph, as well as the business and prospects of the Company generally; (vi) reviewed the reported prices and trading activity for the Company Common Stock; (vii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (viii) reviewed the financial terms of certain other transactions that we deemed relevant; (ix) reviewed a draft, dated October 17, 2022, of the Agreement; (x) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and, (xi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our analysis and opinion, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any of such information). With your consent, we have also relied on the representation of the Company’s management that they are not aware of any facts of circumstances that would make any such information inaccurate or misleading. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, at your direction, we have utilized the Base Case for purposes of our opinion, and, we have assumed, at your direction, that the Base Case has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the existing products and services of the Company and the validity of, and risks associated with, the future intellectual property, products and services of the Company and the marketability, commercial viability, regulatory approval and market adoption of the Company’s current and future products or services. We have assumed, with your consent, that there will be no developments with respect to any of the foregoing that would affect our analyses or opinion. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). We are not expressing any opinion as to fair value, viability or the solvency of the Company or Parent following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreement are accurate and correct, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Acquiror or the Transaction.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. In the future, we may provide investment banking and other services to the Company or the Acquiror and may receive compensation for such services.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

/s/ MOELIS & COMPANY LLC
MOELIS & COMPANY LLC

Preliminary Proxy Card - Subject to Completion
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/AVEO
P.O. BOX 8016, CARY, NC 27512-9903	• Cast your vote online
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• Follow the simple instructions to record your vote

PHONE Call 1-866-230-6355
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MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card prior to 11:59pm Eastern Time on ______________, 2023 in the postage-paid envelope provided

AVEO Pharmaceuticals, Inc.

Special Meeting of Stockholders

For Stockholders of record as of November 18, 2022

TIME:	______, _______ __, 2023 _:__ PM, Eastern Time
PLACE:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street, 6th Floor, Boston, MA 02109

This proxy is being solicited on behalf of the Board of Directors of AVEO Pharmaceuticals, Inc.

The undersigned hereby appoints Michael Bailey and Erick Lucera (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of AVEO Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

AVEO Pharmaceuticals, Inc.

Special Meeting of Stockholders

Preliminary Proxy Card - Subject to Completion

Please make your marks like this, using a black ink pen as shown in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

        FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	FOR	YOUR VOTE AGAINST	ABSTAIN	BOARD OF DIRECTORS RECOMMENDS
1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, referred to as the “Merger Agreement”), dated as of October 18, 2022, among LG Chem, Ltd., a corporation organized and existing under the laws of the Republic of Korea (referred to as “LG Chem”), Acacia Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of LG Chem (referred to as “Merger Sub”), and AVEO, pursuant to which Merger Sub will be merged with and into AVEO, with AVEO surviving the merger as an indirect wholly owned subsidiary of LG Chem (referred to as the “Merger”);

		☐	☐	☐	FOR

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to AVEO’s named executive officers that is based on or otherwise relates to the Merger; and

		☐	☐	☐	FOR

3.

To consider and vote on a proposal to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement at the time of the special meeting (the special meeting and any adjournments or postponements thereof, referred to as the “Special Meeting”).

		☐	☐	☐	FOR

Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date